Exhibit 2.1

ACQUISITION AGREEMENT

by and among

ARRIS GROUP, INC.,

ARRIS ENTERPRISES I, INC.,

ARRIS ENTERPRISES II, INC.,

GENERAL INSTRUMENT HOLDINGS, INC.,

and

MOTOROLA MOBILITY LLC

dated as of

December 19, 2012

i

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”), dated as of December 19, 2012, is by and among ARRIS Group, Inc., a Delaware corporation (“Arris”), Arris Enterprises I, Inc., a Delaware corporation and wholly owned subsidiary of Arris (“Arris HoldCo”; Arris HoldCo and Arris are singularly and collectively referred to as the “Purchaser”), Arris Enterprises II, Inc., a Delaware corporation and wholly owned subsidiary of Arris HoldCo (“Merger Sub”), General Instrument Holdings, Inc., a Delaware corporation (“Seller”), and Motorola Mobility LLC, a Delaware limited liability company (“Guarantor”).

W I T N E S S E T H:

WHEREAS, General Instrument Corporation, a Delaware corporation (the “Company”) and a wholly owned subsidiary of Seller, beneficially owns and operates (directly and through the Company Subsidiaries) the Business;

WHEREAS, from and after the date hereof, Seller will complete the Internal Restructuring (as defined below) as provided in Section 6.10 of this Agreement and such that, upon such completion, (i) the Company will not have any right, title or interest in and to the Excluded Assets and (ii) in addition to the right, title and interest in and to the assets (other than the Excluded Assets) that the Company has as of the date hereof, the Company or a Company Subsidiary (as defined below) will have the right, title and interest in and to the Included Assets and will have assumed the Liabilities relating to the Included Assets;

WHEREAS, at the Merger Effective Time, Arris, Arris HoldCo and Merger Sub intend to effect the Merger (as defined herein);

WHEREAS, at the Closing, Seller intends to effect the Seller Contribution (as defined herein); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Seller Contribution and the Merger (together, the “Exchanges”), taken together, shall qualify as an “exchange” governed by the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accounting Arbitrator” has the meaning specified in Section 3.05(d).

“Action” means any claim (including for indemnification), demand, investigation, litigation, action, cause of action, suit, audit, hearing, binding arbitration or proceeding.

“Affiliate” means, with respect to any specified Person, any other Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Agreement” has the meaning specified in the Preamble.

“Ancillary Agreements” means the Transition Services Agreement, the Trademark License Agreement, the Intellectual Property License Agreement, the Registration Rights Agreement, the Limited Guaranty and the Paying Agent Agreement.

“Arris” has the meaning specified in the Preamble.

“Arris HoldCo” has the meaning specified in the Preamble.

“Arris HoldCo Common Stock” has the meaning specified in Section 2.08.

“Assumed Benefit Plan” has the meaning specified in Section 4.13.

“Audited Financial Statements” has the meaning specified in Section 4.07(a).

“Balance Sheet Date” has the meaning specified in Section 4.07.

“Base Cash Consideration” has the meaning specified in Section 3.02(a)(i).

“Base Stock Consideration” has the meaning specified in Section 3.02(a)(ii).

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including each bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, welfare, fringe benefit or other employee benefit plan, program, policy, practice, arrangement, agreement, fund or commitment, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement; provided that “multiemployer plans” (within the meaning of Section 4001(a)(3) of ERISA), standard-form employment agreements outside the United States with notice periods of 180 days or less, governmental statutory benefit plans and plans, programs, policies, or agreements required to be maintained by applicable non-U.S. Law shall not be considered Benefit Plans for any purpose under this Agreement.

“Business” means the Motorola Home business, to the extent currently operated or contemplated to be operated (but, with respect to the Business contemplated to be operated, not including any assets, properties or rights that are not currently held by the Company, the Company Subsidiaries or Seller) by Seller, the Company or the Company Subsidiaries, consisting of (i) the provision of the Services and (ii) the design, manufacture, distribution and sale of Products, in each case excluding the Overhead and Shared Services.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Cap” has the meaning set forth in Section 11.01(c)(iv).

“Cash and Cash Equivalents” means “cash and cash equivalents” and “short-term investments” as such terms are used in the Financial Statements.

“Cash Consideration” has the meaning specified in Section 3.02(a).

“Cessation of Restrictions Date” has the meaning specified in Section 6.16.

“Claim Notice” has the meaning specified in Section 11.02(a).

“Clawback Amount” has the meaning specified in Section 3.06(d).

“Closing” has the meaning specified in Section 3.03.

“Closing Accounts Receivable” has the meaning specified in Section 3.02(b) of the Seller Disclosure Schedule.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Employees” has the meaning specified in Section 7.01(a).

“Closing Net Indebtedness” means, as of immediately before the effective time of the Closing (as set forth in Section 3.03), the amount (which may be positive or negative), equal to the difference of (a) the aggregate amount of all Cash and Cash Equivalents held by the Company or any Company Subsidiary as of such time (provided that, for purposes of determining Cash and Cash Equivalents under this clause (a), the maximum amount of Cash and Cash Equivalents held outside the United States shall be the amount obtained by subtracting (i) the amount, if any, by which the Cash and Cash Equivalents held in Taiwan as of immediately before the effective time of the Closing is exceeded by the amount accrued for unfunded pension liability in Taiwan on the consolidated balance sheet of the Company (prepared in a manner consistent with the Unaudited Financial Statements), as of the Closing Date, from (ii) $65,000,000), minus (b) the aggregate amount as of such time, without double counting, of (i) all outstanding indebtedness for borrowed money owed to third parties by the Company or any Company Subsidiary, plus (ii) accrued interest payable with respect to such indebtedness referred to in clause (i), plus (iii) either (A) all prepayment premiums, penalties, breakage costs and “make whole amounts” required to be paid if all amounts under clauses (i) and (ii) were prepaid in full at such time or (B) to the extent any amount under clause (i) or (ii) cannot be repaid at such time (e.g., as a result of an advance notice requirement), all interest on and other accretion of such amounts under clauses (i) and (ii) that occurs between such time and the earliest time that such repayment may be made and all amounts under clause (iii)(A) that are required to be paid upon such repayment, plus (iv) the accruals for the Business as of the Closing Date of the accounts described on Section I of the Seller Disclosure Schedule.

“Closing Statement” has the meaning specified in Section 3.05(a).

“Closing Working Capital” has the meaning specified in Section 3.05(a).

“Closing Working Capital (Excluding Accounts Receivable)” has the meaning specified in Section 3.02(b) of the Seller Disclosure Schedule.

“Code” has the meaning specified in the Recitals.

“Company” has the meaning specified in the Recitals.

“Company Intellectual Property” has the meaning specified in Section 4.18(a).

“Company Policies” has the meaning specified in Section 4.20.

“Company Subsidiary” has the meaning specified in Section 4.06.

“Confidentiality Agreement” has the meaning specified in Section 6.03(a).

“Consent” has the meaning specified in Section 4.03(a).

“Contract” means any written contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment or similar binding arrangement or understanding, in each case as amended or supplemented from time to time.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled” and “Controls” shall have a correlative meaning.

“Convertible Notes” means the 2% Convertible Senior Notes due 2026 of Purchaser.

“Cost Share Litigation” has the meaning specified on Section 1.01(a) of the Seller Disclosure Schedule.

“Cost Share Patents” has the meaning specified on Section 1.01(a) of the Seller Disclosure Schedule.

“Cost Share Patent Holders” has the meaning specified on Section 1.01(a) of the Seller Disclosure Schedule.

“Current Employees” has the meaning specified in Section 7.01(a).

“Current Products” has the meaning specified in Section 11.01(b)(i).

“Debt Financing” has the meaning specified in Section 5.07(a).

“Debt Financing Commitment” has the meaning specified in Section 5.07(a).

“Deductible” has the meaning set forth in Section 11.01(c)(ii).

“DGCL” means the General Corporation Law of the State of Delaware.

“Direct Claim” has the meaning specified in Section 11.02(a).

“Disagreement Notice” has the meaning specified in Section 3.05(c).

“Employee” means any individual who, as of the applicable date of determination, is exclusively or primarily engaged in the Business, as determined by Seller, and listed on Section 7.01(a)(1) of the Seller Disclosure Schedule.

“Employee Transfers” means any modification to Section 7.01(a)(1) of the Seller Disclosure Schedule made by Seller between the date hereof and the Closing Date as contemplated by Section 7.01(a)(2) of the Seller Disclosure Schedule.

“Environmental Claim” has the meaning specified in Section 11.01(b)(vii).

“Environmental Law” means any applicable Law or common law relating to pollution or protection of the environment or natural resources.

“Environmental Permits” has the meaning specified in Section 4.15(a).

“Equipment” means all equipment, computers (including personal computers), furniture, fixtures, machinery, supplies, tools, vehicles and telecommunications, manufacturing and other equipment and other interests in tangible personal property, excluding in all cases any Intellectual Property covering, embodied in or connected to any of the foregoing.

“Equity Commitment” has the meaning specified in Section 3.06(a).

“Equity Investor” has the meaning specified in Section 3.06(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any “person” (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Sections 414(b), (c), (m), (o) or (t) of the Code which includes Seller, the Company or any Company Subsidiary.

“Estimated Cash Consideration” has the meaning specified in Section 3.02(d).

“Estimated Closing Accounts Receivable” has the meaning specified in Section 3.02(c).

“Estimated Closing Net Indebtedness” has the meaning specified in Section 3.02(c).

“Estimated Closing Working Capital (Excluding Accounts Receivable)” has the meaning specified in Section 3.02(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules, regulations, schedules and forms thereunder.

“Exchanges” has the meaning specified in the Recitals.

“Excluded Assets” means (i) the Excluded Entity Interests, (ii) any Registered Intellectual Property other than Registered Company Intellectual Property, and (iii) the assets, properties and rights set forth on Section 1.01(b) of the Seller Disclosure Schedule.

“Excluded Entity Interests” means all of the equity interests in each of the entities (such entities, the “Excluded Entities”) set forth on Section 1.01(c) of the Seller Disclosure Schedule.

“Extraordinary Matter” means (i) any merger, consolidation, share exchange, recapitalization, or other business combination, in each case as a result of which the holders of the common stock of Purchaser immediately prior to the consummation of such transaction would cease to own at least a majority of the outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company), (ii) any liquidation, dissolution or sale of all or substantially all of the assets of Purchaser, (iii) any general assignment by Purchaser for the benefit of creditors, or (iv) any proceeding instituted by or against Purchaser or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property).

“Financial Statements” has the meaning specified in Section 4.07.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing Commitment (including, for the avoidance of doubt, any alternative debt financings pursuant to Section 6.11) in connection with the transactions contemplated hereby, including the parties named in Section 5.07(a) and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

“Former Employee” means any individual formerly employed by the Company or any of the Company’s Subsidiaries in connection with the operation of the Business.

“Governmental Authority” means any U.S. or foreign national, federal, state, provincial or local authority, court, government or self-regulatory organization (including any stock exchange), commission, tribunal or organization, or any regulatory agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any decision, ruling, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantor” has the meaning specified in the Preamble.

“Hazardous Materials” means (a) toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous materials, including (b) petroleum, petroleum products, chemical waste, asbestos in any form that is friable or polychlorinated biphenyls and (c) any chemical, material or other substance to the extent regulated as hazardous or as a pollutant, contaminant or waste under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, each as amended from time to time.

“Included Assets” means the assets, properties and rights set forth on Section 1.01(d) of the Seller Disclosure Schedule.

“Indemnified Guarantees” has the meaning specified in Section 6.06(c).

“Indemnified Party” has the meaning specified in Section 11.02(a).

“Indemnifying Party” has the meaning specified in Section 11.02(a).

“Inside Tax Basis” means, for the Company and each Company Subsidiary that is a U.S. person under Section 7701(a)(30) of the Code, the aggregate gross Tax basis in the assets of such Company and Company Subsidiaries, including any investments in foreign subsidiaries, taking into account the Internal Restructuring as applicable.

“Intellectual Property” means all proprietary and intellectual property rights, in any jurisdiction, including (a) inventor’s certificates and invention disclosures, (b) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (“Patents”); (c) trademarks, domain names, service marks, brand names, certification marks, trade dress, logos, trade names, corporate names and other indications of origin, together with the goodwill associated therewith (“Trademarks”); (d) original works of authorship, copyrights, and rights equivalent thereto; (e) trade secrets, know-how and confidential business information; (f) computer software, including programs applications, source and object codes, data bases and documentation related to the foregoing; and (g) all applications to register, registrations and renewals or extensions of the foregoing.

“Intellectual Property License Agreement” means the intellectual property license agreement to be executed by the parties thereto on the Closing Date in the form of Section F of the Seller Disclosure Schedule.

“Internal Restructuring” means the steps to be taken by Seller and its Subsidiaries in accordance with Section 6.10 to effect (i) the transfer of the Excluded Assets and all corresponding Liabilities from the Company or the Company Subsidiaries to Seller or its Affiliates (other than the Company and the Company Subsidiaries), and (ii) the transfer of the Included Assets and all corresponding Liabilities from Seller or its Affiliates to the Company or the Company Subsidiaries.

“Inventory” means all inventory of the Business that would constitute “inventory” as such term is used in the Financial Statements and all inventories of raw materials, work-in-process, finished goods, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto that, in each of the foregoing cases, are held at, or are in transit from or to, the facilities of the Business, or located at customers’ premises on consignment from the Business.

“JV” has the meaning specified in Section 6.07(d).

“JV Agreement” has the meaning specified in Section 6.07(d).

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of any of the individuals listed in Section 1.01(e) of the Seller Disclosure Schedule.

“Labor Contracts” has the meaning specified in Section 4.14(a).

“Labor Organization” has the meaning specified in Section 4.14(a).

“Law” means any law (including common law), statute, treaty, ordinance, regulation, code or other rule enacted or promulgated by any Governmental Authority, including any Governmental Order.

“Leased Real Property” has the meaning specified in Section 4.12(c).

“Leave Employees” has the meaning specified in Section 7.01(a).

“Liabilities” means debts, liabilities and obligations (including guarantees and other forms of credit support) of any nature whatsoever, whether accrued or unaccrued or fixed, absolute or contingent, asserted or unasserted, known or unknown, matured or unmatured, on- or off-balance sheet, including those arising under any Law or Action and those arising under any Contract, agreement, arrangement, commitment or undertaking or otherwise.

“Lien” means any mortgage, pledge, security interest, irrevocable proxy, lien, charge, or encumbrance of any kind.

“Limited Guaranty” means the limited guaranty to be executed by the parties thereto on the Closing Date in the form of Section J of the Seller Disclosure Schedule.

“Marketing Period” means the first period of twenty-one (21) consecutive days commencing on the first day on which: (a) Purchaser shall have received the Required Financial Information that Seller is required to provide to Purchaser pursuant to Section 6.11(b); and (b) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.02 (other than Section 9.02(c), Section 9.02(d), Section 9.02(e) and, only to the extent relating to Section 6.11, Section 9.02(b)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty-one (21) consecutive day period (it being understood that if Seller in good faith reasonably believes that the conditions in clauses (a) and (b) hereof have been satisfied and delivers to Purchaser a written notice to this effect, then the Marketing Period shall be deemed to have commenced on the date of such notice (subject to all of the provisos below) unless, as of the date of the delivery of such notice, Purchaser in good faith reasonably believes that one or more conditions in clauses (a) or (b) hereof have not been satisfied and, within three (3) Business Days of such receipt, delivers a written notice to Seller to that effect (stating with specificity which Required Financial Information has not been delivered by Seller or which elements of the conditions in clause (b) have not been satisfied); provided, that the Marketing Period shall commence no earlier than the later of (x) January 15, 2013 and (y) five (5) Business Days following the date hereof; provided, further, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such twenty-one (21) consecutive day period, (i) KPMG LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Required Financial Information (in which case the Marketing Period shall not be deemed to commence until a new audit opinion is issued with respect to the consolidated financial statements of the Business for the applicable periods by an independent public accounting firm), (ii) the financial statements included in the Required Financial Information that are available to Purchaser on the first day of any such twenty-one (21) consecutive day period do not qualify, as a result of the staleness criteria set forth in the definition of “Required Financial Information,” as Required Financial Information on any day during such twenty-one (21) consecutive day period (in which case the Marketing Period shall not be deemed to commence until the receipt by Purchaser of updated Required Financial Information that satisfy such staleness criteria through the last day of such new twenty-one (21) consecutive day period), or (iii) Parent shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or publicly announced that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the Required Financial Information have been amended or Seller has determined that no restatement shall be required; provided, further, that the Marketing Period shall end on any earlier date on which (x) the Debt Financing is consummated or (y) either (A) the definitive documentation for the term loan facility contemplated by the Debt Financing Commitment has been executed or (B) there is agreement in writing with the Financing Sources on a final form of such definitive documentation and syndication of the term loan facility contemplated by the Debt Financing Commitment has been completed.

“Material Adverse Effect” means any event, change, circumstance or effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or financial condition of the Business, taken as a whole, but in each case shall not include the effect of events, changes, circumstances and effects relating to (a) the industries and markets in which the Business operates, (b) macroeconomic factors, exchange rates, interest rates or general financial, credit, debt or capital market conditions (including changes in interest or exchange rates), (c) earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of nature, (d) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions, (e) changes in Law, U.S. GAAP or official interpretations of the foregoing, (f) compliance with this Agreement or the Ancillary Agreements or any action taken or omitted to be taken by Seller, the Company or any of their respective

Subsidiaries at the written request of, or with the prior written consent of, Purchaser that none of Seller, the Company or their respective Subsidiaries is obligated to take, or omit from taking, pursuant to this Agreement or the Ancillary Agreements, (g) the transactions contemplated hereby or any announcement or pendency of this Agreement or any Ancillary Agreements or the identity of Purchaser or any of its Affiliates (including, for the avoidance of doubt, any reaction to such announcement or pendency from employees, suppliers, customers, distributors or other Persons with business relationships with the Company or any of the Company Subsidiaries) (it being understood that solely with respect to the representations and warranties set forth in clause (D) of Section 4.03, the exception set forth in this clause (g) shall not apply), (h) any failure by the Business, the Company or any of the Company Subsidiaries to meet projections, budgets, forecasts or estimates (it being understood that this clause (h) shall not prevent any event, change, circumstance or effect that may have contributed to such failure from independently constituting or contributing to a breach of a representation or warranty), (i) any breach by Purchaser of this Agreement, (j) any information in the Seller Disclosure Schedule that is reasonably apparent on its face to be applicable to the representations and warranties of the Company set forth in Section 4.08(b) or (k) the Retained Liabilities, the Specified Retained Litigation or the Excluded Assets; except, in the case of the foregoing clauses (a)-(e), to the extent such event, change, circumstance or effect disproportionately impacts the Business (taken as a whole) relative to other businesses in the markets or industries in which the Company or any Company Subsidiary operates.

“Material Contracts” has the meaning specified in Section 4.16(a).

“Merger” has the meaning specified in Section 2.01(a).

“Merger Sub” has the meaning specified in the Preamble.

“Merger Effective Time” has the meaning specified in Section 2.01(b).

“Non-U.S. Transferred Employee” means any Transferred Employee who is not a U.S. Transferred Employee.

“Overhead and Shared Services” means ancillary corporate or shared services provided to or in support of the Business by Parent, Guarantor or Seller that are general corporate or other overhead services or provided to both the Business and other businesses of Seller and its Subsidiaries, including access to hardware and software related to research and development services and other general corporate or overhead functions, travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, procurement activities, computer hardware and software services, fleet services, energy/utilities services, select commodity and raw materials arrangements, procurement, sales and marketing services, treasury and cash processing services, public relations, legal and risk management (including insurance) services (including workers’ compensation), executive office expense, public relations, legal services management, payroll services, payment services, information technology and telecommunications services, consolidation and technical accounting, tax services, accounting and internal audit services, employee benefits services, credit, billing, collections, accounts receivable and accounts payable services, freight, logistics and expediter services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software used in connection therewith.

“Owned Real Property” has the meaning specified in Section 4.12(d).

“Parent” means Google Inc.

“Parent Indemnitees” has the meaning specified in Section 6.06(c).

“Paying Agent” has the meaning specified in Section 6.08(c).

“Paying Agent Agreement” has the meaning specified in Section 6.08(c).

“Per Share Price” means $14.11.

“Permits” means any consent, approval, authorization, license, registration or permit of any Governmental Authority.

“Permitted Liens” means the following Liens: (a) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP in the financial statements of the Business; (b) statutory Liens of landlords and Liens of carriers, warehousemen, workmen, repairmen, mechanics, materialmen and other Liens arising by operation of Law in the ordinary course of business; (c) Liens or security interests that arise or are incurred in the ordinary course of the Business relating to obligations not yet due or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP in the financial statements of the Business; (d) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds, and other obligations of a similar nature, in each case in the ordinary course of business; (f) zoning, entitlement, building and other similar land use regulations, variances, and restrictions, and any other customary covenants and conditions, defects of title, easements, encroachments, rights-of-way, restrictions and other similar charges or encumbrances that do not interfere with the ordinary conduct of the Business; (g) Liens that will be released prior to or as of the Closing; (h) non-exclusive licenses or other grants of rights to Intellectual Property (including by means of covenants not to sue), other than those required to be listed pursuant to Section 4.16(xi); (i) promises, declarations and commitments concerning the Company Intellectual Property, including obligations to license on fair, reasonable or non-discriminatory terms, made by Seller or its Affiliates to, or otherwise binding upon Seller or its Affiliates in connection with the standard-setting bodies, industry groups or consortia (or their members or implementers of their standards or specifications) that are set forth in Section 1.01(f) of the Seller Disclosure Schedule; (j) Liens arising under any of the Transaction Documents; and (k) any other Liens listed in Section 1.01(f) of the Seller Disclosure Schedule.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Products” means those products listed on Section C of the Seller Disclosure Schedule.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser 401(k) Plan” has the meaning specified in Section 7.01(k).

“Purchaser Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Arris or any of its Affiliates or with respect to which Arris or any of its Affiliates is a party or has any liability to and in which any Transferred Employee, or any beneficiary thereof, is or becomes eligible to participate or derive a benefit.

“Purchaser Equity Securities” has the meaning specified in Section 6.01(b)(i).

“Purchaser Financial Advisor” has the meaning specified in Section 5.06.

“Purchaser Financial Statements” has the meaning specified in Section 5.09(a).

“Purchaser Fundamental Representations” has the meaning specified in Section 11.01(e).

“Purchaser Indemnified Persons” has the meaning specified in Section 11.01(a).

“Purchaser MAE” means any event, change, circumstance or effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or financial condition of Purchaser, taken as a whole, but in each case shall not include the effect of events, changes, circumstances and effects relating to (a) the industries and markets in which Purchaser operates, (b) macroeconomic factors, exchange rates, interest rates or general financial, credit, debt or capital market conditions (including changes in interest or exchange rates), (c) earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of nature, (d) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions, (e) changes in Law, U.S. GAAP or official interpretations of the foregoing, (f) compliance with this Agreement or the Ancillary Agreements or any action taken or omitted to be taken by Purchaser at the written request of, or with the prior written consent of, Seller that Purchaser is not obligated to take, or omit from taking, pursuant to this Agreement or the Ancillary Agreements, (g) the transactions contemplated hereby or any announcement or pendency of this Agreement or any Ancillary Agreements (including, for the avoidance of doubt, any reaction to such announcement or pendency from employees, suppliers, customers, distributors or other Persons with business relationships with Purchaser) (it being understood that solely with respect to the representations and warranties set forth in clause (D) of Section 5.03, the exception set forth in this clause (g) shall not apply), (h) any failure by Purchaser to meet projections, budgets, forecasts or estimates (it being understood that this clause (h) shall not prevent any event, change, circumstance or effect that may have contributed to such failure from independently constituting or contributing to a breach of a representation or warranty), or (i) any breach by Seller of this Agreement; except, in the case of the foregoing clauses (a)-(e), to the extent such event, change circumstance or effect disproportionately impacts Purchaser relative to other companies in the markets or industries in which Purchaser operates.

“Purchaser Stock Exchange” means the NASDAQ Stock Market or any other national securities exchange on which Purchaser Stock is listed from time to time.

“Purchaser Subsidiary Securities” has the meaning specified in Section 5.10(c).

“Purchaser Termination Fee” has the meaning specified in Section 10.02(b).

“Real Property Leases” has the meaning specified in Section 4.12(c).

“Redesign Patents” has the meaning specified on Section 1.01(a) of the Seller Disclosure Schedule.

“Registered Company Intellectual Property” has the meaning specified in Section 4.18(b).

“Registered Intellectual Property” means any Intellectual Property that is subject to any registration or application to register such Intellectual Property.

“Registration Rights Agreement” means the registration rights agreement to be executed by the parties thereto on the Closing Date in the form of Section H of the Seller Disclosure Schedule.

“Regulatory Termination Fee” has the meaning specified in Section 10.02(c).

“Related Party” and “Related Parties” have the meanings specified in Section 10.02(f).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment.

“Required Financial Information” means, (1) with respect to the financial statements included in the Required Financial Information, (a) if the then-current date is on or before February 28, 2013, the Audited Financial Statements and the Unaudited Financial Statements, (b) if the then-current date is after February 28, 2013, and on or before March 29, 2013, the Audited Financial Statements and the unaudited statements of income and cash flows for the period ended December 31, 2012, together with a corresponding unaudited balance sheet as of December 31, 2012, and (c) if the then current date is on or after March 30, 2013, the Audited Financial Statements and audited statements of income and cash flows for the period ended December 31, 2012, together with a corresponding audited balance sheet as of December

31, 2012, and (2) such other pertinent and customary information regarding the Business typically included in a confidential bank information memorandum, including financial information necessary for Purchaser to prepare pro forma financial information and other customary business, financial and statistical data (but in no event will such information and data under this clause (2) include financial statements for the Business other than those required under clause (1) or any information or data beyond that contained in the Confidential Information Memorandum reviewed by Purchaser in advance of executing this Agreement other than reasonable and customary updates of such information and data that are not unduly burdensome for the Seller to prepare and deliver).

“Restricted Employee” has the meaning set forth in Section 6.15.

“Restricted Financing Commitment Amendments” has the meaning specified in Section 6.11(a).

“Retained Liabilities” means the following Liabilities of Seller and its Subsidiaries:

(a)	any Liabilities of Seller or its Subsidiaries to the extent relating to the Excluded Assets;

(b)	Liabilities of Seller and its Subsidiaries (other than the Company and the Company Subsidiaries) arising under this Agreement and the Ancillary Agreements; and

(c)	the Specified Retained Litigation.

“Sarbanes-Oxley Act” has the meaning specified in Section 5.09(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning specified in Section 5.09(a).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules, regulations, schedules and forms thereunder.

“Seller” has the meaning specified in the Preamble.

“Seller 401(k) Plan” has the meaning specified in Section 7.01(k).

“Seller Benefit Plan” means each Benefit Plan entered into, maintained, sponsored or contributed to by Seller or any of its Affiliates or to which Seller or any of its Affiliates has any obligation to contribute, or with respect to which Seller or any of its Affiliates has any liability, direct or indirect, contingent or otherwise (including a liability arising out of an indemnification, guarantee, hold harmless or similar agreement), in each case with respect to any Employee or Former Employee or to any beneficiary or dependant thereof.

“Seller Contribution” means the contribution to the capital of Arris HoldCo of all of the Shares free and clear of all Liens, except for any Lien created by or through Purchaser or any of its Affiliates or any Lien arising under the Securities Act, solely in exchange for the Stock Consideration and the Cash Consideration described in Section 3.02(a) (and as may be adjusted pursuant to this Agreement).

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser on the date hereof.

“Seller Fundamental Representations” has the meaning specified in Section 11.01(c)(i).

“Seller Indemnified Persons” has the meaning specified in Section 11.01(d).

“Seller Policies” has the meaning specified in Section 4.20.

“Services” means those services listed on Section C of the Seller Disclosure Schedule.

“Settled Matter” has the meaning specified on Section 1.01(a) of the Seller Disclosure Schedule.

“Shared Contract” has the meaning specified in Section 6.13.

“Shared Contract Allocation” has the meaning specified in Section 6.13.

“Shares” means all of the issued and outstanding common shares of the Company.

“Site” means any Owned Real Property or Leased Real Property.

“Specified Products” has the meaning set forth in Section 11.01(b)(i).

“Specified Retained Litigation” has the meaning specified on Section 1.01(a) of the Seller Disclosure Schedule.

“Specified Retained Litigation Damages” has the meaning specified in Section 11.01(b).

“Specified Retained Litigation Patents” has the meaning specified on Section 1.01(a) of the Seller Disclosure Schedule.

“Spin-Off Tax Agreement” means that certain tax sharing agreement dated as of July 31, 2010, among Motorola Mobility Holdings, Inc. and Motorola Solutions, Inc., entered into in connection with the spin-off of Motorola Mobility Holdings, Inc. from Motorola Solutions, Inc. on January 4, 2011.

“Stock Consideration” has the meaning specified in Section 3.02(a)(ii).

“Straddle Period” has the meaning specified in Section 11.07(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Surviving Corporation” has the meaning specified in Section 2.01(a).

“Target Working Capital (Excluding Accounts Receivables)” has the meaning specified in Section 3.02(b) of the Seller Disclosure Schedule.

“Target Accounts Receivables” has the meaning specified in Section 3.02(b) of the Seller Disclosure Schedule.

“Tax” or “Taxes” means any and all taxes, charges (including customs duties or fines), fees, levies, imposts, duties or other assessments of any kind whatsoever, imposed by or payable to any federal, state, provincial, local, or foreign tax authority, including any gross income, net income, alternative or add-on minimum, franchise, profits or excess profits, gross receipts, estimated, capital, goods, services, documentary, use, transfer, ad valorem, business rates, value added, sales, customs, real or personal property, capital stock, license, payroll, withholding or back-up withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, occupancy, transfer, gains and environmental taxes, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Tax Asset” has the meaning specified in Section 8.03(d).

“Tax Controversy” has the meaning specified in Section 11.07(e)(i).

“Tax Indemnified Party” has the meaning specified in Section 11.07(e)(i).

“Tax Indemnifying Party” has the meaning specified in Section 11.07(e)(i).

“Tax Returns” means all returns, reports (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) and other information supplied to or required to be supplied to a Taxing Authority relating to Taxes, including all attachments thereto and any amendments or supplements thereof.

“Taxing Authority” means any Governmental Authority having authority with respect to Taxes.

“Termination Date” has the meaning specified in Section 10.01(b).

“Tessera” has the meaning specified in Section 6.07(c).

“Tessera Agreement” has the meaning specified in Section 6.07(c).

“Third-Party Claim” has the meaning specified in Section 11.02(a).

“Top Customers” has the meaning specified in Section 4.21.

“Top Suppliers” has the meaning specified in Section 4.22.

“Trademark License Agreement” means the trademark license agreement to be executed by the parties thereto on the Closing Date in the form of Section D of the Seller Disclosure Schedule.

“Transaction Documents” means this Agreement, the Ancillary Agreements and any certificate or other document delivered by any party hereto or thereto in connection herewith or therewith.

“Transfer Date” has the meaning specified in Section 7.01(a).

“Transfer Taxes” mean all transfer, goods, services, sales, use, documentary, value-added, customs, stamp, registration, excise, recording, license and all other similar Taxes or other like charges, together with interest, penalties or additional amounts imposed with respect thereto.

“Transferred Employee” has the meaning specified in Section 7.01(a).

“Transition Committee” has the meaning specified in Section 6.10(b).

“Transition Services Agreement” means the Transition Services Agreement between Seller and Purchaser in the form of Section B of the Seller Disclosure Schedule.

“Unaudited Financial Statements” has the meaning specified in Section 4.07.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Transferred Employee” shall mean any Transferred Employee who is principally employed in the United States of America as of the Closing Date (or, if applicable, such later date that such Transferred Employee commences employment with Purchaser or any of its Affiliates in accordance with the terms of this Agreement).

“WARN Act” has the meaning specified in Section 4.14(c).

“Workers Compensation Event” has the meaning specified in Section 7.01(f).

SECTION 1.02. Terms Generally. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires, (b) the term “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, and (d) the symbol “$” or term “dollars” shall mean the lawful currency of the United States of America.

ARTICLE II

THE MERGER

SECTION 2.01. The Merger.

(a) At the Merger Effective Time, Merger Sub shall be merged with and into Arris (the “Merger”) in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and Arris shall be the surviving corporation (the “Surviving Corporation”).

(b) Not later than one full day prior to the Closing Date, Arris shall file a certificate of merger in accordance with Section 251(g) of the DGCL with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the Merger Effective Time. As used herein, the term “Merger Effective Time” means the time at which the certificate of merger is filed (or at any other time indicated therein and mutually agreed by Arris and Seller).

SECTION 2.02. Certificate of Incorporation and By-laws of Arris HoldCo. The Certificate of Incorporation and By-laws of Arris HoldCo immediately following the Merger Effective Time shall become or remain identical to the Certificate of Incorporation, as amended, and By-laws of Arris.

SECTION 2.03. Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of Arris, as amended and in effect at the Merger Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the provisions thereof and applicable Law.

SECTION 2.04. By-laws of the Surviving Corporation. The By-laws of Arris, as amended and in effect at the Merger Effective Time, shall be the By-laws of the Surviving Corporation, without change or amendment until further amended in accordance with the provisions thereof and applicable Law.

SECTION 2.05. Directors and Officers of Arris HoldCo. From and after the Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors and officers of Arris immediately prior to the Merger Effective Time shall become or remain the directors and officers of Arris HoldCo.

SECTION 2.06. Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the directors and officers of the Surviving Corporation.

SECTION 2.07. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Merger Sub such deeds and other instruments, and there shall be taken or caused to be taken by it such further actions, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Merger Sub, and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Merger Sub or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

SECTION 2.08. Common Stock of Arris. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, $0.01 par value per share, of Arris outstanding immediately prior thereto shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value per share, of Arris HoldCo (“Arris HoldCo Common Stock”). The conversion of these shares will occur by virtue of the Merger and without an exchange of certificates, and each certificate representing shares of Common Stock of Arris issued and outstanding immediately prior to the Merger will, upon completion of the Merger, represent shares of common stock of Arris HoldCo.

SECTION 2.09. Continued Listing of Purchaser Common Stock. At least 15 calendar days prior to the Merger Effective Time, Arris will file with the Purchaser Stock Exchange any appropriate forms (and pay in full all fees relating thereto) required under the NASDAQ Stock Market Rules in order to effect a “Substitution Listing Event” (as such term is defined in Rule 5005(a)(40) of the NASDAQ Stock Market Rules) such that the common stock of Arris HoldCo will be traded on the Purchaser Stock Exchange as of the Merger Effective Time.

ARTICLE III

SALE AND PURCHASE OF THE SHARES; CLOSING

SECTION 3.01. Seller Contribution. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall make the Seller Contribution.

SECTION 3.02. Consideration.

(a) Subject to the terms and conditions of this Agreement, in consideration of the Seller Contribution under Section 3.01, Arris HoldCo shall: (i) transfer to Seller an amount of cash equal to the sum of $2,050,000,000 plus the aggregate amount, if any, owing as of the Closing to Seller under Section 11.01(b)(iii)(C) (the “Base Cash Consideration”) and (ii) deliver to Seller 21,267,000 shares of Arris HoldCo Common Stock, free and clear of all Liens except for any Lien created by or through Seller or any of its Affiliates or any Lien arising under the Securities Act or any applicable securities Laws (the “Base Stock Consideration”); provided, that the Base Cash Consideration shall be adjusted pursuant to Section 3.02(b) and may be adjusted pursuant to Section 3.06 (as so adjusted, the “Cash Consideration”) and the Base Stock Consideration may be adjusted pursuant to Section 3.06 (whether or not adjusted, the “Stock Consideration”).

(b) The “Cash Consideration” shall be an amount equal to the Base Cash Consideration plus (i) the amount, which may be positive or negative, equal to (A) the Closing Working Capital (Excluding Accounts Receivable) minus (B) the Estimated Closing Working Capital (Excluding Accounts Receivable), plus (ii) the amount, which may be positive or negative, equal to (A) the Closing Accounts Receivable minus (B) the Estimated Accounts Receivable and plus (iii) the amount, which may be positive or negative, equal to the Closing Net Indebtedness.

(c) For purposes of determining the amount of the Estimated Cash Consideration to be transferred by Arris HoldCo to Seller at the Closing pursuant to Section 3.04(b)(i), Seller shall prepare and deliver to Purchaser, not less than three (3) Business Days prior to the Closing Date, (i) a good faith estimate of the Closing Working Capital (Excluding Accounts Receivable) (such amount, the “Estimated Closing Working Capital (Excluding Accounts Receivable)”), (ii) a good faith estimate of the Closing Accounts Receivable (the “Estimated Closing Accounts Receivable”), (iii) a good faith estimate of the Closing Net Indebtedness (such amount, the “Estimated Closing Net Indebtedness”), and (iv) a good faith calculation of the Estimated Cash Consideration based on the foregoing estimates and the formula set forth in Section 3.02(d).

(d) As used in this Agreement, the “Estimated Cash Consideration” shall be an amount equal to the sum of (i) the Base Cash Consideration plus (ii) the amount, which may be positive or negative, equal to (A) the Estimated Closing Working Capital (Excluding Accounts Receivable) minus (B) the Target Working Capital (Excluding Accounts Receivable), plus (iii) the amount, which may be positive or negative, equal to the Estimated Closing Accounts Receivable minus the Target Accounts Receivable and plus (iv) the amount, which may be positive or negative, equal to the Estimated Closing Net Indebtedness; provided that, if the absolute value of the amount resulting from the computation in the foregoing clause (ii) is equal to or less than $10,000,000, then the amount for such clause (ii) shall be zero.

(e) If at any time during the period between the date of this Agreement and the completion of the Closing, there shall occur any change, or the record date for any change, in the outstanding shares of capital stock of Arris or Arris HoldCo as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the Stock Consideration shall be equitably adjusted to reflect such change; provided, that nothing in this Section 3.02(e) shall be construed as permitting Arris or Arris HoldCo to take any action otherwise prohibited by this Agreement.

SECTION 3.03. The Closing. Subject to the terms and conditions of this Agreement, the Seller Contribution (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, located at One Liberty Plaza, New York, New York, at 10:00 a.m., New York City time, on the third (3rd) Business Day following the first day on which there is satisfaction or waiver of all of the conditions to the obligations of the parties set forth in

Article IX (other than those conditions that are to be satisfied at Closing, but subject to the waiver or fulfillment of those conditions), unless another date or place is agreed in writing by Seller and Purchaser; provided that the Closing shall not occur earlier than one full day following the Merger Effective Time.

SECTION 3.04. Deliveries for the Closing.

(a) At the Closing, Seller shall deliver (or cause to be delivered):

(i) to Paying Agent, one or more certificates representing all the issued and outstanding Shares, each such certificate to be duly and validly endorsed in favor of Arris HoldCo or accompanied by a separate stock power duly and validly executed by Seller and otherwise sufficient to vest in Arris HoldCo legal and beneficial ownership of such Shares;

(ii) to Purchaser a counterpart of each of the Ancillary Agreements, executed by each of Seller and any of its Subsidiaries that is a party thereto, to the extent not previously delivered;

(iii) to Purchaser and Arris HoldCo a duly executed and acknowledged certificate, in form and substance acceptable to Purchaser and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code;

(iv) to Purchaser, the certificates referred to in Section 9.02(a) and Section 9.02(b); and

(v) to Purchaser, to the extent requested in writing by Purchaser no later than fifteen Business Days prior to Closing, duly signed resignations, effective as of the close of business on the Closing Date, of all directors (or Persons performing similar functions) of the Company and each Company Subsidiary.

(b) At the Closing, Arris HoldCo shall deliver:

(i) to Paying Agent, the Estimated Cash Consideration by wire transfer in immediately available funds;

(ii) to Paying Agent, the Stock Consideration, in book entry form, free and clear of all Liens other than those arising under applicable securities Laws;

(iii) to Seller, a counterpart of each of the Ancillary Agreements, executed by each of Arris, Arris HoldCo and any of their Affiliates that are a party thereto, to the extent not previously delivered; and

(iv) to Seller, the certificates referred to in Section 9.01(a) and Section 9.01(b).

(c) At the Closing, and upon written confirmation from Seller and Purchaser in accordance with the Paying Agent Agreement, Seller, Arris, and Arris HoldCo shall cause Paying Agent to deliver:

(i) to Seller, the Estimated Cash Consideration received from Arris HoldCo pursuant to Section 3.04(b)(i) by wire transfer in immediately available funds, to an account or accounts designated at least three (3) Business Days prior to the Closing Date by Seller in a written notice to Purchaser and Paying Agent;

(ii) to Seller, the Stock Consideration received from Purchaser pursuant to Section 3.04(b)(ii), in book entry form, free and clear of all Liens other than those arising under applicable securities Laws; and

(iii) to Arris HoldCo, the certificate(s) received from Seller pursuant to Section 3.04(a)(i) representing all the issued and outstanding Shares, along with the separate stock powers received from Seller pursuant to Section 3.04(a)(i).

SECTION 3.05. Cash Consideration Adjustment.

(a) Seller has prepared the attached Section E of the Seller Disclosure Schedule, which lists certain current assets and current liability accounts and certain accounting principles, methodologies and policies used in the determination of such accounts. The Estimated Cash Consideration shall be adjusted after the Closing in accordance with this Section 3.05 based upon (i) the actual Closing Net Indebtedness, (ii) the actual Closing Working Capital (Excluding Accounts Receivable) and (iii) the actual Closing Accounts Receivable (each of clause (i) and (iii) as calculated in accordance with Section E of the Seller Disclosure Schedule). For purposes hereof, the statement of the Closing Net Indebtedness, the Closing Working Capital (Excluding Accounts Receivable) and the Closing Accounts Receivable, together with the calculation of the Cash Consideration that results from the determination of such amounts, shall be referred to as the “Closing Statement.” For the avoidance of doubt, amounts included in the determination of Closing Net Indebtedness shall be excluded from the determination of the Closing Working Capital (Excluding Accounts Receivable) and Closing Accounts Receivable. The Closing Statement shall be prepared on the basis of, and using the same accounting principles, methodologies and policies, as specified in Section E and I of the Seller Disclosure Schedule and, to the extent not specified therein, as used in preparing the Financial Statements.

(b) If the Cash Consideration (as defined in Section 3.02) as finally determined in accordance with this Section 3.05 is less than the Estimated Cash Consideration, Seller shall contribute to Arris HoldCo the amount of such shortfall, and if the Cash Consideration as finally determined in accordance with this Section 3.05 is greater than the Estimated Cash Consideration, Arris HoldCo shall refund to Seller the amount of such excess, in each case by wire transfer of immediately available U.S. Dollar funds to an account designated in advance by the party entitled to receive payment pursuant to this Section 3.05(b) within three (3) Business Days after the final determination of the Cash Consideration, plus interest on the amount paid accrued from the Closing Date to the date of such payment at the prime rate as published by the Wall Street Journal, Eastern Edition, in effect on the Closing Date through the date of payment.

(c) As promptly as practicable (and, in any event, within 120 days after the Closing), Seller shall prepare and deliver to Purchaser the Closing Statement prepared in accordance with this Section 3.05. To facilitate the preparation of the Closing Statement and the resolution of any disputes arising thereunder, Purchaser and Seller will provide the other party and its accountants with reasonable access to the books, records and personnel of Seller, Purchaser, the Company, the Company Subsidiaries, including any relevant working papers, each only to the extent reasonably related to the preparation of the Closing Statement and the Disagreement Notice throughout the periods during which the Closing Statement is being prepared or evaluated and any disputes that may arise under this Section 3.05 are being resolved. If Purchaser disagrees with the determination of the Closing Statement, Purchaser shall notify Seller of such disagreement within 60 days after delivery of the Closing Statement, which notice shall set forth any such disagreement in reasonable detail (a “Disagreement Notice”). If Purchaser fails to deliver a Disagreement Notice by the end of such 60-day period, Purchaser shall be deemed to have accepted the Closing Statement delivered by Seller. Matters included in the calculations in the Closing Statement to which Purchaser does not object in the Disagreement Notice shall be deemed accepted by Purchaser and shall not be subject to further dispute or review. Purchaser and Seller shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Purchaser and Seller shall be final and binding upon Purchaser and Seller.

(d) If Purchaser and Seller are unable to resolve any disagreement as contemplated by Section 3.05(c) within 30 days after delivery by Purchaser of a Disagreement Notice, Purchaser and Seller shall jointly select a mutually acceptable third party firm, the retention of which will not give rise to present or potential future auditor independence problems for Seller, Purchaser or any of their respective Affiliates or Subsidiaries, as determined by the reasonable discretion of Seller and Purchaser, to resolve such disagreement (the firm so selected shall be referred to herein as the “Accounting Arbitrator”). Purchaser and Seller shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Closing Statement as to which Purchaser has disagreed pursuant to a Disagreement Notice and Purchaser and Seller have not resolved their disagreement. In resolving any such disagreement, the Accounting Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by Seller in the Closing Statement or by Purchaser in the Disagreement Notice or less than the lowest value for such item claimed by Seller in the Closing Statement or by Purchaser in the Disagreement Notice. Purchaser and Seller shall use commercially reasonable efforts to cause the Accounting Arbitrator to deliver to Purchaser and Seller, as promptly as practicable (and, in any event, within 90 days after the selection of the Accounting Arbitrator), a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement (such report to include a worksheet setting forth in reasonable detail all material calculations used in arriving at such resolution). Such report shall be final and binding upon Purchaser and Seller, and Purchaser and Seller agree that a judgment enforcing the report of the Accounting Arbitrator may be entered by a court having jurisdiction thereover. The fees, costs and expenses of the Accounting Arbitrator arising in connection with this Section 3.05 shall be borne one-half by Purchaser and one-half by

Seller; provided, however, that either Purchaser or Seller may instruct the Accounting Arbitrator to determine whether such party is substantially correct in all aspects of the disagreement and, if the Accounting Arbitrator so determines, such party shall pay none of the fees, costs and expenses of the Accounting Arbitrator and the other party shall pay all such fees, costs and expenses.

SECTION 3.06. Stock Consideration Adjustment.

(a) No later than January 12, 2013, Purchaser may deliver to Seller written notice that Purchaser has received one or more binding commitments (each, an “Equity Commitment”) from one or more of the Persons identified on Schedule 3.06 of the Purchaser Disclosure Schedule (each such Person delivering an Equity Commitment, an “Equity Investor”) to purchase up to 12,756,910 shares of Arris HoldCo Common Stock in the aggregate at a price per share equal to the Per Share Price, pursuant to which such Equity Investor(s) shall be obligated to purchase such shares of Arris HoldCo Common Stock subject only to customary representations and warranties relating to the delivery of such shares (and other representations and warranties as may be agreed by Purchaser and any Equity Investor provided that such Equity Investor’s Equity Commitment contains no closing condition related to such representations and warranties), the absence of any regulatory or other legal prohibition to such purchase (including the absence of the imposition by a Governmental Authority of adverse conditions as condition to permitting such purchase to occur), a maximum Clawback Amount (as defined below), and the occurrence of the Closing. Purchaser shall include with any such notice a copy of each Equity Commitment. In addition, Purchaser shall cause each Equity Commitment to provide that Purchaser shall terminate such Equity Commitment, without any liability of any kind to Purchaser, upon the receipt of a notice from Seller, to be delivered by Seller at any time before Closing in its sole discretion, or upon election at any time before Closing by Purchaser, in Purchaser’s sole discretion, if Seller or Purchaser conclude, in their respective sole discretion, that not to do so would delay Closing.

(b) The Base Stock Consideration shall be reduced by the amount of shares committed to be purchased pursuant to the Equity Commitment(s) and the Base Cash Consideration shall be increased by an amount equal to the product of the number of shares committed to be purchased pursuant to the Equity Commitment(s) and the Per Share Price.

(c) Purchaser will use its reasonable best efforts to consummate the Equity Commitment(s). Without limiting the foregoing, Purchaser shall notify Seller not later than two Business Days prior to Closing if any Equity Commitment will not be funded as of the Closing, in which case the Stock Consideration will be increased by the total number of shares in respect of which such Equity Commitment will not be funded and the Cash Consideration will be correspondingly reduced by an amount equal to the product of such total number of shares and the Per Share Price.

(d) Notwithstanding the foregoing, at any time prior to the Closing Date, Seller may elect by written notice to the Purchaser to increase the Stock Consideration by any amount up to the Base Stock Consideration (the amount of any such increase, the “Clawback Amount”) if necessary in the good faith judgment of Seller in order to preserve the tax treatment of the Exchanges as an “exchange” governed by the provisions of Section 351 of the Code. In the event of such an election, (i) the total number of shares to be purchased pursuant to the Equity Commitments shall be reduced by the Clawback Amount and (ii) the Cash Consideration, subject to any adjustments pursuant to clause (b) or (c) above, shall be reduced by an amount equal to the product of the Clawback Amount and the Per Share Price.

SECTION 3.07. Other Adjustments. If, during the period between the date hereof and the Closing any change in the common stock of Purchaser shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of stock, subdivision or other similar transaction, or any dividend of stock thereon, (i) the Base Stock Consideration shall be appropriately adjusted to eliminate the effect of such event and (ii) the number of shares of Arris HoldCo Common Stock that may be purchased by the Equity Investors pursuant to Section 3.06 shall be similarly adjusted. Without limiting the foregoing, nothing in this Section 3.07 shall be deemed to permit Purchaser to take any actions otherwise prohibited under this Agreement.

SECTION 3.08. Accounting. To the extent that, after the Closing, (a) Purchaser or any of its Affiliates receives any payment that is properly for the account of Seller or any of its Subsidiaries according to the terms of this Agreement or Seller or any of its Subsidiaries makes a required payment on behalf of the Company, Purchaser shall promptly (after the end of the financial quarter in which such payment was received or required to be made, as the case may be) pay such amount to Seller, or (b) Seller or any of its Affiliates receives any payment that is properly for the account of Purchaser or any of its Affiliates according to the terms of this Agreement or Purchaser or any of its Affiliates makes a required payment on behalf of Seller, Seller shall promptly (after the end of the financial quarter in which such payment was received or required to be made, as the case may be) pay such amount to Purchaser. All amounts due and payable under this Section 3.06 shall be due and payable by the applicable party in immediately available funds, by wire transfer to the account designated in advance by the other party and shall be treated as an adjustment to the Cash Consideration for tax purposes in accordance with the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule delivered by Seller to Purchaser simultaneously with the execution hereof, or as disclosed in the Financial Statements, Seller represents and warrants to Purchaser that all of the statements contained in this Article IV are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of Seller contained herein, disclosure in one section of the Seller Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to any other representations or warranties by Seller calling for disclosure of such information if it is reasonably apparent on the face of the Seller Disclosure Schedule that such disclosure is applicable to such representation or warranty. The inclusion of any information in any section of the Seller Disclosure Schedule or other document delivered by Seller pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever. Unless otherwise expressly specified herein, it is understood and agreed that the representations and warranties of Seller contained herein (a) are not made in respect of, and expressly do not extend to, the Retained Liabilities, Specified Retained Litigation or the Excluded Assets and the Liabilities related thereto either as of the date hereof or any other date, and (b) shall be deemed to be made in respect of, and to extend to, the Included Assets as if the Company and the Company Subsidiaries owned such Included Assets as of the date hereof.

SECTION 4.01. Organization. Each of Seller, the Company and the Company Subsidiaries (a) is a corporation or other legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing or a similar local concept, in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay Seller from performing its obligations under this Agreement and the other Transaction Documents or from consummating the transactions contemplated hereby or thereby. Seller has made available to Purchaser complete and correct copies of the organizational documents of the Company and each Company Subsidiary, each as amended, supplemented or otherwise modified through and including the date of this Agreement.

SECTION 4.02. Authorization; Due Execution; Validity. Seller has all requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, to fully perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller, and no other action on the part of Seller or its shareholders is necessary to authorize this Agreement or such Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Seller has duly executed and delivered this Agreement and will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due execution and delivery by Purchaser, this Agreement constitutes Seller’s, and each Ancillary Agreement to which Seller is, or is specified to be, a party will, after execution and delivery by Seller, constitute Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

SECTION 4.03. No Conflicts; Consents and Approvals. Subject to (a) receipt of the permits, authorizations, clearances, consents, waivers and approvals (each, a “Consent”), and the making of the filings and notifications, in each case listed in Section 4.03 of the Seller Disclosure Schedule, (b) the requirements of the HSR Act and applicable non-U.S. Laws and Governmental Authorities with respect to foreign investment and competition, and (c) the filing by Seller or Purchaser of reports under the Exchange Act and as contemplated by applicable stock exchange rules, none of (i) the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is or will be a party, (ii) the consummation by Seller of the transactions contemplated hereby or thereby, or (iii) the compliance by Seller with any of the provisions hereof or thereof, as the case may be, will:

(A) conflict with, or result in the breach of any provision of the certificate of incorporation or by-laws or other organizational documents of Seller, the Company or any of the Company Subsidiaries;

(B) require Seller, the Company or any of the Company Subsidiaries to make any filing with or notification to, or obtain any Consent from, any Governmental Authority, except as may be required solely by reason of Purchaser’s (as opposed to any third party’s) participation in the transactions contemplated by this Agreement and by the Ancillary Agreements;

(C) conflict with, violate, or result in the breach by Seller, the Company or any of the Company Subsidiaries of any applicable Law;

(D) conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require Seller, the Company or any of the Company Subsidiaries to obtain any Consent from, make any filing with or give any notice to any Person under, give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under, any Material Contract to which Seller, the Company or any of the Company Subsidiaries is a party or by which any of the assets of Seller, the Company or any of the Company Subsidiaries is bound; or

(E) result in the creation of any Lien (other than any Permitted Lien or any Lien created by or through Purchaser) upon any of the Shares or any of the assets, properties or rights of the Company or any of the Company Subsidiaries;

except, (x) in the case of (D) above, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or to prevent or materially impair or delay Seller from performing its obligations under this Agreement and the other Transaction Documents or from consummating the transactions contemplated hereby or thereby, and (y) in the case of each of (B), (C) and (E) above, as would not be material to the Business.

SECTION 4.04. Ownership and Possession of Shares. Seller is the record and beneficial owner of all of the issued and outstanding Shares and Seller will deliver to Purchaser at the Closing record and beneficial ownership of the Shares, in each case free and clear of all Liens, except for any Liens created by the Transaction Documents and Liens arising under the Securities Act or any applicable securities laws.

SECTION 4.05. Capitalization. The issued and outstanding capital stock of the Company consists exclusively of the Shares. All of the Shares are duly authorized, validly issued, fully paid and non-assessable. There are no options, rights or agreements to which any of Seller, the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock of the Company or any Company Subsidiary, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of the Company or any Company Subsidiary, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of the Company or any Company Subsidiary.

SECTION 4.06. Company Subsidiaries. Section A of the Seller Disclosure Schedule to this Agreement contains a list of all of the direct and indirect Subsidiaries of the Company (the “Company Subsidiaries” and each, a “Company Subsidiary”, it being understood that (i) the entities marked with an asterisk (*) in Section A of the Seller Disclosure Schedule shall be Excluded Entities for purposes of the Internal Restructuring and shall not be “Company Subsidiaries” at Closing and (ii) the entities marked with two asterisks (**) in Section A of the Seller Disclosure Schedule are Included Entities that are not “Company Subsidiaries” as of the date hereof) and the jurisdiction of organization for each Company Subsidiary. All of the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company, free and clear of all Liens and is duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Section 4.06 of the Seller Disclosure Schedule, neither the Company nor any of the Company Subsidiaries owns or holds of record or beneficially, directly or indirectly, any capital stock or other ownership interests, or has any obligations to acquire any capital stock or other ownership interest, in any corporation, partnership, joint venture or other Person that is not a Company Subsidiary.

SECTION 4.07. Financial Statements.

(a) Section 4.07 of the Seller Disclosure Schedule contains (a) the audited combined statements of income and cash flows for the 12-months ended, and the audited combined balance sheet as of, December 31, 2010 and December 31, 2011, in each case for the Business (the “Audited Financial Statements”), and (b) the unaudited combined statements of income and cash flows for the nine-months ended, and the combined balance sheet as of, September 30, 2012 (the “Balance Sheet Date”) for the Business (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except in each case as described in the notes thereto) and on that basis fairly present, in all material respects, the financial position, results of operations and cash flows of the Business as of the dates and for the periods indicated, subject in the case of the Unaudited Financial Statements, to normal year-end adjustments.

(b) Each of the Company and the Company Subsidiaries has implemented and maintains a system of internal accounting controls designed to provide reasonable assurances regarding the reliability of such entity’s financial reporting and the preparation of financial statements in accordance with U.S. GAAP and to provide reasonable assurance in that: (a) records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries; (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with

U.S. GAAP, and that material transactions are being made only in accordance with authorizations of management and/or the board of directors (or equivalent entity) of the Company or the Company Subsidiaries, as applicable; and (c) unauthorized acquisition, use or disposition of the Company’s or any of the Company Subsidiaries’ assets that could have a material effect on such entity’s financial statements are timely detected and/or prevented.

SECTION 4.08. No Undisclosed Liabilities; Absence of Certain Changes or Events.

(a) Neither the Company nor any Company Subsidiary has any Liability except for (i) Liabilities included or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date, (iii) forward-looking Liabilities arising from (but excluding Liabilities arising from any breach that has occurred) Contracts to the extent related to the Business, (iv) Liabilities arising from the consummation of the transactions contemplated by the Transaction Documents, (v) Liabilities for Taxes, or (vi) Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Since the Balance Sheet Date, there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(c) Since the Balance Sheet Date through the date hereof and except for any actions required pursuant to Section 6.10, the Company and the Company Subsidiaries have conducted the Business only in the ordinary course consistent with past practice and have not taken any action that, if taken between the date hereof and the Closing, would constitute a breach of Section 6.01(a)(other than clauses (i), (iii) or (iv) of Section 6.01(a)).

SECTION 4.09. Absence of Litigation. There are no Actions pending or, to the Knowledge of Seller, threatened, against the Company or any of the Company Subsidiaries, other than (a) Actions relating to the Transaction Documents or the transactions contemplated thereby or (b) Actions that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries as a whole. As of the date hereof, there are no Actions pending or, to the Knowledge of Seller, threatened against Seller, the Company or any of the Company Subsidiaries relating to the Transaction Documents or the transactions contemplated thereby. There are no Governmental Orders specific to and restricting the Business in any material respect.

SECTION 4.10. Compliance with Laws. Each of the Business, the Company and the Company Subsidiaries is, and has been at all times since January 4, 2011, in compliance with all applicable Laws and Governmental Orders, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

SECTION 4.11. Governmental Licenses and Permits. Section 4.11 of the Seller Disclosure Schedule contains a list, as of the date hereof, of all Permits used in and held for use in the Business other than Environmental Permits, which are addressed in Section

4.15(a). Seller, the Company and the Company Subsidiaries, in the aggregate, hold all Permits that are necessary for the operation of the Business as currently operated, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Company and the Company Subsidiaries to conduct the Business. None of Seller, the Company or any of the Company Subsidiaries is in material default under any such Permit.

SECTION 4.12. Assets and Real Property Interests.

(a) The assets, properties and rights of the Company and the Company Subsidiaries, together with the rights of Purchaser under this Agreement (including those under Section 6.10) and the Ancillary Agreements, include all assets, properties and rights (other than Intellectual Property, which is addressed in Section 4.18) necessary to operate the Business in all material respects in the manner and to the extent currently conducted by the Company and the Company Subsidiaries, except for (i) the Excluded Assets and (ii) any Overhead and Shared Services.

(b) Upon the consummation of the Internal Restructuring, and except where the failure to hold such title or have such leases, licenses or rights to use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Seller, the Company and the Company Subsidiaries will hold good and valid title to or have valid leases, licenses or rights to use, in all material respects, all assets, properties and rights of the Business (other than Intellectual Property, which is addressed in Section 4.18) free and clear of any and all Liens, except for Permitted Liens.

(c) Assuming the completion of the activities required by Section 6.10 hereof, Section 4.12(c) of the Seller Disclosure Schedule contains a list identifying by address and correctly describing, as of the date hereof, all material leases, subleases and ground leases primarily used or held for use in the conduct of the Business (including all modifications, extensions or amendments thereto) under which the Business is tenant (as so modified, extended or amended, the “Real Property Leases”; and the real property leased thereunder, the “Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Leased Real Property leased pursuant to the Real Property Leases is leased by the Company or one or more of the Company Subsidiaries free and clear of all Liens on such entity’s leasehold interest except Permitted Liens. Each of the Real Property Leases is in full force and effect and is enforceable in accordance with its terms against the Company or the Company Subsidiaries and, to the Knowledge of Seller, each other party thereto (subject to (i) the circumstances described in the proviso to the following sentence, (ii) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and (iii) general principles of equity, regardless of whether considered in a proceeding in equity or at Law). Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of Seller, any other party to any Real Property Lease is in material breach or material default under any Real Property Lease; provided, that, for purposes of this sentence, it shall not be a default with respect to any such Real Property Lease if such Real Property Lease is not in effect on the Closing Date because (x) its term has ended pursuant to the terms thereof or (y) the other party under such Real Property Lease has terminated such Real Property Lease for any reason other than a default by the Company or a Company Subsidiary, as the case may be thereunder. Except as otherwise disclosed to Purchaser, true, correct and complete copies of all Real Property Leases have been made available to Purchaser.

(d) Assuming the completion of the activities required by Section 6.10 hereof, Section 4.12(d) of the Seller Disclosure Schedule contains a list identifying by address and correctly describing, as of the date hereof, all real property that is both (i) owned by the Company or any of the Company’s Subsidiaries and (ii) primarily used or held for use in the conduct of the Business (the Company’s or any Company Subsidiary’s fee simple interest therein together with all buildings, improvements and structures thereon, the “Owned Real Property”). The Company or one of the Company Subsidiaries owns and holds good and valid fee simple title to the Owned Real Property free and clear of any and all Liens except for Permitted Liens.

(e) As of the date hereof, to the Knowledge of Seller, no written notice of any current or pending condemnation has been received by Seller.

SECTION 4.13. Employee Benefit Plans. Each Seller Benefit Plan (i) sponsored or solely maintained by the Company or any Company Subsidiary, (ii) that Purchaser or any of its Affiliates has agreed to assume pursuant to this Agreement or (iii) that Purchaser or any of its Affiliates is required to assume under applicable Law in connection with this Agreement is referred to herein as an “Assumed Benefit Plan”. Section 4.13 of the Seller Disclosure Schedule contains a list, as of the date hereof, of each Assumed Benefit Plan. To the extent requested, in writing, by Purchaser, Seller has made available to Purchaser complete and correct copies, as of the date of this Agreement, of (A) each Assumed Benefit Plan (or, with respect to any Assumed Benefit Plan that is not in writing, a summary of the terms thereof), (B) any related trust agreement or other funding instrument with respect to any Assumed Benefit Plan, (C) the most recent summary plan description for each Assumed Benefit Plan for which a summary plan description is required by applicable Law, (D) the three most recent Form 5500s and financial statements, if applicable, for any Assumed Benefit Plan, and (E) the most recent IRS determination letter for, or prototype opinion letter covering, any Assumed Benefit Plan. Except as disclosed in Section 4.13 of the Seller Disclosure Schedule:

(a) Each Assumed Benefit Plan has been established and operated in compliance with all applicable Laws and each Assumed Benefit Plan has been administered in accordance with its terms, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) There is no audit or investigation pending (other than routine qualification or registration determination filings) with respect to any Assumed Benefit Plan before any Governmental Authority and, to Seller’s Knowledge, no such audit or investigation has been threatened, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) Other than claims by Former Employees, Employees or beneficiaries for benefits received in the ordinary course under an Assumed Benefit Plan, none of Seller, the Company or any of their respective Subsidiaries has received written notice of any pending material claim under or relating to an Assumed Benefit Plan made by any Former Employee, Employee or beneficiary that is eligible to participate therein nor, to Seller’s Knowledge, is any such material claim threatened, or are there facts that would give rise to such material claims, relating to an Assumed Benefit Plan;

(d) No Assumed Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code; and

(e) Except as set forth on Section 4.13(e) of the Seller Disclosure Schedule and if Purchaser complies with its obligations to make offers of employment to the Employees in accordance with Section 7.01, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (i) result in any material payment (including severance, change in control or otherwise) becoming due to any Employee under any Seller Benefit Plan, (ii) materially increase any benefits otherwise payable under any Seller Benefit Plan to any Employee or (iii) result in the acceleration of time of payment or vesting of any such benefits under any Seller Benefit Plan, except, in the case of the foregoing clauses (i), (ii), and (iii), for any payments or benefits for which Seller or any of its Affiliates (other than the Company or any Company Subsidiary) shall be solely liable.

(f) Neither the Company nor any Company Subsidiary has any material liability, direct or indirect, contingent or otherwise (including any liability arising out of any indemnification, guarantee, hold harmless or similar agreement) relating to any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, that is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA.

(g) The Seller 401(k) Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, and any related trust established in connection with the Seller 401(k) Plan that is intended to be exempt under 501(a) of the Code, has received a timely favorable determination, advisory and/or opinion letter from the IRS on the current form of the Seller 401(k) Plan or has timely applied for such favorable determination, advisory and/or option letter which is still pending, covering all of the provisions applicable to the Seller 401(k) Plan for which determination, advisory and/or opinion letters are currently available, that the Seller 401(k) Plan is so qualified and the related trust is so tax exempt and, to Seller’s Knowledge, no event has occurred or condition exists that would cause the loss of such qualified or tax-exempt status.

(h) Except as would not reasonably be expected to result in any material Liability to the Company or any Company Subsidiary, all contributions or other remittances required to be made to an Assumed Benefit Plan have been timely made.

(i) No Assumed Benefit Plan provides for or promises, or has ever provided for or promised, retiree or other post-employment medical, disability or life insurance benefits to any Employee, Former Employee or beneficiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law.

(j) With respect to each Assumed Benefit Plan outside the United States and except in each case as would not reasonably be expected to result, individually or in the aggregate, in any material Liability to the Company or any Company Subsidiary, (i) each such Assumed Benefit Plan is in compliance with applicable Law regarding employee benefits, mandatory contributions and retirement plans of each applicable jurisdiction; and (ii) each such Assumed Benefit Plan required to be registered has been registered and has been maintained in good standing under applicable Law.

SECTION 4.14. Employee Matters.

(a) Except as set forth on Section 4.14(a) of the Seller Disclosure Schedule, (i) no Employee is represented by a labor union, labor organization or works council (or representatives thereof) (collectively “Labor Organization”), no Labor Organization has been certified or recognized as a representative of any Employee, and none of Seller, the Company or any Company Subsidiary is a party to or has any obligation under any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any Labor Organization pertaining to or which determines any material terms or conditions of employment of any Employee (collectively, “Labor Contracts”); (ii) there are no pending or, to Seller’s Knowledge, threatened material representation campaigns, elections or proceedings concerning union representation involving any Employees; (iii) to Seller’s Knowledge, (A) there are no material activities or efforts of any Labor Organization to organize any Employees, and (B) there are no material demands for recognition or collective bargaining, strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any Employee or any representatives thereof with respect to the Business; (iv) during the twelve (12) month period preceding the date hereof, none of Seller, the Company or any Company Subsidiary has Knowingly engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed, any material unfair labor practice under the National Labor Relations Act, as amended, in respect of any Employee and the Business; (v) during the past twelve (12) months there have been no material unfair labor practice charges against Seller, the Company or any Company Subsidiary before the National Labor Relations Board or other similar Governmental Authority; (vi) during the past twelve (12) months, there have been no material strikes, slowdowns, work stoppages, lockouts, or picketing by or with respect to any employees of Seller, the Company or any Company Subsidiary; and (vii) there are no material controversies, claims, demands, grievances or arbitrations pending or, to Seller’s Knowledge, threatened with respect to the Business, between Seller, the Company or any Company Subsidiary, on the one hand, and any of the Employees, or any representative thereof, on the other hand.

(b) With respect to Employees, to Seller’s Knowledge and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Seller, the Company and each Company Subsidiary has complied with each, and is not in violation in any respect of any, Law applicable to the employment of the Employees, including Laws relating to anti-discrimination, equal employment opportunities, retaliation, affirmative action, unfair labor practices, independent contractor status, wages and hours, and occupational health and safety and (ii) there are no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Employee.

(c) None of Seller, the Company or any Company Subsidiary has, during the 90-day period preceding the date hereof, effectuated a “plant closing” or a “mass lay-off” (as such terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)), in either case affecting any site of employment or facility of Seller, the Company or any Company Subsidiary relating to the Business, except in accordance with the WARN Act and applicable state Laws.

(d) With respect to Employees, and except as set forth on Section 4.14(a) of the Seller Disclosure Schedule (or as otherwise would not be material), during the past twelve (12) months, (i) there has been no legal proceeding pending against Seller or any of its Subsidiaries (with respect to the Business) regarding any employment or employment related matters; (ii) none of Seller or any of its Subsidiaries (with respect to the Business) has been found in violation of any applicable Law relating to employees or other employment-related matters; (iii) none of Seller or any of its Subsidiaries (with respect to the Business) has been a party to, or otherwise bound by, any order or citation by a Governmental Authority, relating to employees and other employment-related matters; and (iv) none of Seller or any of its Subsidiaries (with respect to the Business) has been subject to any audit or investigation by the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, or other similar Governmental Authority, or subject to fines, penalties, or assessments associated with such audits or investigations.

(e) Section 4.14(a) of the Seller Disclosure Schedule sets forth a list of all currently pending material workers’ compensation claims filed against Seller or any of its Subsidiaries (with respect to the Business). Except as would not result in any material liability to the Company or any Company Subsidiary, all first report of injuries forms have been timely and properly filed by Seller or any of its Subsidiaries (with respect to the Business) as required by the applicable workers’ compensation law.

SECTION 4.15. Environmental Matters.

(a) The Company and the Company Subsidiaries have obtained, and have made all appropriate filings for issuance or renewal of, all material registrations, permits, licenses and other authorizations (“Environmental Permits”) that are required to be obtained by the Business under applicable Environmental Laws to operate the Business as it currently operates and has since January 4, 2011 been operated, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(b) The Business, the Company and the Company Subsidiaries are in material compliance with: (i) all terms and conditions of all Environmental Permits; (ii) all applicable Environmental Laws; and (iii) all applicable orders, decrees, judgments, injunctions or settlement agreements that have been issued, entered, promulgated or approved under any of the Environmental Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(c) There is no Action pending or, to the Knowledge of Seller, threatened against the Company or any of the Company Subsidiaries relating to the disposal of any Hazardous Material at any location or under any Environmental Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(d) There has been no Release by the Company or any Company Subsidiary in, on or from any Site and all underground and above-ground storage tanks located on any Site have been used and maintained by the Company and the Company Subsidiaries in compliance with all applicable Environmental Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business.

(e) To Seller’s Knowledge, no Site is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state or foreign list of sites requiring investigation or cleanup, and no Lien has been filed against either the personal or real property of the Company or any of the Company Subsidiaries under any Environmental Law.

Notwithstanding anything herein to the contrary, this Section 4.15 contains the only representations and warranties by Seller in connection with this Agreement relating to environmental matters, including Environmental Laws and Environmental Permits.

SECTION 4.16. Contracts.

(a) Section 4.16(a) of the Seller Disclosure Schedule lists (or, as applicable, contains a cross-reference to another Section of the Seller Disclosure Schedule that lists) every binding Contract of the types in the following list to which the Company or any Company Subsidiary is, as of the date hereof, a party or by which any of their respective properties or assets are bound (all such Contracts, the “Material Contracts”):

(i)(x) the master framework agreements and any ancillary Contracts between the Company or any Company Subsidiary and the Top Customers of the Business, (y) the supply agreements and any related Contracts between the Company or any Company Subsidiary and the Top Suppliers of the Business, and (z) any other Contract that is required by its terms or is currently expected to result in the payment or receipt by the Business of more than $30,000,000 in the current fiscal year or in any one-year period over its remaining term;

(ii) any Contract under which the Company or any Company Subsidiaries has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligations in excess of $500,000;

(iii) any Contract that requires capital expenditures in excess of $1,000,000 and is not fully performed as of the date of this Agreement;

(iv) any Contract involving an amount in excess of $300,000 entered into with (x) an officer or director of Seller, the Company or any Company Subsidiary or any Affiliate of Seller, the Company or any Company Subsidiary (other the Company and the Company Subsidiaries) or (y) any entity controlled by an officer or director of Seller, the Company or any Company Subsidiary, other than, in either case, employment agreements with any Employee;

(v) any Contract that has an undertaking that restricts the Business in any material respect from engaging in any business activity (including any restriction from competing in any line of business in any geographic region in the world or with any Person);

(vi) any Contract with any Governmental Authority that would prohibit Seller, the Company or any Company Subsidiary from relocating, closing or terminating any of the Business’s operations or facilities;

(vii) any Contract currently expected to result in the payment or receipt by the Business of more than $10,000,000 in the current fiscal year or in any one-year period over its remaining term which grants any exclusive rights to any customer or supplier of the Business, including distribution rights, “most-favored nation” rights or rights of first refusal or contains any provision that requires the Business to purchase its total requirements of any product or service from a third party, Guarantor or Subsidiary of Guarantor or that contain “take or pay” provisions (excluding provisions providing for liability in the event of cancellation of orders inside a specified lead time);

(viii) all distribution, dealer, representative or sales agency agreements with the five largest counterparties to such agreements to the Business measured by dollar value of the purchases made by the Business from such supplier during the nine months ended on the Balance Sheet Date;

(ix) all leases of Equipment relating to the Business providing for lease payments in excess of $1,000,000 per fiscal year for any lease or group of related leases;

(x) any employment or consulting agreement with any individual listed on Section 1.01(e) of the Seller Disclosure Schedule providing for annual cash compensation of $300,000 or more;

(xi) all Contracts pursuant to which the Company or any Company Subsidiary receives or grants a license to Intellectual Property from or to any other Person (including Contracts entered into by Seller or its Affiliates primarily for the Business under which Company Intellectual Property is licensed to any other Person, but excluding other Contracts entered into by Seller or its Affiliates (other than the Company or the Company Subsidiaries)); in each case, that are material to the conduct or operation of the Business (other than (x) commercially available software or software-as-a-service agreements or (y) licenses or grants of rights ancillary to commercial agreements entered into in the ordinary course of business (including with respect to manufacturing, customer, supply, distribution, retail and marketing agreements));

(xii) any Contract that establishes a joint venture, partnership, strategic alliance or other similar arrangement that involves a sharing of profits, revenue or expenses with any third party, Guarantor or Subsidiary of Guarantor;

(xiii) any agreement that relates to settlement or conciliation of any Actions, the performance of which will involve payment on or after the Closing Date of consideration in excess of $5,000,000 or will, on or after the Closing Date impose (or continue to impose) any injunctive or similar equitable relief on the Company, the Company Subsidiaries or the Business; and

(xiv) any Contract that is an agreement with any Affiliate of Seller (other than the Company or the Company Subsidiaries) that will not be terminated prior to Closing.

For the avoidance of doubt, no representation or warranty is made in this Section 4.16 regarding any Contracts that are Excluded Assets.

(b) Except for terminations in accordance with the terms of such agreements after the date hereof, each agreement listed on Section 4.16(a) of the Seller Disclosure Schedule is a legal, valid and binding obligation of the Company or one of the Company Subsidiaries, as the case may be, enforceable in all material respects against such Person in accordance with its terms and, to Seller’s Knowledge, each other party thereto, subject in all cases to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law. Seller has made available to Purchaser a complete and correct copy of each written agreement listed on Section 4.16(a) of the Seller Disclosure Schedule, in each case as amended, supplemented or otherwise modified through (and including) the date of this Agreement, except for redactions that are apparent on the face of such copy.

(c) As of the date hereof, to Seller’s Knowledge, no party to any agreement listed on Section 4.16(a) of the Seller Disclosure Schedule has exercised any termination rights with respect thereto.

(d) Neither the Company nor any of the Company Subsidiaries is in material breach or material default under any agreement listed on Section 4.16(a) of the Seller Disclosure Schedule and, to the Knowledge of Seller, no other party to any such agreement is in material breach or material default thereunder which has not been waived.

SECTION 4.17. Brokers or Finders. No agent, broker, investment banker or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Seller or its Affiliates (including the Company or the Company Subsidiaries) in connection with the transactions contemplated by this Agreement, except Barclays Capital Inc., whose fees, costs and expenses will be paid by Seller.

SECTION 4.18. Intellectual Property.

(a) Except for any Overhead and Shared Services, the Intellectual Property owned by the Company or the Company Subsidiaries as of the Closing Date (collectively, the “Company Intellectual Property”), together with the Intellectual Property that is provided under the Ancillary Agreements (including the Intellectual Property License Agreement), constitutes all of the Intellectual Property owned by Guarantor, Seller or their Subsidiaries as of the Closing Date that is necessary to operate the Business as currently conducted by the Company and the Company Subsidiaries, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Section 4.18(b) of the Seller Disclosure Schedule sets forth any Company Intellectual Property that consists of Registered Intellectual Property (the “Registered Company Intellectual Property”).

(c) The Company or the Company Subsidiaries hold good and valid title to the Company Intellectual Property free and clear of any and all Liens, except for and subject to Permitted Liens, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as set forth in Section 4.18(d) of the Seller Disclosure Schedule and except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) the operation of the Business as currently conducted and the manufacturing or use of the Products do not directly infringe, misappropriate or otherwise violate, or to Seller’s Knowledge, constitute indirect, induced or contributory infringement of the Intellectual Property of any Person; and

(ii) there are no claims pending against Seller, the Company or the Company Subsidiaries or, to the Knowledge of Seller, threatened, that (A) the operation of the Business, or the manufacture or use of the Products, directly infringes, misappropriates or is otherwise in violation of, or constitutes indirect, induced or contributory infringement of, any Intellectual Property of any Person or (B) challenge the validity, enforceability or ownership of any Company Intellectual Property.

(e) The Company and the Company Subsidiaries have taken commercially reasonable actions to maintain and protect the Company Intellectual Property owned by the Company and the Company Subsidiaries, including making filings and payments of maintenance or similar fees for Registered Company Intellectual Property, and have taken reasonable security measures to protect the confidentiality of trade secrets within the Company Intellectual Property, except in each case where the failure to take any such actions or measures, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) All current and former employees and paid consultants of Seller who are or have been substantively involved in the conception, reduction to practice, or development of the Company Intellectual Property have executed written contracts or are otherwise obligated to protect the confidential status thereof and to vest in Seller exclusive ownership of the Company Intellectual Property, except in each case as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Notwithstanding anything herein to the contrary, Section 4.16 and this Section 4.18 contain the only representations and warranties by Seller in connection with this Agreement relating to Intellectual Property.

SECTION 4.19. Taxes.

(a)(i) All material Tax Returns required to be filed by the Company and the Company Subsidiaries have been filed in a timely manner (taking into account all extensions of due dates), (ii) such Tax Returns are accurate and complete in all material respects as of the time of filing, and (iii) all Taxes shown as due and owing by the Company or any Company Subsidiary have been paid when due. No written claim has been made by any Taxing Authority in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(b) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Company or the Company Subsidiaries and no request for any such waiver or extension is currently pending, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course.

(c) There are no Liens for Taxes upon or pending against the Business other than Permitted Liens.

(d) No written notice respecting asserted or assessed and unresolved deficiencies for any material Tax is outstanding with respect to the Company or any Company Subsidiary. No examination or audit of any Tax Return relating to any material Taxes of the Company or any Company Subsidiary or with respect to any material Taxes due from the Company or any Company Subsidiary by any Taxing Authority is currently in progress, or, to the Knowledge of Seller, threatened or contemplated.

(e) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a Post-Closing Tax Period as a result of a closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law).

(f) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than Parent and its Subsidiaries or, for taxable periods ending on or prior to January 4, 2011, Motorola Solutions, Inc. and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, or otherwise.

(g) The Company and the Company Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate Taxing Authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws and regulations.

(h) Neither the Company nor any of the Company Subsidiaries is a party to, or is bound by, or has any obligation under, any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than standard commercial agreements entered into in the ordinary course of business with vendors, customers, lessors and the like the principal purpose of which does not relate to Taxes).

(i) None of the Company Subsidiaries is a passive foreign investment company as defined under Section 1291 and 1298 of the Code. Neither the Company nor any Company Subsidiary will recognize a material amount of Subpart F income as defined in Section 952 of the Code during a taxable year of such Company or Company Subsidiary that includes but does not end on the Closing Date.

(j) Neither the Company nor any of the Company Subsidiaries will be required to include in a Post-Closing Tax Period taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code (or any comparable provisions of state, local or foreign Law) or any prepaid amount received on or prior to the Closing Date.

(k) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement and (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated herein.

(l) Except as set forth on Section 4.19 of the Seller Disclosure Schedule, with respect to cash held in non-U.S. jurisdictions, there are no distributable reserve limitations or other legal limitations that would restrict Purchaser’s ability to repatriate cash from such non-U.S. jurisdictions.

(m) Neither the Company nor any Company Subsidiary has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

(n) Notwithstanding anything herein to the contrary, Section 4.13, Section 4.14 and this Section 4.19 contain the only representations and warranties by Seller in connection with this Agreement relating to Taxes.

SECTION 4.20. Insurance. Section 4.20(a) of the Seller Disclosure Schedule contains a list, as of the date hereof, of all insurance policies owned by the Company or any of the Company Subsidiaries (the “Company Policies”). Section 4.20(b) of the Seller Disclosure

Schedule contains a list, as of the date hereof, of all insurance policies owned by Seller or its Affiliates (other than the Company or the Company Subsidiaries) relating to the Business (the “Seller Policies”) and shall describe whether such policies provide claims-made or occurrence-based coverage. All premiums payable under the Company Policies and Seller Policies have been timely paid in all material respects and the Business is in compliance in all material respects with the terms and conditions of all Company Policies and Seller Policies. None of Seller, the Company or the Company Subsidiaries has received written notice of termination, cancellation or non-renewal of any of the Company Policies or Seller Policies.

SECTION 4.21. Customer Relationships. Section 4.21 of the Seller Disclosure Schedule lists the names of the 10 largest customers of the Business measured by revenue generated for the nine months ended on the Balance Sheet Date (such customers, the “Top Customers”), and sets forth opposite the name of each customer the amount of sales by the Business to such customer during such period. As of the date hereof, none of the customers listed in Section 4.21 of the Seller Disclosure Schedule has notified Seller, the Company or any Company Subsidiary in writing that it intends to cancel or terminate its relationship with the Business or materially reduce in the future its historical levels of purchases. Notwithstanding anything herein to the contrary, this Section 4.21 contains the only representations and warranties by Seller in connection with this Agreement relating to the loss of customers.

SECTION 4.22. Supplier Relationships. Section 4.22 of the Seller Disclosure Schedule lists, for the twelve months ended on the Balance Sheet Date, the names of the 10 largest suppliers of goods to the Business (such suppliers, the “Top Suppliers”) measured by dollar value and sets forth opposite the name of each supplier the amount of purchases by the Business from such supplier during such period. As of the date hereof, none of the suppliers listed in Section 4.22 of the Seller Disclosure Schedule has notified Seller, the Company or any Company Subsidiary in writing that it intends to cancel or terminate its relationship with the Business or materially increase prices over current pricing levels. Notwithstanding anything herein to the contrary, this Section 4.22 contains the only representations and warranties by Seller in connection with this Agreement relating to the loss of suppliers.

SECTION 4.23. Acquisition of Stock Consideration for Investment. Except as provided in the Registration Rights Agreement, the Stock Consideration is being acquired for investment only and not with a view to any public distribution thereof, and Seller shall not offer to sell or otherwise dispose of the Stock Consideration so acquired by it in violation of any of the registration requirements of the Securities Act, or any other applicable securities Law.

SECTION 4.24. Products and Services. The list of Products and Services in Section C of the Seller Disclosure Schedule sets forth a complete list as of the date of this Agreement of all significant products and services that are currently sold, licensed, leased or provided to third parties by the Company or any Company Subsidiary or Seller in connection with the Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the Products have been designed, manufactured and labeled and all of the Services have been performed so as to meet and comply with all industry and governmental standards and specifications and all applicable Laws currently in effect in all material respects, and have received all governmental approvals necessary to allow their sale and use,. Except as would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect, all Products and Services that the Company produces or performs under contracts in which the Company or any Company Subsidiary commits to deliver Products or perform Services that are designed, manufactured, labeled and/or performed so as to meet and comply with any industry and/or governmental standards and specifications or Laws currently in effect have been designed, manufactured, labeled and/or performed in a manner that complies with such contractual requirements.

SECTION 4.25. Product Warranty and Liability. Seller has made available to Purchaser true, correct and complete copy of the standard warranty or warranties for the Products and/or Services. Except as set forth in Section 4.25 of the Seller Disclosure Schedule, the Products and Services have not been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) general recalls costing in excess of $5,000,000 in the aggregate, and to Seller’s Knowledge, there is no current need for such a recall.

SECTION 4.26. Certain Business Practices. Since January 4, 2011, (a) none of the Company or any Company Subsidiary and, in connection with the Business, neither Seller nor any Subsidiary of Seller, nor, to the Knowledge of Seller, any Company or Company Subsidiary director, officer, agent, authorized reseller or employee, has taken any action that would cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, or any comparable foreign law applicable to the Business and (b) each of the Company and the Company Subsidiaries and, in connection with the Business, Seller and the Subsidiaries of Seller, has conducted its business in compliance in all material respects with Title 31, Chapter V of the Code of Federal Regulations.

SECTION 4.27. Exclusivity of Representations and Warranties.

(a) Seller acknowledges that, except for the representations and warranties contained in this Agreement and in the Ancillary Agreements, it is not relying on any representation or warranty (whether express or implied) by or on behalf of Purchaser, any of its Affiliates or any of their respective employees, agents or representatives in connection with the Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to Seller or its employees, agents or representatives of any materials, documentation or other information during the course of due diligence or any auction or negotiation process (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports).

(b) Except for the representations and warranties contained in this Article IV and in the Ancillary Agreements, (i) neither Seller nor any other Person has made any representation or warranty (whether express or implied) on behalf of Seller, any of its Affiliates or any of their respective employees, agents or representatives in connection with the Transaction Documents or the transactions contemplated hereby or thereby, and (ii) Seller hereby disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Purchaser or its employees, agents or representatives of any materials, documentation or other information during the course of due diligence or any auction or negotiation process (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in reports filed by Purchaser under the Exchange Act since January 1, 2012 and through December 18, 2012, Purchaser hereby represents and warrants to Seller that all of the statements contained in this Article V are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date):

SECTION 5.01. Organization and Good Standing. Each of Arris, Arris Holdco and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Purchaser MAE and except as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay any of Arris, Arris Holdco and Merger Sub from performing its obligations under this Agreement and the other Transaction Documents or from consummating the transactions contemplated hereby or thereby. Each of Arris, Arris Holdco and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Purchaser MAE and except as would not, individually or in the aggregate, prevent or impair or delay any of Arris, Arris Holdco and Merger Sub from performing its obligations under this Agreement and the other Transaction Documents or from consummating the transactions contemplated hereby or thereby. Purchaser has made available to Seller complete and correct copies of the organizational documents of each of Arris, Arris Holdco and Merger Sub, as amended, supplemented or otherwise modified through and including the date of this Agreement.

SECTION 5.02. Authority; Due Execution; Validity. Each of Arris, Arris Holdco and Merger Sub has full power and authority and full legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to fully perform its obligations hereunder and thereunder and to consummate the Closing and the other transactions contemplated hereby and thereby. The execution and delivery by each of Arris, Arris Holdco and Merger Sub of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by each of Arris, Arris Holdco and Merger Sub of the Closing and the other transactions contemplated hereby and thereby (including the issuance of the Stock Consideration) has been duly authorized by all requisite corporate action on the part of Arris, Arris Holdco and Merger Sub and no shareholder approval of any kind or any other action on the part of any of Arris, Arris Holdco and Merger Sub is necessary to authorize this Agreement or the Ancillary Agreements or the consummation of the Closing or the other transactions contemplated hereby and thereby. Each of Arris, Arris Holdco and Merger Sub has duly executed and delivered this Agreement and, prior to the Closing, each of Arris, Arris Holdco and Merger Sub will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming their due execution and delivery by Seller, this Agreement, and each Ancillary Agreement to which any of Arris, Arris Holdco and Merger Sub is, or is specified to be, a party, will, after execution and delivery by each of Arris,

Arris Holdco and Merger Sub, constitute legal, valid and binding obligation, enforceable against Arris, Arris Holdco and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

SECTION 5.03. No Conflict; Consents and Approvals. Subject to (a) receipt of the Consents, and the making of the filings and notifications, in each case listed in Section 5.03 of the Purchaser Disclosure Schedule, (b) the requirements of the HSR Act and applicable non-U.S. Laws and Governmental Authorities with respect to foreign investment and competition, and (c) the filing by Seller or Purchaser of reports under the Exchange Act and as contemplated by applicable stock exchange rules, none of (i) the execution and delivery by any of Arris, Arris Holdco and Merger Sub of this Agreement and the Ancillary Agreements to which it is or will be a party, (ii) the consummation by Purchaser of the transactions contemplated hereby and thereby (including the issuance of the Stock Consideration) or (iii) the compliance by Purchaser with any of the provisions hereof or thereof, as the case may be, will:

(A) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of Arris, Arris Holdco and Merger Sub;

(B) require any of Arris, Arris Holdco and Merger Sub to make any filing with or notification to, or obtain any Consent from, any Governmental Authority, except as may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the transactions contemplated by this Agreement and by the Ancillary Agreements;

(C) conflict with, violate, or result in the breach by Arris, Arris HoldCo or Merger Sub of any applicable Law;

(D) conflict with, violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default under, require Arris, Arris Holdco or Merger Sub to obtain any Consent from, make any filing with or give any notice to, any Person under, give rise to any right of termination or acceleration or right to increase the obligations or otherwise adversely modify the terms under any binding note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Arris, Arris Holdco or Merger Sub is a party or by which any of their respective properties is bound; or

(E) result in the creation of any Lien (other than any Permitted Lien or any Lien created by or through Seller) upon any of the shares of capital stock or any of the assets, properties or rights of Arris, Arris Holdco and Merger Sub or any of their respective Subsidiaries;

except, in the case of (D) above, as would not reasonably be expected, individually or in the aggregate, to have a Purchaser MAE or to prevent or materially impair or delay Purchaser from performing its obligations under this Agreement and the other Transaction Documents or from consummating the transactions contemplated hereby or thereby and, in the case of each of (B), (C) and (E) above, as would not be material to Purchaser and its Subsidiaries, taken as a whole.

SECTION 5.04. Absence of Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates relating to any of the Transaction Documents or the transactions contemplated thereby.

SECTION 5.05. Acquisition of Shares for Investment. The Shares are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act, or any other applicable securities Law.

SECTION 5.06. Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person (each, a “Purchaser Financial Advisor”), other than (i) Evercore Group L.L.C., whose fees and expenses shall be paid by Purchaser, and (ii) any fees payable by Purchaser in connection with the Debt Financing, is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Purchaser or any of its Subsidiaries. A true, correct and complete copy of each Purchaser Financial Advisor’s engagement letter has been furnished to Seller.

SECTION 5.07. Financing.

(a) Purchaser has delivered to Seller true, complete and correct copies of the executed debt commitment letter, dated as of December 19, 2012, between Purchaser and Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Royal Bank of Canada and the executed fee letters associated therewith (provided, that provisions in the fee letters related to fees, pricing caps and certain economic terms of the market flex (none of which would adversely affect the amount or availability of the Debt Financing) may be redacted) (such commitment letter, together with all exhibits, schedules, annexes, supplements and amendments thereto and the fee letters, collectively, the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, Bank of America, N.A. and Royal Bank of Canada have agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. The Debt Financing Commitment has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and no such amendment, restatement, modification or waiver is contemplated (except for amendments or modifications permitted by Section 6.11, and, as of the date hereof, the commitment contained in the Debt Financing Commitment has not been withdrawn, terminated or rescinded in any respect. As of the date hereof, there are, and are contemplated to be, no other agreements, side letters or arrangements relating to the Debt Financing Commitment (other than as expressly set forth in the Debt Financing Commitment furnished to Seller pursuant to this Section 5.07(a)). As of the date hereof, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of each of Purchaser and, to the knowledge of Purchaser, the other parties thereto. There are no conditions or other contingencies related to the funding of the full amount of the Debt Financing (including any “flex” provisions), other than as expressly set forth in the Debt Financing Commitment. Assuming performance by Seller of its obligations that are required to be performed prior to the Closing, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Financing Commitment, together with Purchaser’s cash on hand plus proceeds of sales of stock, if any, in lieu of issuance of the Stock Consideration, will be sufficient for Purchaser to pay the Estimated Cash Consideration on the Closing Date, any payment required to be made by Purchaser pursuant to Section 3.05 and all related fees and expenses and any other payment contemplated in this Agreement. As of the date hereof, (i) no event has occurred that would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Purchaser under the Debt Financing Commitment and (ii) Purchaser does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Purchaser on the Closing Date. Purchaser has fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Debt Financing Commitment.

(b) Except as otherwise contemplated by Section 6.11(b), the obligations of Purchaser under this Agreement are not subject to any conditions regarding the ability of Purchaser, any of its Affiliates or any other Person to obtain financing for the consummation of the transactions contemplated hereby.

SECTION 5.08. Solvency. Purchaser is not entering into this Agreement, any Ancillary Agreement or the Debt Financing Commitment with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to each of the transactions contemplated by this Agreement, the Ancillary Agreements and the Debt Financing Commitment, including the Debt Financing, the payment of the Estimated Cash Consideration, the amounts to be paid pursuant to Section 3.05 (if any) and all related fees and expenses, assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Closing as set forth herein, Purchaser (together with its Subsidiaries, taken as a whole) (a) as of the Closing Date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature and (b) shall not have, as of the Closing Date, unreasonably small capital to carry on any businesses in which it is engaged. For purposes of this Section 5.08, (i) “fair saleable value” means the amount that may be realized if the aggregate assets (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises, and (ii) “not have, as of the Closing Date, unreasonably small capital to carry on any businesses in which it is engaged” means that Purchaser (together with its Subsidiaries, taken as a whole) will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 5.09. SEC Documents; Purchaser Stock Exchange Listing.

(a) Purchaser is current in its obligations to file and furnish all periodic reports with the SEC required to be filed or furnished by it under the Exchange Act and any applicable rules and regulations promulgated thereunder. Purchaser’s Annual Report on

Form 10-K for the fiscal year ended 2011, and any other reports, proxy statements and information Purchaser filed with or furnished to the SEC since December 31, 2011 (the “SEC Documents”), including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Purchaser Financial Statements”), (i) do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the respective rules and regulations promulgated thereunder, and (iii) the Purchaser Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any Purchaser Financial Statements filed on Form 10-Q) and fairly present in all material respect the consolidated financial position of Purchaser as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

(b) No executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). There are no outstanding or unresolved comments in comment letters received from the SEC staff prior to the date hereof with respect to the SEC Documents.

(c) Purchaser and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which are effective in providing reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Purchaser (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are effective in ensuring that material information relating to Purchaser, including its consolidated Subsidiaries, that is required to be disclosed by the Company in its SEC Documents that it files or submits under the Exchange Act is recorded, processed and reported within the time frames specified in the SEC’s rules and forms, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of the Board of Directors of Purchaser (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. To the Knowledge of Purchaser, Purchaser’s Chief Executive Officer and Chief Financial Officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

(d) None of Purchaser, any of its Subsidiaries or any director, officer, or auditor of Purchaser or any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Knowledge of Purchaser, no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents in writing to the Board of Directors of Purchaser or any committee thereof or to any director or officer of Purchaser.

(e) As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings involving Purchaser or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than as disclosed in the SEC Documents filed publicly with the SEC before the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement).

(f) Purchaser is in compliance in all material respects with the applicable listing rules of the Purchaser Stock Exchange and has not received any written notice from the Purchaser Stock Exchange asserting any material non-compliance with such rules.

SECTION 5.10. Capitalization; Stock Consideration.

(a) As of the date hereof, the authorized and outstanding capital stock of Purchaser consists solely of (i) 320,000,000 shares of Purchaser common stock, par value $0.01, of which 113,939,972 are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $1.00, of which none are issued and outstanding. All outstanding shares of Purchaser’s capital stock are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the SEC Documents filed publicly with the SEC prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement) or as may be issued subsequently to employees under existing benefit plans disclosed in such SEC Documents, there are no (x) securities convertible into or exchangeable or exercisable for shares of Purchaser’s capital stock, (y) subscriptions, options, warrants, calls, rights, convertible securities or other Contracts, agreements or commitments of any kind or character obligating Purchaser to issue, transfer or sell any of its capital stock, or (z) any equity equivalents or any agreements, arrangements or understandings granting any Person any rights in Purchaser similar to capital stock. There are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser capital stock.

(b) The Stock Consideration to be issued by Arris HoldCo at Closing will be duly authorized for such issuance and, when issued and delivered by Arris HoldCo in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable. The issuance of Stock Consideration under this Agreement will not be subject to any Liens (other than pursuant to applicable securities Laws).

(c) Purchaser or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of Purchaser (except for directors’ qualifying shares or the like), free and clear of any Lien, except where the failure to be so free and clear, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser MAE. There are no outstanding (i) securities of Purchaser or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Purchaser, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from Purchaser or any of its Subsidiaries, or obligations of Purchaser or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of Purchaser, (iii) obligations of Purchaser or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of Purchaser (the items in clauses (i), (ii) and (iii) of this Section 5.10(c), together with the capital stock of such Subsidiaries, being referred to collectively as “Purchaser Subsidiary Securities”) or (iv) obligations (excluding Taxes and other fees) of Purchaser or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of Purchaser. There are no outstanding obligations of Purchaser or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Purchaser Subsidiary Securities. There are no voting trusts or other agreements or understandings to which Purchaser or any of its Subsidiaries is a party with respect to the voting of capital stock of any material Subsidiary of Purchaser.

SECTION 5.11. No Undisclosed Liabilities; Absence of Certain Changes or Events. Except as set forth in the SEC Documents filed publicly with the SEC prior to the date hereof (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement):

(a) Purchaser has no Liabilities except for (i) Liabilities included or reserved against in the Purchaser Financial Statements or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of Purchaser’s business since December 31, 2011, (iii) Liabilities arising from the consummation of the transactions contemplated by the Transaction Documents, (iv) forward-looking Liabilities arising from (but excluding Liabilities arising from any breach that has occurred) Contracts, or (vi) Liabilities that, individually or in the aggregate, would not reasonably be expected to have a Purchaser MAE.

(b) Since December 31, 2011, there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser MAE.

(c) Since December 31, 2011 and through the date hereof, Purchaser and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and have not taken any action that, if taken between the date hereof and the Closing, would constitute a breach of Section 6.01(b).

SECTION 5.12. Tax Characterization. Neither Purchaser nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Exchanges, taken together, from qualifying as an “exchange” governed by the provisions of Section 351 of the Code.

SECTION 5.13. Acknowledgment of Representations.

(a) Purchaser acknowledges that, except for the representations and warranties contained in Article IV and in the Ancillary Agreements, it is not relying on any representation or warranty (whether express or implied) by or on behalf of Seller, any of its Affiliates or any of their respective employees, agents or representatives in connection with the Transaction Documents or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to Purchaser or its employees, agents or representatives of any materials, documentation or other information during the course of due diligence or any auction or negotiation process (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports).

(b) Except for the representations and warranties contained in this Agreement and in the Ancillary Agreements, (i) neither Purchaser nor any other Person has made any representation or warranty (whether express or implied) on behalf of Purchaser, any of its Affiliates or any of their respective employees, agents or representatives in connection with the Transaction Documents or the transactions contemplated hereby or thereby, and (ii) Purchaser hereby disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Seller or its employees, agents or representatives of any materials, documentation or other information during the course of due diligence or any auction or negotiation process (including information memoranda, data room materials, projections, estimates, management presentations, budgets and financial data and reports).

ARTICLE VI

COVENANTS

SECTION 6.01. Conduct of Business Prior to the Closing.

(a) Except (1) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (2) as otherwise contemplated by the Transaction Documents, (3) to the extent relating to the Excluded Assets, Retained Liabilities, Specified Retained Litigation or any actions pursuant to Section 6.10, (4) as set forth in Section 6.01(a) of the Seller Disclosure Schedule or (5) as required by applicable Law, from the date hereof until the Closing Date, Seller shall (and shall cause the Company and the Company Subsidiaries to) operate the Business in the ordinary course consistent with past practice and use commercially reasonable efforts to (w) preserve intact the present organization of the Business, (x) maintain in effect all material Permits, (y) keep available the service of the Employees material to the operation of the Business, and (z) maintain existing relationships with customers, suppliers and others having material business relationships with the Business (it being understood that the scope of the obligations under clauses (w), (x), (y) and (z) shall be limited by the restrictions set forth below in this Section 6.01), and shall not (and shall cause the Company and the Company Subsidiaries not to) take any of the following actions:

(i) amend the organizational documents of the Company or any Company Subsidiary;

(ii) distribute, sell, assign, transfer, lease or otherwise dispose of any interest in, or incur a Lien (other than any Lien created by the Transaction Documents) upon, any of the Shares;

(iii) declare, set aside or pay any dividend or make any other distribution to the holders of equity interests in the Company or any Company Subsidiary, other than (x) dividends or other distributions paid or payable to the Company or any Company Subsidiary and (y) dividends or other distributions consisting of Cash and Cash Equivalents;

(iv) redeem or otherwise acquire any equity interests in, or any other securities of the Company or any Company Subsidiary or issue (w) any equity interests in, or any other security of, the Company or any Company Subsidiary, (x) any option or warrant for, or any security convertible into, or exercisable or exchangeable for, any equity interest in the Company or any Company Subsidiary, (y) “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, arrangements or undertakings to which the Company or any Company Subsidiary is a party or by which any of them is bound (A) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in the Company or any Company Subsidiary, (B) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of equity interests in the Company or any Company Subsidiary or (z) any bond, debenture, note or other indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters involving the Company or any Company Subsidiary;

(v) split, combine or reclassify any of the equity interests in the Company or any Company Subsidiary, or issue any other security in respect of, in lieu of or in substitution for the equity interests of the Company or any Company Subsidiary;

(vi) distribute, sell, assign, transfer, lease, license or otherwise dispose of any interest in, or incur a Lien (other than a Permitted Lien) upon, any of the material assets of the Business other than in the ordinary course of business consistent with past practice;

(vii) loan, advance, invest or make a capital contribution by or on behalf of the Business to or in any Person, other than (A) advances in the ordinary course of business or (B) loans, advances, investments or capital contributions to or in the Company or any Company Subsidiary;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of the Company or any Company Subsidiary;

(ix) materially amend or otherwise modify or terminate (except where such Material Contract or Real Property Lease expires in accordance with its terms) any Material Contract or Real Property Lease, or otherwise waive, release or assign any material rights, claims or benefits of the Business under any Material Contract or Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice;

(x)(A) materially increase the rate of compensation payable to Employees whose annual cash compensation exceeds $300,000, other than increases in the ordinary course of business consistent with past practice or required by applicable Law, and other than such changes as Seller deems reasonably necessary to implement the Patient Protection and Affordable Care Act, or the terms of any Seller Benefit Plan;

(xi) with respect to any Employee, Former Employee or beneficiary thereof, (A) agree to pay under any Assumed Benefit Plan any pension, retirement allowance or other employee benefit not contemplated currently under such Assumed Benefit Plan, or (B) enter into, adopt or amend any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other plan that in each case would be an Assumed Benefit Plan, other than as required by Law;

(xii) as for the Company and the Company Subsidiaries only (except with respect to endorsement of negotiable instruments in the ordinary course of business consistent with past practice), create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness that is not prepayable by the Company or the Company Subsidiaries, except for purchase money borrowings and capitalized leases in the ordinary course of business consistent with past practice in principal amount not exceeding $1,000,000 in the aggregate;

(xiii) cause the Business to become legally committed to any new capital expenditure (or group of related capital expenditures) requiring expenditures after the Closing in excess of $1,000,000, except as deemed appropriate by Seller to comply with applicable Laws;

(xiv) make any material change in the accounting methods used by the Business, unless required by U.S. GAAP or applicable Law;

(xv) to the extent the same will materially increase the Taxes of the Company or any Company Subsidiary for a Post-Closing Tax Period: make or change any Tax election (other than an election under section 59(e) of the Code and section 1.1502-36 of the Treasury regulations), change an annual accounting period, or adopt or change any accounting method with respect to Taxes, file any amended Tax Return that relates exclusively to the Company or any Company Subsidiary, settle or compromise any proceeding with respect to any Tax claim relating exclusively to the Company or any Company Subsidiary, surrender the right to claim any refund for Taxes of the Company or any Company Subsidiary, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating exclusively to the Company or any of the Company Subsidiaries; or

(xvi) authorize, or commit or agree to take, any of the foregoing actions.

Notwithstanding anything to the contrary contained herein, nothing shall prohibit Seller from sweeping Cash and Cash Equivalents from the accounts of the Company and the Company Subsidiaries or from reducing the amount under clause (b) of the definition of Closing Net Indebtedness up until the completion of the Closing. Any such actions shall be taken into account when calculating the Closing Net Indebtedness.

(b) Except (1) as consented to in writing by Seller (such consent not to be unreasonably withheld, conditioned or delayed), (2) as otherwise contemplated by the Transaction Documents, (3) as set forth in Section 6.01(b) of the Purchaser Disclosure Schedule or (4) as required by applicable Law, from the date hereof until the Closing Date, Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to operate its business in the ordinary course and shall not (and shall cause its Subsidiaries not to) take any of the following actions:

(i) issue, deliver, sell, grant options or rights to purchase, pledge, or subject to any Lien any capital stock of, or any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock or voting securities of, or other ownership interests in, Purchaser or any Subsidiary of Purchaser (the foregoing, “Purchaser Equity Securities”) other than (A) shares of Purchaser common stock issuable upon exercise of the stock options or the vesting of equity awards, in each case pursuant to employee benefit plans disclosed in the SEC Documents filed publicly with the SEC prior to the date hereof or entered into in the ordinary course of business consistent with past practice, and (B) any such transaction by a wholly owned Subsidiary of Purchaser which remains a wholly owned Subsidiary after consummation of such transaction;

(ii) purchase, redeem or otherwise acquire, directly or indirectly, or amend the terms of any Purchaser Equity Securities other than (A) the delivery of shares of Purchaser common stock by holders of stock options or equity awards described in the immediately preceding clause (b)(i) to pay any applicable exercise or purchase price consideration and/or Taxes related to the exercise or vesting of such options or awards and (B) repurchases of shares of Purchaser common stock that are made both (x) on the open market and in accordance with applicable Law and (y) (I) in the ordinary course of business and at levels and in a manner consistent with past practice or (II) consistent with authorizations announced publicly before the date of this Agreement;

(iii) split, combine, subdivide or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than cash dividends paid to Purchaser or one of its Subsidiaries by a Subsidiary of Purchaser with regard to its capital stock or other equity interests and other than any such transaction by a wholly owned Subsidiary of Purchaser which remains a wholly owned Subsidiary after consummation of such transaction;

(iv) engage in or recommend (A) any transaction that would require the approval of any holders of capital stock of Purchaser either under any Law (including any stock exchange rule) or the organizational documents of Purchaser, (B) any transaction or series of related transactions (other than the transactions contemplated by this Agreement) with one or more third parties involving (w) the purchase or other acquisition from Purchaser (whether by way of a merger, share exchange, consolidation, business combination or similar transaction) by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of 19.9% or more of either the total outstanding shares of Purchaser common stock or the voting power represented by such percentage of Purchaser common stock, in each case measured immediately prior to such issuance, (x) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 19.9% or more of either the total outstanding shares of Purchaser common stock, or the voting power represented by such percentage of Purchaser common stock, in each case measured immediately prior to such tender or exchange, (y) any merger, consolidation, business combination or similar transaction involving Purchaser or any of its material Subsidiaries, or (z) any sale, acquisition, transfer or disposition of assets (including equity of Subsidiaries of Purchaser) that constitute 19.9% or more of the consolidated assets of Purchaser and its Subsidiaries, or (C) any complete or partial liquidation, dissolution, recapitalization or restructuring of Purchaser or any of its material Subsidiaries; or

(v) authorize, or commit or agree to take, any of the foregoing actions.

SECTION 6.02. Access to Information; Privilege.

(a) Prior to the Closing, Seller shall cause the Company and the Company Subsidiaries to (x) give Purchaser and its employees, agents and representatives (including any banks or investment banks working with Purchaser), upon reasonable advance notice and during regular business hours, reasonable access to all books, records, personnel, officers and facilities and properties of the Business (except that Purchaser shall not conduct any environmental sampling or analysis of the sort customarily referred to as a Phase II Environmental Assessment without the advance written consent of Seller, which may be withheld in Seller’s sole discretion, and without executing a customary access and indemnity agreement in respect thereto), (y) permit Purchaser to make such copies and inspections thereof as reasonably requested, and (z) instruct the employees, counsel and financial advisors of Seller, the Company and the Company Subsidiaries to reasonably cooperate with Purchaser in its investigation of the Business; provided, however, that any such access shall be conducted in a manner that complies with Section 6.03 and at Purchaser’s expense, at a reasonable time, under the supervision of Seller’s personnel and in such a manner as to maintain confidentiality and not to interfere with the normal operations of the businesses of Seller, the Company, the Company Subsidiaries and their respective Affiliates. Notwithstanding anything contained in this or any other agreement between Purchaser and Seller executed on or prior to the date hereof, neither Seller nor any of its Subsidiaries (including the Company and the Company Subsidiaries) shall have any obligation to make available to Purchaser or its employees, agents or representatives, or provide Purchaser or its employees, agents or representatives with, (a) any consolidated, combined, affiliated or unitary Tax Return filed by Seller or any of its Affiliates or predecessors, or any related material, or any other information related to Taxes except to the extent such Tax information relates exclusively to the Company or the Company Subsidiaries or (b) any information if making such information available would (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which Seller or any of its Affiliates is a party) (it being understood that Seller shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to Purchaser to occur without contravening or jeopardizing such Law, privilege, duty or agreement), or (iii) cause competitive harm to Seller or any of its Affiliates if the transactions contemplated by this Agreement are not consummated.

(b) Purchaser shall use reasonable best efforts, and shall cause its Subsidiaries to use reasonable best efforts, not to take any act that (or fail to take any act where such failure) would be reasonably likely to jeopardize the applicability to information, materials or documents in the possession of Purchaser or any of its Subsidiaries (including the Company and the Company Subsidiaries from and after Closing) of the attorney-client privilege, the work product doctrine or any other privileges to the extent relating to (i) the Business at or before Closing, (ii) any business, operations, assets, properties, rights or liabilities of Parent, Guarantor, Seller or any of their current or future Subsidiaries or (iii) any litigation (or, to the knowledge of Purchaser, threatened litigation) to which Parent, Guarantor, Seller or any of their current or future Subsidiaries is or may potentially be a party or a third party witness or have contribution obligations.

(c) Purchaser shall, and shall cause its Subsidiaries to, use reasonable best efforts, including by entering into joint defense agreements at the reasonable request of Seller, to preserve the applicability of the attorney-client privilege, the work product doctrine and any other privileges to the information, materials and documents that Purchaser or any of its Subsidiaries has received or will receive from, or has provided to or will provide to, Parent, Guarantor, Seller and their respective Subsidiaries.

SECTION 6.03. Confidentiality; Publicity.

(a) The terms of the Confidentiality Agreement, dated as of September 13, 2012, between Purchaser and Parent (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing. From and after the Closing, the restrictions on the use and disclosure of Evaluation Material (as such term is defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement shall not apply to Purchaser or its Affiliates and their respective employees, agents or representatives in respect of any information solely to the extent relating to the Business, the Company or the Company Subsidiaries. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement, and Purchaser’s obligations thereunder and pursuant to this Section 6.03, shall nonetheless continue in full force and effect in all respects.

(b) Purchaser and Seller shall agree in advance upon the texts of their respective initial press releases, investor presentations and securities law and stock exchange filings that announce and explain the execution of this Agreement and the transactions contemplated hereby and by the Ancillary Agreements, such agreement not to be unreasonably withheld, conditioned or delayed and except that each party may make any such disclosure as required by applicable Law; provided that, each party and its Affiliates shall give the other a reasonable opportunity to review and comment on such disclosure to the extent practicable. Thereafter, Purchaser and Seller shall consult with one another in good faith in advance to the extent either intends to make a publicly available statement or disclosure (including any disclosures pursuant to securities laws or stock exchange rules) about this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby that differs in a material respect from the texts agreed upon in advance of the initial announcement and explanation of this Agreement and the transactions contemplated hereby and by the Ancillary Agreements; and Purchaser and Seller shall agree upon the material changes to the texts thereof, such agreement not to be unreasonably withheld, conditioned or delayed and except that each party may make any such disclosure as required by applicable law; provided that, each party and its Affiliates shall give the other a reasonable opportunity to review and comment on such disclosure to the extent practicable.

SECTION 6.04. Efforts and Actions to Cause the Closing to Occur.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall (and each of them shall cause their respective Affiliates to) use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Closing as promptly as practicable, including using their reasonable best efforts: (i) to cause the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority; (ii) to defend, and seek to prevent the initiation of, all lawsuits and all other proceedings by or before any Governmental Authority challenging this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby and to cause to be lifted or rescinded any injunction, decree, ruling, order or other action by any Governmental Authority adversely affecting the ability of Purchaser and Seller to consummate the Closing without delay; and (iii) to cause the conditions to the Closing specified in Article IX to be satisfied. In furtherance of and not in limitation of the foregoing, each of Purchaser and Seller agrees to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act within 15 Business Days after the date hereof and any filings or applications required under the Laws of any non-U.S. jurisdiction as required with respect to the transactions contemplated hereby promptly after the date hereof. Each of Purchaser and Seller further agrees to use reasonable best efforts to certify substantial compliance with any “second request” or similar request for additional information or documentary material from the Department of Justice or the Federal Trade Commission pursuant to the HSR Act, or any Supplementary Information Request from the Canadian Competition Bureau, within 90 days after receipt of such second request or Supplementary Information Request and to produce documents on a rolling basis. Nothing contained in this Agreement shall require Seller or any of its Affiliates to relinquish or forbear any right or pay any consideration to any other Person (other than nominal filing and application fees to Governmental Authorities and fees and expenses of advisors and consultants) from whom any such approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers are requested.

(b) If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Purchaser and Seller shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite clearances, approvals, consents or orders of each applicable Governmental Authority, including:

(i) cooperating with each other in connection with filings under the HSR Act, any foreign investment or competition Laws or any other Laws;

(ii) subject to the last sentence of this Section 6.04(c), furnishing to the other party or their respective counsel all information within its possession that is reasonably required for any application or other filing to be made by the other party pursuant to the HSR Act, any foreign investment or competition Laws or any other Laws in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications from or with any Governmental Authority to the extent relating to the transactions contemplated by this Agreement;

(iv) not agreeing to participate or participating in any meeting or discussion with any Governmental Authority to the extent relating to obtaining such clearances, approvals, consents or orders, unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority, but subject to the last sentence of this Section 6.04(c), gives the other party the opportunity to attend and participate thereat to the extent permitted by Law; and

(v) subject to the last sentence of this Section 6.04(c), consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, any foreign investment or competition Laws or any other Laws to the extent relating to obtaining such clearances, approvals, consents or orders.

Notwithstanding the foregoing, Seller’s obligations under this Section 6.04 shall be subject to the last sentence of Section 6.02(a) and nothing in this Agreement shall require Seller to disclose to Purchaser or any of its representatives, or grant Purchaser or any of its representatives any access in any way (including at meetings with Governmental Authorities) to, any nonpublic information about itself, any of its Affiliates or any of its or its Affiliates’ respective businesses or operations other than information about the Business.

(d) Prior to the Closing, Purchaser shall not (and shall not permit any of its Affiliates to) (i) knowingly take any action after the date hereof that would reasonably be expected to delay, hinder or otherwise obstruct the consummation of the Closing, including any action that delays the obtaining of, or results in not obtaining, any permission, approval or consent from any Governmental Authority or other Person required to be obtained prior to the Closing, (ii) enter into any transaction, or any agreement to effect any transaction involving any merger or acquisition of shares or assets of any entity engaged in a business which is directly competitive with the Business that might reasonably be expected to make it more difficult, or to increase the time required, to satisfy the conditions in Section 9.01(c) or Section 9.01(e) or (iii) enter into any transaction, or an agreement to effect any transaction, involving the issuance of securities of Purchaser that would result in the Closing of this Agreement being subject to the approval of Purchaser’s shareholders.

(e) Purchaser shall take all actions necessary to cause the Stock Consideration to be approved for listing on the Purchaser Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.05. Insurance.

(a) Except as provided in Section 6.05(c), (i) Purchaser shall not, and shall cause its Affiliates, including the Company and the Company Subsidiaries after the Closing, not to, assert, by way of claim, action, litigation or otherwise, any right to any Seller Policies or any benefit under any such Seller Policies, and (ii) Seller and its Affiliates (other than the Company and the Company Subsidiaries) shall retain after the Closing all right, title and interest in and to Seller Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

(b) Except as provided in Section 6.05(c), at the Closing, Purchaser shall release, and shall cause its Affiliates, including the Company and the Company Subsidiaries, to release all rights to all Seller Policies.

(c) Notwithstanding anything herein to the contrary, all claims and proceeds actually paid out to Seller or any of its Subsidiaries under occurrence-based Seller Policies (other than actual or de facto self-insurance arrangements) after the Closing shall be for the benefit of Purchaser to the extent such claims and proceeds are in respect of the Business (other than the Excluded Assets) arising from any event, act or omission prior to the Closing and Seller shall cause such proceeds to be transferred to Purchaser promptly after such proceeds are received by Seller after the Closing; provided, however, that such proceeds shall be for the benefit of, and shall be kept by, Seller to the extent such proceeds are reimbursements for expenditures that have been made prior to the Closing by Seller or that relate to Retained Liabilities. If (i) Purchaser would be entitled to the proceeds of a claim made after the Closing under an occurrence-based Seller Policy (other than any actual or de facto self-insurance arrangement) relating to the period prior to the Closing and (ii) Purchaser informs Seller in a timely manner of such claim, then Seller shall report and pursue such claim in a manner that is at least as favorable to the claimant as the manner in which Seller reports and pursues claims by its then-existing Subsidiaries; provided that if the insurer disputes such claim, then Seller shall only be required to contest such position of the insurer if Purchaser pays, without the right to set off, the costs and expenses of such contest (without regard to the outcome of such dispute). With respect to insurance coverage written on a claims made basis, (i) Seller and its Subsidiaries shall have no Liability to Purchaser and its Affiliates or the Business under such insurance coverage in connection with claims made after the Closing and (ii) to the extent the Closing Working Capital takes into account rights to receive further payments under such policies as an asset of the Business, Purchaser shall have the right to receive such payment if and when made to Seller.

(d) Purchaser shall cooperate with Seller and its Subsidiaries to obtain the return or release of all bonds, security and indemnifications given by Seller and its Subsidiaries (other than the Company and the Company Subsidiaries) without any further Liability on the part of Seller and its Subsidiaries (other than the Company and the Company Subsidiaries) in connection with the Business, and, if necessary, to effectuate such return or release, Purchaser shall, to the extent required, post its own bonds, letters of credit, indemnifications and other security in substitution therefor.

SECTION 6.06. Certain Services and Benefits Provided by Affiliates; Intercompany Matters; Further Assurances.

(a) Purchaser acknowledges that the Business currently receives Overhead and Shared Services from Parent and its Subsidiaries (other than the Company and the Company Subsidiaries). Purchaser further acknowledges that, except as otherwise expressly provided in the Transition Services Agreement or as set forth in Section 6.06(a) of the Seller Disclosure Schedule, as it relates to the Business, all such Overhead and Shared Services shall cease, and any agreement by the Company or any Company Subsidiary with Parent or any Subsidiary of Parent (other than the Company and the Company Subsidiaries) in respect thereof shall terminate, as of the Closing Date.

(b) Except as set forth in Section 6.06(a) of the Seller Disclosure Schedule, from and after the Closing, all rights and obligations of any party under all agreements and arrangements between Parent and its Subsidiaries (other than the Company and the Company Subsidiaries), on the one hand, and the Company and the Company Subsidiaries, on the other hand, shall terminate and be cancelled without any further Liability, including Liability relating to any period prior to the Closing. From and after the Closing, Seller shall cause Parent and its Subsidiaries, and Purchaser shall cause the Company and the Company Subsidiaries, to agree to the provisions of this Section 6.06.

(c) Without limiting the scope of Section 6.06(a) or Section 6.06(b), prior to the Closing, Purchaser shall use its reasonable best efforts to cause itself to be substituted in all respects for Parent and its Subsidiaries (other than the Company and the Company Subsidiaries), and for Parent and its Subsidiaries (other than the Company and the Company Subsidiaries) to be released, effective as of the Closing (or, if such substitution and release cannot be effected as of the Closing, as soon as reasonably possible after the Closing and, in any event, no later than 30 days after Closing), in respect of all Liabilities of Parent and its Subsidiaries (other than the Company and the Company Subsidiaries) under each of the Indemnified Guarantees (as such term is defined below). For any Indemnified Guarantees for which Purchaser is not substituted in all respects for Parent and its Subsidiaries (other than the Company and the Company Subsidiaries) or for which Parent and its Subsidiaries (other than the Company and the Company Subsidiaries) are not released effective as of the Closing, Purchaser shall continue to use its reasonable best efforts and shall cause the Company and the Company Subsidiaries to use their respective reasonable best efforts to effect such substitution and release as soon as practicable after the Closing. Purchaser further agrees that, to the extent Parent and its Subsidiaries are not fully and irrevocably released and discharged, Purchaser shall, and shall cause the Company and the Company Subsidiaries, jointly and severally, to indemnify and hold harmless Parent and its Subsidiaries (other than the Company and the Company Subsidiaries) their respective managers, officers, directors, employees, representatives, agents, successors and assigns (the “Parent Indemnitees”) against any Liabilities that any Parent Indemnitee suffers, incurs or is liable from and after the Closing by reason of or arising out of or in consequence of: (A) any Parent Indemnitee maintaining, issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to any Indemnified Guarantees; (ii) any claim or demand for payment made on any Parent Indemnitee with respect to any of any Indemnified Guarantee; or (iii) any Action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantee. For purposes of this Agreement, the term “Indemnified Guarantees” shall mean the Liabilities of Parent and its Subsidiaries (other than the Company and the Company Subsidiaries) under any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement, consumer financing arrangements, credit support, or other similar commitment, understanding, agreement or obligation relating to the Business.

(d) Each of Purchaser and Seller shall, and shall cause their respective Subsidiaries (including, in the case of Purchaser from and after the Closing, the Company and the Company Subsidiaries) to, execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this

Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby; provided that, notwithstanding anything to the contrary in such documents or other papers, nothing in such documents or other papers shall supersede or otherwise amend or modify the rights and obligations provided for in this Agreement and, in the event of any conflict or alleged conflict between such documents or other papers, on the one hand, and this Agreement, on the other hand, the terms and conditions of this Agreement (including Articles XI and XII) shall prevail. Each of Purchaser and Seller shall, upon the request of the other party, and at no cost to the requesting party (other than reimbursement of out-of-pocket expenses), make its employees available at reasonable times and cooperate in all reasonable respects in the preparation for, and prosecution and defense of, each Specified Retained Litigation and each other lawsuit, arbitration or other Action (whether disclosed or not disclosed in the Seller Disclosure Schedule) filed or claimed against Seller, the Company or any Company Subsidiaries or any of their Affiliates or any of the respective agents, directors, officers and employees, whether currently pending or asserted in the future by any third party (i.e., not disputes under this Agreement), concerning the operation or conduct of the Business prior to the Closing Date (including in each case by making employees available at reasonable times to provide information and discovery documentation, take depositions and testify); provided that each of Purchaser and Seller shall take all reasonable precautions so as not to jeopardize any privilege reasonably available to any of Purchaser, Seller or any of their respective Affiliates.

SECTION 6.07. Certain Intellectual Property Matters.

(a) Purchaser agrees that, following the Closing Date, Purchaser shall not knowingly use and shall cause each of its Affiliates to not knowingly use any third-party software loaded on the Equipment included in the assets of the Company or any Company Subsidiary as of the Closing Date if such software is not licensed to Purchaser for such use, and Purchaser acknowledges and agrees that, following the Closing Date, Purchaser and its Affiliates do not have the right to use any such software. Purchaser shall use commercially reasonable best efforts, as soon as is reasonably practical, to license or delete all such software from any of the Equipment on which it is installed.

(b) Purchaser and the Company acknowledge that the Patents included in the Company Intellectual Property are acquired subject to any pre-existing licenses. Purchaser agrees to (i) be bound and cause its Affiliates (including the Company and the Company Subsidiaries) and any subsequent assignee to be bound by any obligations imposed by any Governmental Order entered prior to Closing applicable to any Patents included in the Company Intellectual Property, if any, that are “essential” (as defined by the rules of any standard-setting bodies, industry groups or consortia or by such Governmental Order) or are otherwise required to be licensed on fair, reasonable and non-discriminatory or royalty-free terms pursuant to the promises, declarations and commitments referenced in clause (ii)(x) below, provided that Seller shall provide to Purchaser a copy of any such Governmental Order prior to the Closing Date, (ii) be bound and cause its Affiliates (including the Company and the Company Subsidiaries) and any subsequent assignee to be bound by the Liabilities arising from the promises, declarations and commitments made by or otherwise binding upon Seller or its Affiliates, including the Company and the Company Subsidiaries, concerning any of the Patents included in the Company Intellectual Property, (x) in connection with the standard-setting bodies, industry groups or consortia (or their members or implementers of their standards or specifications) that are set forth in Section 6.07(b)(ii)(x) of the Seller Disclosure Schedule and (y) pursuant to the Contracts that are set forth in Section 6.07(b)(ii)(y) of the Seller Disclosure Schedule, and (iii) notify in writing any subsequent purchaser of any of the Patents included in the Company Intellectual Property of the existence of promises, declarations and commitments made to the standard-setting bodies, industry groups or consortia set forth in Section 6.07(b)(ii)(x) of the Seller Disclosure Schedule (to the extent applicable to such Patents) and to require such subsequent purchasers to notice terms substantially the same as those set forth in this Section 6.07(b)(ii).

(c) If between the date hereof and the Closing Date it becomes apparent that the TCC License Agreement between Guarantor and Tessera, Inc. (“Tessera”), effective as of January 1, 2011, and amended as of April 1, 2011 (the “Tessera Agreement”), will survive the Closing Date, Purchaser agrees to enter, at Seller’s sole expense, prior to the Closing Date, into a license agreement with Tessera for the Business, such license having identical terms and conditions to the Tessera Agreement, and otherwise in accordance with Section VII.D thereof. Guarantor agrees to cooperate in good faith and use reasonable efforts to facilitate the conclusion of such license agreement between Purchaser and Tessera as may be reasonably required.

(d) Between the date hereof and the Closing Date, Guarantor shall transfer a portion of Guarantor’s interest in a certain joint venture (the “JV”) to the Company, such that the Company shall hold a 25.3% Interest in the JV and Guarantor shall hold a 8% Interest in the JV, and both the Company and Guarantor shall be Members of the JV (as “Member” and “Interest” are defined in the Limited Liability Company Agreement for the JV, dated as of January 31, 2007 (the “JV Agreement”)). Guarantor and the Company agree to execute such instruments as necessary to effect the transfer of the portion of Guarantor’s Interest in the JV as specified herein. The Company and Purchaser agree that Company shall be bound by the terms of the JV Agreement and shall be responsible for Guarantor and the Company’s share of financial or other contributions for the management and prosecution of the IP Portfolio (as defined in the JV Agreement), and Guarantor shall not have any such obligations, provided that Company shall be entitled to all rights to acquire or assert patents included within the IP Portfolio (as defined in the JV Agreement) and to all income attributable to Company and Guarantor based on their Interests (other than out-of-pocket costs of Guarantor), and Guarantor shall have no such rights.

SECTION 6.08. Ancillary Agreements.

(a) Prior to the Closing Date, Purchaser and Seller each shall use its commercially reasonable efforts to agree upon Schedule A to the Transition Services Agreement.

(b) On the Closing Date, each of Purchaser and Seller shall (and, if applicable, each shall cause its Subsidiaries or, in the case of Purchaser, its Affiliates to) execute and deliver each of the Ancillary Agreements to which it is a party if such Ancillary Agreement has not been previously executed and delivered.

(c) As soon as practicable after the date hereof, Seller shall, after consulting with Purchaser, appoint a national bank to serve as the paying agent (“Paying Agent”) pursuant to Section 3.04. Seller and Purchaser shall each execute and deliver a customary paying agent agreement (the “Paying Agent Agreement”) with Paying Agent and bear 50% of all amounts owing to Paying Agent in accordance with such agreement.

SECTION 6.09. Maintenance of Books and Records. After the Closing, each of Purchaser and Seller shall preserve (and shall cause each of their respective Affiliates and Subsidiaries to preserve), until at least the sixth anniversary of the Closing Date, all pre-Closing records possessed or to be possessed by such party relating to the Business. After the Closing Date and up until at least the sixth anniversary of the Closing Date, upon any reasonable request from a party hereto or its employees, agents or representatives, the party holding such records shall (a) provide to the requesting party or its employees, agents or representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its employees, agents or representatives to make copies of such records, in each case at no cost to the requesting party or its employees, agents or representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or arrangement (it being understood that each party shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the other party to occur without jeopardizing any such privilege or contravening such Law, duty or agreement); provided, further, that Seller shall have no obligation to Purchaser under this Section 6.09 to preserve any records related to Taxes that Seller was not required to make available pursuant to clause (a) of Section 6.02 hereof. Such records may be sought under this Section 6.09 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

SECTION 6.10. Internal Restructuring.

(a) Seller shall use its reasonable best efforts to complete, as promptly as practicable and at Seller’s sole cost and expense, the Internal Restructuring in a manner that is substantially in accordance with Section 6.10 of the Seller Disclosure Schedule. Notwithstanding anything herein to the contrary, the failure to complete all or any part of the Internal Restructuring prior to the Closing Date shall not give rise to the failure of any condition to Closing in Section 9.02 to have been satisfied.

(b) As promptly as practicable after the date hereof (and in any event not later than thirty (30) days after the date hereof), Seller and Purchaser shall establish a transition committee (the “Transition Committee”) jointly led by one (1) representative designated by each of Seller and Purchaser. Seller and Purchaser will use their reasonable best efforts to cause the Transition Committee to agree, not later than 45 days following the date hereof, upon a schedule of services that will be provided by Seller or any of its Affiliates in preparation for, or in connection with, the operational or physical separation of the Company and the Company Subsidiaries from Seller and its Affiliates.

(c) With respect to any of the Included Assets or corresponding Liabilities of the Business that are to be transferred to the Company or a Company Subsidiary pursuant to the Internal Restructuring and that have not been so transferred on or prior to the Closing Date, (i) Purchaser and Seller shall (and Purchaser shall cause the Company and the Company Subsidiaries to) use their respective reasonable best efforts from and after the Closing to complete the Internal Restructuring, and (ii) until such time as the Internal Restructuring has been completed, any such Included Assets and corresponding Liabilities, to the extent not fully transferred in accordance with the Internal Restructuring shall be subject to the following arrangements: (A) Purchaser and Seller shall (and Purchaser shall cause the Company and the Company Subsidiaries to) use their respective reasonable best efforts from and after the Closing (1) to cause such Included Assets to be held for the use and benefit, insofar as reasonably possible, of Purchaser, the Company or one or more of the Company Subsidiaries (as specified by Purchaser), at Purchaser’s expense; and (2) to place Purchaser, the Company or one or more of the Company Subsidiaries (as specified by Purchaser), insofar as reasonably possible, in the same position as if such Included Assets had been transferred as contemplated by the Internal Restructuring (including granting Liens on the Included Assets as necessary in connection with the Debt Financing) and so that all the benefits and Liabilities relating to such Included Assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Included Assets and all corresponding Liabilities, inure from and after the Closing Date to Purchaser, the Company or one or more of the Company Subsidiaries (as specified by Purchaser); (B) notwithstanding anything herein to the contrary, Purchaser shall reimburse Seller for (or, upon request, advance to Seller) all out-of-pocket expenses incurred by Seller or any of its Affiliates in connection with the immediately preceding clause (A); and (C) Purchaser shall indemnify Parent, Guarantor, Seller and their respective Affiliates for any Liabilities corresponding to such Included Assets (except to the extent resulting from the gross negligence or willful misconduct of Seller or any of its Affiliates) that arise during or relate to the period between Closing and such time as such Included Assets are fully transferred pursuant to clause (i) above, provided that such indemnification obligation under this clause (C) shall be subject to set-off for any amounts owing by Seller to Purchaser under Article XI to the extent arising from such Liabilities.

(d) With respect to any of the Excluded Assets or corresponding Liabilities that are to be transferred by the Company or any Company Subsidiary to Seller or an Affiliate of Seller pursuant to the Internal Restructuring and that have not been so transferred on or prior to the Closing Date, (i) Purchaser and Seller shall (and Purchaser shall cause the Company and the Company Subsidiaries to) use their respective reasonable best efforts from and after the Closing to complete the Internal Restructuring, and (ii) until such time as the Internal Restructuring has been completed, any such Excluded Assets and corresponding Liabilities, to the extent not fully transferred in accordance with the Internal Restructuring shall be subject to the following arrangements: (A) Purchaser and Seller shall (and Purchaser shall cause the Company and the Company Subsidiaries to) use their respective reasonable best efforts from and after the Closing (1) to cause such Excluded Assets to be held for the use and benefit, insofar as reasonably possible, of Seller or one or more of its Affiliates (as specified by Seller), at Seller’s expense; and (2) to place Seller or one or more of its Affiliates (as specified by Seller), insofar as reasonably possible, in the same position as if such Excluded Assets had been transferred as contemplated by the Internal Restructuring and so that all the benefits and Liabilities relating to such Excluded Assets, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Excluded Assets and all corresponding Liabilities, inure from and after the Closing Date to Seller or one or more of its Affiliates (as specified by Seller); (B) notwithstanding anything herein to the contrary, Seller shall reimburse Purchaser for (or, upon request, advance to Purchaser) all out-of-pocket expenses incurred by Purchaser or any of its Affiliates in connection with the immediately preceding clause (A); and (C) Seller shall indemnify Purchaser and its Affiliates for any Liabilities corresponding to such Excluded Assets (except to the extent resulting from the gross negligence or willful misconduct of Purchaser or any of its Affiliates).

SECTION 6.11. Financing.

(a) Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Debt Financing Commitment if such amendment, modification, waiver or replacement (i) (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing, in each case in a manner that would reasonably be expected to (1) delay or prevent the Closing, (2) delay or impair the availability of the Debt Financing at Closing or impede the satisfaction of the conditions to obtaining the Debt Financing at Closing, or (3) otherwise adversely impact the ability of Purchaser to enforce its rights against other parties to the Debt Financing Commitment or the definitive agreements with respect thereto (collectively, the “Restricted Financing Commitment Amendments”) (provided that, subject to the limitations set forth in this Section 6.11, Purchaser may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date hereof, but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Financing Commitment Amendment), or (ii) results in the early termination of the Debt Financing Commitment, and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Financing Commitment and to cause the conditions described in clause (y) of the final proviso to the definition of “Marketing Period” set forth in Section 1.01 to be satisfied as promptly as practicable, including using its reasonable best efforts to (A) maintain in effect the Debt Financing Commitment (including by complying with so-called “flex” provisions) until the funding of the Debt Financing at or prior to Closing, (B) satisfy on a timely basis (or obtain a waiver of) all conditions and covenants applicable to Purchaser to obtaining the Debt Financing at Closing as set forth therein, (C) negotiate, execute and deliver definitive agreements with respect to such Debt Financing on the terms and conditions (including the “flex” provisions) contemplated by the Debt

Financing Commitment (and provide copies thereof to Seller), (D) fully pay any and all commitment fees or other fees required by the Debt Financing Commitment and (E) upon satisfaction of the conditions set forth in the Debt Financing Commitment, consummate the Debt Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Financing Commitment, Purchaser shall promptly notify Seller and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources (x) with conditions to the funding of the Debt Financing not materially less favorable to the interests of Seller than those included in the Debt Financing Commitment and (y) in an amount sufficient to consummate the transactions contemplated hereby, including the payment of the Estimated Cash Consideration, the amounts to be paid pursuant to Section 3.05 (if any) and all related fees and expenses promptly following the occurrence of such event, and in any event prior to or on the Closing Date. Purchaser shall promptly deliver to Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Seller with any portion of the Debt Financing. Purchaser shall keep Seller reasonably informed and in reasonable detail with respect to all material developments concerning the Debt Financing. Without limiting the generality of the foregoing, Purchaser shall promptly (and, in any event, within one (1) Business Day) notify Seller in writing (1) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both could reasonably be expected to give rise to any breach or default) by any party to the Debt Financing Commitment or the definitive agreements with respect thereto, (2) of the receipt by Purchaser or any of its Affiliates or their respective employees, agents or representatives of any notice or other communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Financing Commitment or any definitive agreement related thereto or any provision of the Debt Financing contemplated pursuant to the Debt Financing Commitment or any definitive agreement related thereto (including any proposal by any lender named in the Debt Financing Commitment or any definitive agreement related thereto to withdraw, terminate or make a material change in the terms of (including the amount of financing contemplated by) the Debt Financing Commitment) or (B) material dispute or disagreement between or among any parties to the Debt Financing Commitment or any definitive agreement related thereto and (3) if for any reason Purchaser believes in good faith that there is a material possibility that it will not be able to obtain all or any portion of the financing contemplated in the Debt Financing Commitment on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or the definitive agreements related thereto. References in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitment as permitted by this Section 6.11 to be amended, modified or replaced (including, replacement with alternative financing and alternative financing commitments pursuant to this Section 6.11) and references to “Debt Financing Commitment” shall include such documents as permitted by this Section 6.11 to be amended, modified or replaced (including replacement with alternative financing commitments pursuant to this Section 6.11), in each case from and after such amendment, modification or replacement. Prior to the consummation of the Debt Financing, Purchaser shall not, and shall not permit any of its Subsidiaries, to accept any offer for all or any substantial part of the capital stock of Purchaser or the Business.

(b) Prior to Closing, Seller and its Subsidiaries shall use their reasonable best efforts to provide to Purchaser, and shall use their reasonable best efforts to cause their respective employees, advisors and representatives to provide to Purchaser, all cooperation that is reasonably requested by Purchaser in connection with the Debt Financing, including: (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective Financing Sources, investors and ratings agencies, and reasonably cooperating with the marketing efforts of Purchaser and its Financing Sources, in each case in connection with the Debt Financing, (ii) furnishing Purchaser and its Financing Sources with the Required Financial Information (it being understood that the failure to provide audited financial statements as of and for the year ended December 31, 2012 prior to March 30, 2013 shall not be deemed a breach of this Section 6.11(b)(ii)), (iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Debt Financing, (iv) assisting with the completion of the definitive financing documents and in taking such steps as may be necessary to perfect the liens and security interests to be granted as security for the Debt Financing in the assets of the Business; provided, that any such liens or security interests do not attach or otherwise become effective prior to the occurrence of the Closing, (v) executing and delivering, on behalf of the Company and the Company Subsidiaries, any necessary pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by Purchaser; provided that any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing, (vi) obtaining a certificate of the Chief Financial Officer of the Business with respect to solvency matters to the extent required by the Financing Sources, customary authorization letters with respect to the bank information memoranda and (vii) using reasonable best efforts to obtain legal opinions, surveys and title insurance at the expense of and as reasonably requested by Purchaser on behalf of the Financing Sources; provided, however, that nothing herein shall require such cooperation either to support any financing other than a debt financing in the form of a secured credit facility or to the extent it would interfere unreasonably with the Business or operations of Seller and its Subsidiaries; and provided, further, that Seller, its Affiliates and its and their respective officers, directors or employees shall not be required to authorize, execute, deliver or perform under any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing. Seller, on behalf of the Business, hereby consents to the use of the Business’s logos in connection with the Debt Financing contemplated by the Debt Financing Commitment; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Business, Seller or its Affiliates. Seller agrees that it shall consent to Purchaser’s publicly furnishing to the SEC, on Item 7.01 of Form 8-K, Required Financial Information (that is listed in clause (1) of the definition of “Required Financial Information”) solely to the extent necessary to permit syndication of the Term Loan B to lenders that would not participate in such syndication if they were to receive material non-public information.

(c) If the Marketing Period ends before, but the Closing Date has not occurred by, February 28, 2013, then Seller shall prepare and deliver, by no later than February 28, 2013, the consolidated unaudited balance sheet and consolidated unaudited statements of operations, cash flows and shareholders’ equity of the Business as of and for the year ended December 31, 2012. If the Marketing Period ends before, but the Closing Date has not occurred by, March 30, 2013, then Seller shall prepare and deliver, by no later than March 30, 2013, the consolidated balance sheet and consolidated statements of operations, cash flows and shareholders’ equity of the Business as of and for the year ended December 31, 2012, accompanied by an unqualified report thereon of the independent accountants of the Business.

(d) None of Seller, its Affiliates (other than the Company and the Company Subsidiaries after the Closing) and its and their employees, agents or representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 6.11 and any information utilized in connection therewith. Purchaser shall, without set-off, indemnify and hold harmless Seller, its Affiliates and its and their employees, agents and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.11 or any information utilized in connection therewith except to the extent arising from the gross negligence or willful misconduct of the Seller or its Affiliates. Purchaser shall, without set-off, promptly upon request of Seller, advance or reimburse (as requested) Seller and its Affiliates for all out-of-pocket costs (including those of its and their accountants, consultants, legal counsel, agents and other representatives) to be incurred or that have been incurred by Seller and its Affiliates in connection with their performance of this Section 6.11 or otherwise to support or cooperate with the Debt Financing.

(e) Prior to the Closing, Purchaser shall not (and shall not permit any of its Affiliates to) take any action, or enter into any transaction, or any agreement to effect any transaction that might reasonably be expected to (i) delay or impair the availability of the Debt Financing at Closing or impede the satisfaction of the conditions to obtaining the Debt Financing at Closing, or (ii) otherwise materially and adversely impact the ability of Purchaser to enforce its rights against other parties to the Debt Financing Commitment or the definitive agreements with respect thereto.

SECTION 6.12. Reporting Obligations. Seller will use its reasonable best efforts (and deliver no later than 71 days after the date of the filing with the SEC by Purchaser of its announcement of the Closing under item 2.01 of Form 8-K), to prepare the financial information required by Purchaser for filings of Purchaser required under Item 9 of Form 8-K as a result of the consummation of the transactions contemplated hereby; provided, that for the avoidance of doubt, Seller shall not be deemed to be in breach of this undertaking as a result of a failure to deliver audited financial statements of the Company as of and for the year ended December 31, 2012 prior to March 31, 2013. Seller shall bear up to $1,900,000, in the aggregate, of out-of-pocket costs (including those of its and its Affiliates’ accountants, consultants, legal counsel, agents and other representatives) to be incurred or that have been incurred by Seller and its Affiliates in connection with the preparation of audited financial statements as of and for the year ended December 31, 2012. Purchaser shall, without set-off, promptly upon request of Seller, advance or reimburse (as requested) Seller and its Affiliates for any out-of-pocket costs to be incurred or that have been incurred by Seller and its Affiliates (a) in excess of such $1,900,000 in connection with the preparation of the audited financial statements as of and for the year ended December 31, 2012 and (b) otherwise in connection with this Section 6.12.

SECTION 6.13. Shared Contracts. Prior to or at the Closing, each Contract (other than those Contracts included in the Excluded Assets) with third-party suppliers or service providers to which Seller or one of its Affiliates (other than the Company and the Subsidiaries), on the one hand, and the Company or any Company Subsidiary, on the other hand, is a party and pursuant to which services or supplies are provided to both (A) Seller or one of its Affiliates (other than the Company and the Company Subsidiaries) and (B) the Company or any Company Subsidiary (each, a “Shared Contract”) shall be assigned in part, or appropriately amended, so that each party being provided supplies or services thereunder shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, that relate to its businesses, in each case in accordance with the allocation of benefits and burdens set forth in Section 6.13 of the Seller Disclosure Schedule (the “Shared Contract Allocation”); provided, however, that, in no event shall any assignment or amendment be required with respect to any Shared Contract which is not assignable or cannot be amended by its terms (it being understood, however, that: (i) Seller and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and use their respective commercially reasonable efforts to do, or cause to have been done, and assisted and cooperated with the other party in doing, all things reasonably necessary, proper or advisable to have obtained such assignment or amendment of any such Shared Contract, and (ii) following the Closing, with respect to any Shared Contract which has not been so assigned or amended, Seller and Purchaser shall, if and to the extent consistent with contractual obligations and applicable legal and fiduciary obligations under applicable Law, use their respective reasonable best efforts to cooperate in a mutually agreeable arrangement under which Seller and its Affiliates, on the one hand, and the Company and the Company Subsidiaries, on the other hand, would, in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens set forth pursuant to the Shared Contract Allocation.

SECTION 6.14. Tax Treatment.

(a) From the date hereof through the Closing Date, each party hereto shall use its reasonable best efforts to cause the Exchanges, taken together, to qualify as an “exchange” governed by the provisions of Section 351 of the Code, and shall not take any action reasonably likely to cause the exchanges not to so qualify.

(b) Post-Closing Actions.

(i) The Company shall not liquidate or merge into any affiliated entity, or (in a single transaction or a series of transactions) sell or otherwise dispose of more than 50% of its assets to any affiliated entity, within two years after the Closing Date, without the express written consent of Seller.

(ii) Arris shall not liquidate or merge with or into Arris Holdco within two years after the Closing Date, without the express written consent of Seller.

(iii) Arris HoldCo shall not liquidate or merge with or into Arris, the Company, or a subsidiary of Arris or the Company, within two years after the Closing Date, without the express written consent of Seller.

(iv) None of the Company, Arris HoldCo or Arris will take or fail to take any action which prevents or could reasonably be expected to prevent the Exchanges, taken together, to qualify as an “exchange” governed by the provisions of Section 351 of the Code.

SECTION 6.15. Non-Solicit. For a period of two years following the Closing Date, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Purchaser, directly or indirectly, solicit for employment or hire any person listed on Section 6.15 of the Seller Disclosure Schedule (such persons the “Restricted Employees”), unless such person ceased to be an employee of Purchaser or its Subsidiaries prior to such action by Seller or its Affiliates; provided, however, that Seller and its Affiliates shall not be prohibited from hiring any Restricted Employee (x) who responds to a general solicitation in media of general circulation (including advertisements posted on the Internet or in trade media) not expressly targeted at such Restricted Employees or (y) who are referred to Seller or its Affiliates by search firms, employment agencies or other similar entities, provided that such entities have not been specifically instructed to solicit Restricted Employees.

SECTION 6.16. Transfer Restrictions; Standstill; Voting. From the Closing until the date (the “Cessation of Restrictions Date”) that is the earlier of (x) first date on which Seller and its Affiliates cease to hold, in the aggregate, a number of shares equal to at least five percent (5%) of the issued and outstanding voting stock of Arris Holdco (without taking into account any share repurchases by Purchaser subsequent to the Closing Date) and (y) the entrance by Purchaser into an agreement providing for, the announcement of a proposal for, or the recommendation by Purchaser of, an Extraordinary Matter:

(a) Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Arris Holdco, transfer, sell or otherwise dispose (other than derivative transactions that are not physically settled) of any of the Stock Consideration, other than:

(i) through underwritten public offerings of the Stock Consideration pursuant to effective registration statements (other than on Form S-4, S-8 or a comparable form) under the Securities Act;

(ii) through open market sales on the Purchaser Stock Exchange in amount that do not to exceed the one percent (1%) of the outstanding shares of the same class of stock of Purchaser being sold in any three month period;

(iii) through unrelated private transactions or block trades in which no more than two percent (2%) of the outstanding voting stock of Arris Holdco then issued and outstanding are sold;

(iv) by way of acceptance of an issuer or third party tender or exchange offer made available to all holders of issued and outstanding shares of the same class of Arris Holdco;

(v) in connection with a third party acquisition or other third party business combination transaction involving Arris Holdco;

(vi) to an Affiliate that agrees to be bound by the restrictions contained in this Section 6.16(a); or

(vii) pursuant to a transaction approved in advance by Arris Holdco, it being understood that any request by Seller or its Affiliate for such an approval shall not be unreasonably withheld, conditioned or delayed.

        (b) From the Closing until the Cessation of Restrictions Date, Seller shall not and shall cause its Affiliates not to, without the prior written consent of Arris Holdco, acquire, publicly announce an intention to acquire, publicly offer or propose to acquire, or enter into any agreement, arrangement or understanding with a third party to acquire, whether alone or acting in concert with others, any shares of the voting stock of Arris Holdco, other than (i) through the receipt of a dividend, stock split or reverse stock split with respect to the Arris Holdco securities currently held by Seller or its Affiliates, (ii) acquisitions made through a passive investment vehicle or a broad market index mutual fund or exchange-traded fund or (iii) through the acquisition of an unaffiliated third party that owns shares of voting stock of Arris HoldCo where the primary purpose of the acquisition is not the acquisition of such shares of voting stock of Arris HoldCo; provided, that, nothing in this Section 6.16(b) shall limit Seller or any of its Affiliates from making private proposals or entering into private discussions with any member of management or the board of directors or Arris Holdco, communicating with or engaging any advisors or consultants, or making any disclosure that Seller or its Affiliate believes, in good faith, is required by applicable Law (including any such disclosure on Schedule 13D); and

        (c) From the Closing until the Cessation of Restrictions Date, Seller shall, and shall cause its Affiliates to, vote any Stock Consideration held by Seller or such Affiliates at all meetings of Arris Holdco’s stockholders and in all written consents solicited from the Arris Holdco’s stockholders in the same proportions in which all other stockholders of the Arris Holdco vote their shares at such meeting or in such written consent, provided, that in connection with any vote at an Arris Holdco stockholder meeting or written consent solicited from Arris Holdco’s stockholders in respect of any (w) merger, (x) sale of all or substantially all of the assets of Arris Holdco, (y) issuance of securities of (or convertible into or exchangeable for securities of) Arris Holdco (other than when such securities are being used as acquisition consideration in a transaction where the persons who “beneficially own” (as defined under Rules 13d-3 and 13d-5 of the Exchange Act) the outstanding voting securities of Arris HoldCo immediately before consummation of the acquisition beneficially own at least a majority of the outstanding voting stock of the combined or surviving entity immediately thereafter) or (z) other similar strategic transaction involving Arris Holdco, Seller and its Affiliates shall be entitled to vote any Stock Consideration it holds in such manner as such holder deems appropriate in its sole discretion; provided, further, that nothing in this Section 6.16(c) shall limit Seller or any of its Affiliates from tendering its Stock Consideration in any tender offer or exchange offer.

SECTION 6.17. Convertible Notes. Seller shall maintain unrestricted cash in at least an amount equal to the outstanding principal amount of the Convertible Notes.

ARTICLE VII

EMPLOYEE MATTERS

SECTION 7.01. Offers of Employment.

        (a) As of December 12, 2012, Section 7.01(a)(1) of the Seller Disclosure Schedule contains a true, correct and complete list of all of the Employees along with their title, primary place of employment, years of service and salary (or wages, if applicable). No later than the third Business Day prior to the Closing Date, Seller shall update Section 7.01(a)(1) of the Seller Disclosure Schedule to reflect new hires of Employees and terminations of employment of Employees that occurred between such date and the fifth Business Day prior to the Closing Date, as well as any Employee Transfers. Effective as of the Closing Date, Purchaser shall, or shall cause one of its applicable Affiliates (including the Company or a Company Subsidiary) to, offer employment to each Employee who (i) is actively employed on such date or is absent from employment due to vacation or temporary illness not reasonably expected to exceed five (5) days (the “Current Employees”) or (ii)(x) is absent from work due to an authorized leave of absence (including but not limited to a leave of absence due to a short-term or long-term disability) and (y) has the right to return to employment following expiration of such absence under applicable Law, effective as of the expiration of the leave (the “Leave Employees” and, together with the Current Employees, the “Closing Date Employees”), except in each case for Employees who are employed by the Company or a Company Subsidiary as of immediately prior to the Closing or whose employment otherwise transfers automatically to Purchaser or its Affiliate upon the occurrence of the Closing by operation of Law. All such offers of employment to (A) Current Employees shall provide for employment with Purchaser or an applicable Affiliate of Purchaser to commence effective as of 12:00 A.M., local time, on the day immediately following the Closing Date and (B) Leave Employees shall provide for employment with Purchaser or an applicable Affiliate of Purchaser to commence at the expiration of such Leave Employees’ leave. All such offers of employment shall be made in accordance with the applicable provisions of this Section 7.01. Each Closing Date Employee who accepts an offer of employment from Purchaser or one of its Affiliates and commences employment with Purchaser or an Affiliate, together with each Employee employed by the Company or a Company Subsidiary as of immediately prior to the Closing and each Employee whose employment is transferred to Purchaser or an Affiliate of Purchaser upon the occurrence of the Closing by operation of Law, shall be referred to herein as a “Transferred Employee”; provided that a Leave Employee shall not be treated as a Transferred Employee until the expiration of the Leave Employee’s leave and the Leave Employee’s commencement of active work. A Current Employee who arrives at his then applicable place of employment in the Business on the first Business Day immediately following the Closing Date shall be deemed for all purposes of this Agreement to have accepted the offer from Purchaser or one of its Affiliates. Offers pursuant to this Section 7.01(a) may, if Seller reasonably requests, make employment contingent upon the Transferred Employee’s waiver of any and all claims or right to severance in connection with the transfer of employment. The date a Transferred Employee commences employment with Purchaser or an Affiliate shall be referred to herein as the “Transfer Date.”

        (b) With respect to each U.S. Transferred Employee, Purchaser or its Affiliates shall provide such U.S. Transferred Employee with employment in a position that is comparable to such U.S. Transferred Employee’s position immediately prior to the Closing Date and, for the one-year period immediately following the Closing Date, Purchaser or its Affiliate: (i) shall provide to each Transferred Employee (A) no less favorable base salary, bonus opportunity and wage rates, as applicable, as provided to such Transferred Employee immediately prior to the Closing Date and (B) employee benefits under plans, programs and arrangements which will provide benefits to such Transferred Employee that are no less favorable, in the aggregate, than the benefits provided by Seller and its Affiliates, in each case, as of immediately prior to the Closing Date. Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Purchaser or any of its Affiliates to be obligated to continue the employment of any Transferred Employee for any period after the Closing Date.

        (c) With respect to each U.S. Transferred Employee, for the one-year period immediately following the Closing Date, Purchaser or its Affiliates shall provide severance benefits to each U.S. Transferred Employee that are no less favorable than those severance benefits applicable to such U.S. Transferred Employee as of immediately prior to the Closing Date. For the avoidance of doubt, if during such one-year period a U.S. Transferred Employee’s employment should terminate as a result of his or her desire not to accept a relocation to an office that would result in a commute of more than 50 miles from his or her office as of immediately prior to the Closing Date, then Purchaser will be obligated to pay such Transferred Employee severance at least equal to the amount that such U.S. Transferred Employee would have received if Seller’s severance plan (as in effect immediately prior to the Closing Date) was still in effect on the date of such U.S. Transferred Employee’s termination (taking into account any service that such U.S. Transferred Employee has with Purchaser or its Affiliates as of the date of such termination of employment).

        (d) With respect to each U.S. Transferred Employee, effective from and after the Transfer Date, Purchaser or its Affiliates shall (i) recognize, for all purposes under all plans, programs and arrangements established or maintained by Purchaser or its Affiliates for the benefit of the U.S. Transferred Employees, service with Seller and its Affiliates prior to the Transfer Date to the extent such service was recognized under the corresponding Seller Benefit Plan covering such U.S. Transferred Employees, including for purposes of eligibility, vesting and benefit levels and accruals, other than benefit accruals under a defined benefit plan or program, (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or its Affiliates for the benefit of the U.S. Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Benefit Plan and (iii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date under all employee health and other welfare benefit plans established or operated by Purchaser or its Affiliates for the benefit of the U.S. Transferred Employees (other than flexible spending accounts and similar plans which do not become Assumed Benefit Plans) for the plan year in which the Closing occurs.

        (e) To the extent permissible under applicable Law, Seller and Purchaser intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee prior to or upon the occurrence of the Transfer Date, including for purposes of any Seller Benefit Plan that provides for separation, termination or severance benefits, such that no such separation, termination or severance benefits to any Transferred Employee will be triggered as a result of the transactions contemplated by this Agreement where the Seller Benefit Plan will not provide such benefits due to the continued and uninterrupted employment of the Transferred Employee on terms and conditions consistent with this Article VII, and that such Transferred Employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Date, and Seller and Purchaser shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same.

        (f) Except as otherwise provided in Section 7.03(a), Seller shall be, or shall cause its Affiliates to be, responsible, either directly or through insurance policies maintained by Seller or its Affiliates, for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (iii) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, prior to the Transfer Date. Purchaser shall be, or shall cause its Affiliates to be, responsible for all (A) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (B) claims for short-term and long-term disability income benefits incurred by any Transferred Employee and (C) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, on or after the Transfer Date. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (1) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (2) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. Seller and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred prior to the Transfer Date by any Transferred Employee who accepts Purchaser’s or one of its Affiliate’s offer of employment. Purchaser and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Transfer Date by any Transferred Employee who accepts Purchaser’s or one of its Affiliate’s offer of employment and for all claims for workers compensation benefits for all other Transferred Employees. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. Each party and its Affiliates shall bear all of the liabilities, obligations and costs relating to, and shall indemnify and hold harmless the other party and its Affiliates from and against any claims for workers compensation for which such party and its Affiliates are liable pursuant to this Section 7.01(f).

        (g) Notwithstanding any other provision of this Section 7.01 to the contrary, (i) with respect to Non-U.S. Transferred Employees, (A) Purchaser or its Affiliates shall provide such Non-U.S. Transferred Employee with employment in a comparable position as such Non-U.S. Transferred Employee’s position immediately prior to the Closing Date, (B) effective from and after the Transfer Date, Purchaser or its Affiliates shall provide to such employees each term and condition of employment (including seniority and other service credit) and each type and amount of compensation and benefits required by applicable Law in the applicable non-U.S. jurisdiction (whether as an absolute requirement or as a condition to avoiding any penalty, liability, obligation or expense) and (C) for the one-year period immediately following the Closing Date, Purchaser or its Affiliates shall provide to such employees other terms and conditions of employment (including seniority and other service credit) and types and amounts of compensation and benefits (excluding those items subject to clause (B), above) that are no less favorable, in the aggregate, to those provided by Seller and its Affiliates, in each case, immediately prior to the Transfer Date (provided that base salaries, bonus opportunities and wage rates shall be no less favorable than provided immediately prior to the Closing Date) and (ii) with respect to Transferred Employees covered by Labor Contracts, effective from and after the Transfer Date, Purchaser or one of its Affiliates shall comply with applicable Law concerning such Labor Contracts in the context of this Agreement.

        (h) If any Transferred Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with Purchaser or its Affiliates, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Transfer Date, and Seller shall, and shall cause its Affiliates to, take all reasonably necessary or appropriate action at Purchaser’s expense, as reasonably requested by Purchaser, to assist in obtaining any such permits, pass, or other approval prior to the Transfer Date.

        (i) As of the Transfer Date and unless otherwise prohibited by applicable Law, Seller shall provide to Purchaser and its Affiliates all employment records applicable to each Transferred Employee; provided that Purchaser and its Affiliates shall provide Seller and its Affiliates with access to such records of a Transferred Employee to the extent reasonably requested by Seller and/or its Affiliates in connection with any Action involving or otherwise relating to such Transferred Employee. Purchaser and its Affiliates shall ensure that all such records are used only in connection with the employment of such Transferred Employee and shall use commercially reasonable efforts to keep such employment records confidential; provided that Purchaser and its Affiliates shall indemnify and hold harmless Seller and its Affiliates from and against any statutory, common Law or other claims that arise from the use of such employment records other than for employment, compensation or termination-related purposes.

        (j) Unless applicable Law does not permit accrued and unused vacation hours to be carried over to Purchaser, Purchaser shall, or shall cause its relevant Affiliate (including the Company or any Company Subsidiary) to, grant each Transferred Employee paid time off in an amount equal to such accrued and unused vacation hours, as set forth for such Transferred Employee in Section 7.01(j) of the Seller Disclosure Schedule (which shall be provided as soon as reasonably practicable, but no later than 45 Business Days following, the date hereof) and such amount shall be updated by Seller immediately prior to the Closing Date. If such Transferred Employee terminates employment with Purchaser or an Affiliate of Purchaser prior to using such paid time off, Purchaser shall pay such Transferred Employee an amount equal to compensation for any such remaining paid time off (with such paid time off granted pursuant to this Section 7.01(j) deemed to be used first before any further paid time off accrued after the Transfer Date) upon such employment termination equal to the amount of such unused remaining paid time off that such Transferred Employee would have received if Seller’s paid time off policy as of the Closing Date were in effect at the time of such employment termination. If accrued and unused vacation hours are not permitted by Law to be carried over to Purchaser as described in this Section 7.01(k) immediately prior to the Closing Date, Seller shall pay to each Transferred Employee the amount of compensation with respect to the accrued and unused vacation hours that is due and owing to such Transferred Employee as of immediately prior to the Closing Date, as set forth in Section 7.01(j) of the Seller Disclosure Schedule and as updated by Seller immediately prior to the Closing Date.

        (k) As of the Closing Date, Purchaser shall permit each U.S. Transferred Employee who was eligible to participate in a defined contribution plan sponsored by Seller or one of its Subsidiaries that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “Seller 401(k) Plan”) immediately prior to the Transfer Date to elect to transfer to a defined contribution plan sponsored by Arris or one of its Subsidiaries that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “Purchaser 401(k) Plan”), each such U.S. Transferred Employee’s account balance when distributed from the Seller 401(k) Plan, including any outstanding participant loans from the Seller 401(k) Plan, to the Purchaser 401(k) Plan unless such transfer would reasonably be likely to cause the loss of the Purchaser 401(k) Plan’s qualified status (assuming Purchaser’s 401(k) Plan permits or is amended to permit the rollover of any such loan).

SECTION 7.02. Assumption of Assumed Benefit Plans.

        (a) Notwithstanding anything in this Agreement to the contrary, effective as of the Closing, Purchaser shall, or shall cause one of its Affiliates to, assume all of the rights, title, interests, obligations and liabilities under each of the agreements set forth on Section 4.13 of the Seller Disclosure Schedule.

        (b) Effective as of the Closing Date, Purchaser shall, or shall cause one of its Affiliates (which, for the avoidance of doubt, shall for this purpose include the Company and the Company Subsidiaries following the Closing) to, assume sponsorship of, and shall succeed to all of the rights, title and interest (including the rights of Seller or any of its Affiliates, as applicable, if any, as plan sponsor, plan administrator or employer) under, each Assumed Benefit Plan. With respect to each Assumed Benefit Plan, Seller shall, or shall cause one of its Affiliates to, transfer to Purchaser or one of its Affiliates any assets that are set aside in a trust or similar vehicle, funding media or other reserve (other than a bookkeeping or other notional reserve), as well as any insurance benefits that are maintained for the primary purpose of funding such Assumed Benefit Plan, to the extent such assets or insurance benefits relate to such Assumed Benefit Plan. Purchaser and Seller shall use their reasonable commercial efforts to cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing Date in the execution of any documents, adoption of any corporate resolutions or the taking of all actions that are necessary and appropriate to effectuate such sponsorship and related transfers of Assumed Benefit Plans.

SECTION 7.03. Liability for Employees.

        (a) Except as otherwise provided in Article XI of this Agreement, effective from and after the Closing Date, Purchaser shall, and shall cause its Affiliates to, be responsible for, and shall indemnify and hold harmless Seller and its Affiliates from and against, any and all Liabilities or obligations (i) arising under or with respect to any Purchaser Benefit Plan, (ii) with respect to any Transferred Employee to the extent attributable to events or circumstances occurring on or after the Transfer Date (except to the extent arising under or with respect to any Seller Benefit Plan other than an Assumed Benefit Plan), (iii) arising under or with respect to any Assumed Benefit Plan, or (iv) that transfer by operation of Law.,

        (b) Except as otherwise provided in Article XI of this Agreement, effective from and after the Closing Date, Seller shall, and shall cause its Affiliates (other than the Company or any Company Subsidiary) to, be responsible for, and shall indemnify and hold harmless Purchaser and its Affiliates (including the Company and any Company Subsidiary) from and against, any and all Liabilities or obligations (i) arising under or with respect to any Seller Benefit Plan (other than an Assumed Benefit Plan), (ii) with respect to any Transferred Employee to the extent attributable to events or circumstances occurring or existing prior to the Transfer Date (except to the extent arising under or with respect to any Assumed Benefit Plan), (iii) with respect to any individual employed by Seller or its Affiliates who does not become a Transferred Employee (except to the extent arising under or with respect to any Assumed Benefit Plan) and (iv) with respect to any other employee benefit plan within the meaning of Section 3(3) of ERISA of Sellers and its Affiliates other than an Assumed Benefit Plan.

SECTION 7.04. No Employee Rights. Nothing in this Article VII, express or implied, shall confer upon any Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Article VII, express or implied, shall be construed to prevent Purchaser from terminating or modifying to any extent or in any respect any Purchaser Benefit Plan. Nothing in this Article VII, express or implied, or any other provision of this Agreement shall amend, or be deemed to amend, any Benefit Plan (including any Seller Benefit Plan), and nothing in this Article VII, express or implied, or any other provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Benefit Plan (including any Seller Benefit Plan).

ARTICLE VIII

TAX MATTERS

SECTION 8.01. Transfer Taxes. All Transfer Taxes imposed by any Governmental Authority, regardless of the Person on whom such Taxes are imposed, resulting from the Internal Restructuring shall be borne by Seller. All other Transfer Taxes imposed by any Governmental Authority, regardless of the Person on whom such Taxes are imposed, resulting from the transactions contemplated by this Agreement (excluding the Internal Restructuring) shall be borne equally by Seller and Purchaser. Purchaser shall be responsible for the timely filing of any Tax Return relating to Transfer Taxes, except to the extent that Seller is responsible for the filing of any such Tax Return under applicable Law. Seller shall reasonably cooperate with Purchaser and, subject to the other terms of this Agreement, shall take commercially reasonable action reasonably requested by Purchaser that does not cause Seller to incur any material cost in order to minimize Transfer Taxes.

SECTION 8.02. Tax Characterization of Adjustments. Seller and Purchaser agree to treat all payments made either to or for the benefit of the other following the Closing (including any payments made under any indemnity provisions of this Agreement) as adjustments to the Cash Consideration, for all Tax purposes (consistent with Section 6.14 hereof), and that such treatment shall govern for purposes hereof, except as otherwise required by applicable Law.

SECTION 8.03. Tax Returns.

        (a) Straddle Period Tax Returns. For any taxable period of the Company or the Company Subsidiaries that includes (but does not end on) the Closing Date, Purchaser shall timely prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns of the Company or the Company Subsidiaries required to be filed on a basis consistent with past practices of the Business and shall pay (or cause to be paid) all Taxes due with respect to such Tax Returns. If such Tax Returns include Taxes for which the Seller would be required to indemnify Purchaser pursuant to Section 11.07(a), Purchaser shall deliver to Seller, for its review and comment no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions), a copy of any such Tax Return proposed to be filed. Purchaser shall consider in good faith any comment that Seller submits to Purchaser no fewer than ten (10) days prior to the due date of such Tax Return. To the extent Seller is responsible pursuant to Sections 11.07(a) and (c) for any amount of Taxes shown as due with respect to such Tax Returns, Seller shall pay Purchaser such amount at least five (5) days before such Tax Return is due.

         (b) Pre-Closing Tax Returns.

(i) Tax Returns due on or before the Closing Date. Seller shall be responsible for the preparation, filing and payment of all Tax Returns of the Company or a Company Subsidiary due on or before the Closing Date (taking into account applicable extensions).

(ii) Tax Returns due after the Closing Date. For any Tax Return of the Company or a Company Subsidiary for a taxable period that ends on or before the Closing Date and that is required to be filed by the Company or any Company Subsidiary after the Closing Date (taking into account applicable extensions), Seller shall timely prepare such Tax Returns and shall deliver such Tax Return to Purchaser no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions) for Purchaser’s review and comment. Seller shall consider any comments provided by Purchaser on such Tax Return in good faith, and, in the event of any disagreement, such Tax Return shall be filed in accordance with the Seller’s reasonable position, provided that notwithstanding the foregoing, no such Tax Return shall be filed without the prior written consent of Purchaser, such consent not to be unreasonably conditioned, withheld or delayed. Purchaser shall cause such Tax Return to be signed and filed by the Company or the applicable Company Subsidiary. To the extent Seller is responsible pursuant to Section 11.07(a) for any amount of Taxes shown as due with respect to such a Tax Return that is filed by Purchaser after the Closing Date, Seller shall pay Purchaser such amount at least five (5) days before such Tax Return is due.

        (c) For any taxable period of the Company or the Company Subsidiaries that begins after the Closing Date, Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary and shall pay (or cause to be paid) all Taxes due with respect to such Tax Returns.

        (d) Any refund or credit of Taxes, or any tax benefit or reduction (including as a result of any overpayment of Taxes in prior periods) accruing to Purchaser or any of its Affiliates in respect of the Company and the Company Subsidiaries or as a result of the ownership of the Business (each, a “Tax Asset”) attributable to the Pre-Closing Tax Period shall be for the account of Seller; provided, however, that (i) Purchaser shall make an election not to carry back any loss, credit or other Tax benefit incurred in a Post-Closing Tax Period to the Pre-Closing Tax Period, (ii) Purchaser shall not be required to pay Seller pursuant to this Section 8.03(d) to the extent that such refund of offset is used to offset any Taxes for which Seller is liable under Section 11.07 of this Agreement (and which Seller has not yet paid to Purchaser pursuant thereto) and (iii) Purchaser shall not be required to pay Seller pursuant to this Section 8.03(d) unless such refund or credit is in respect of a Tax that was (w) paid prior to the Closing Date by Seller or any of its Affiliates (including the Company and Company Subsidiaries), or paid after the Closing Date by Seller under this Section 8.03, (x) accrued as a liability in Closing Working Capital, (y) included in the calculation of Closing Net Indebtedness, or (z) paid by Seller under Section 11.07. Purchaser shall forward, and shall cause its Affiliates to forward, to Seller, the amount of the relevant Tax Asset within 10 days after such Tax Asset is received or after such Tax Asset is allowed or applied against another Tax Liability, as the case may be.

        (e) On the Closing Date, Purchaser shall cause the Company and each Company Subsidiary to conduct its business in the ordinary course in substantially the same manner as currently conducted and on the Closing Date shall not permit the Company or any Company Subsidiary to effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or as contemplated by this Agreement) that could increase the liability of Seller for Taxes under this Agreement.

SECTION 8.04. Tax Information and Cooperation. After the Closing, Seller and any Affiliate of Seller, and Purchaser and any Affiliate of Purchaser (including the Company and the Company Subsidiaries) shall provide such assistance to the other party, and make available to the other party, as reasonably requested, the books and records, Contracts, documents, information or data, in each case relating to Taxes of the Company and the Company Subsidiaries, and will preserve such books and records, Contracts, documents, information or data until sixty (60) days after the expiration of any applicable statute of limitations (including extensions), provided, however, that neither Seller nor any of its Affiliates nor Purchaser nor any of its Affiliates shall have any obligation pursuant to this Section 8.04 to preserve any information (including Tax Returns) or provide any assistance to Purchaser (in the case of Seller and its Affiliates) or Seller (in the case of Purchaser and its Affiliates) that relates to Taxes that are not exclusively related to the Company and the Company Subsidiaries. In the event that Seller or any Affiliate of Seller or Purchaser or any Affiliate of Purchaser (including the Company and any Company Subsidiaries) needs access to such books, records, Contracts, documents, information or data in the possession of the other party, for purposes of preparing or commenting on Tax Returns in accordance with this Agreement, for complying with or representing the Company’s or the Company Subsidiaries’ interests in any Tax Controversy or other investigative demand by a Governmental Authority, or for any other legitimate Tax-related reason not injurious to the other party (including, in the case of Seller or its Affiliates, an obligation of Seller or its Affiliates to a third party pursuant to the Spin-Off Tax Agreement), such party shall provide copies of such books and records, Contracts, documents, information or data to the other party, or, if so requested, shall provide reasonable access to such books and records, Contracts, documents, information or data during regular business hours at such party’s place of business, and will permit the other party to make extracts and copies thereof as may be necessary or convenient.

SECTION 8.05. Tax Sharing Agreements. Seller shall cause all Tax allocation agreements or Tax sharing agreements with respect to each of the Company and the Company Subsidiaries to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any of the Company and the Company Subsidiaries on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Company and the Company Subsidiaries under any such agreements.

SECTION 8.06. Option Cashouts. For all purposes of this Agreement, the parties hereto agree to treat any payments or transfers of property from Seller or any of Seller’s Affiliates to any Employee in connection with this Agreement with respect to any options, warrants, calls or other rights with respect to the stock of Seller or any of Seller’s Affiliates as occurring on the Closing Date prior to the Seller Contribution. Unless otherwise required by applicable Law, Seller or Seller’s Affiliates (other than the Company and the Company Subsidiaries) shall be treated as the party responsible for any employment or payroll tax withholding in respect of such payments or transfers, and any deduction, exemption, or similar item with respect to such payments or transfers shall not be treated as a reduction or offset to the taxable income of the Company or any Company Subsidiary.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.01. Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

        (a) Each representation and warranty contained in Article V shall be true and correct (i) as of the Closing Date as if restated on and as of such date or (ii) if expressly made as of the date hereof or another date specified therein, as of such date, and Seller shall have received a certificate signed by a senior officer of Purchaser to such effect; provided that for purposes of this Section 9.01(a): (A) any representation or warranty contained in Article V (other than those referred to in clauses (B), (C) and (D) below) shall be deemed to be untrue and incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness has had or would reasonably be expected to have a Purchaser MAE (disregarding for this purpose any reference to materiality or Purchaser MAE contained in any such representation or warranty); (B) any representation or warranty contained in Section 5.02, Section 5.05 or Section 5.06, Section 5.07, clause (A) of Section 5.03 or the last sentence of Section 5.01 shall be deemed to be untrue and incorrect only if such representation or warranty is untrue or incorrect in any material respect (disregarding for this purpose any reference to materiality or Purchaser MAE contained in any such representation or warranty); (C) any representation or warranty contained in Section 5.08 or Section 5.10 shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect, other than in de minimis respects; and (D) any representation or warranty contained in Section 5.11(b) shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect in any respect.

        (b) The transactions described in Article II shall have been completed and the covenants, obligations and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects, except that Purchaser shall have complied in all respects with its obligations under Section 3.04(b)(i) and Section 3.04(b)(ii) to the extent required to be complied with by Purchaser on or before the Closing, and Seller shall have received a certificate signed by a senior officer of Purchaser to such effect.

        (c) The waiting period under the HSR Act shall have expired or terminated and, as and only to the extent listed in Section G of the Seller Disclosure Schedule, such other clearances or waiting period expirations or terminations under such applicable antitrust Laws or foreign investment Laws, if any, shall have been obtained or occurred.

        (d) The Marketing Period shall have expired.

        (e) There shall be no material Governmental Order in existence that precludes the consummation of the Closing.

        (f) The Stock Consideration to be issued hereunder shall have been approved for listing on the Purchaser Stock Exchange, subject to official notice of issuance and Purchaser shall have provided Seller with satisfactory evidence that such listing on the Purchaser Stock Exchange has been approved by the Purchaser Stock Exchange.

        (g) Each of Purchaser and, if applicable, its Affiliates shall have executed and delivered to Seller each of the Ancillary Agreements to which it is a party.

SECTION 9.02. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

        (a) Each representation and warranty contained in Article IV shall be true and correct (i) as of the Closing Date as if restated on and as of such date or (ii) if expressly made as of the date hereof or another date specified therein, as of such date, and Purchaser shall have received a certificate signed by a senior officer of Seller to such effect; provided that for purposes of this Section 9.02(a): (A) any representation or warranty contained in Article IV (other than those referred to in clauses (B), (C) and (D) below) shall be deemed to be untrue and incorrect only if the fact, circumstance, change or event that resulted in such untruth or incorrectness has had or would reasonably be expected to have a Material Adverse Effect (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty); (B) any representation or warranty contained in Section 4.02, Section 4.05, Section 4.17, Section 4.23, clause (A) (with respect to the Company) of Section 4.03 or the last sentence of Section 4.01 shall be deemed to be untrue and incorrect only if such representation or warranty is untrue or incorrect in any material respect (disregarding for this purpose any reference to materiality or Material Adverse Effect contained in any such representation or warranty); (C) any representation or warranty contained in Section 4.04 shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect, other than in de minimis respects; and (D) any representation or warranty contained in Section 4.08(b) shall be deemed to be untrue and incorrect if such representation or warranty is untrue or incorrect in any respect.

        (b) The covenants, obligations and agreements contained in this Agreement to be complied with by Seller at or before the Closing shall have been complied with in all material respects and Purchaser shall have received a certificate signed by a senior officer of Seller to such effect.

        (c) The waiting period under the HSR Act shall have expired or terminated and, as and only to the extent listed in Section G of the Seller Disclosure Schedule, such other clearances or waiting period expirations or terminations under such applicable antitrust Laws or foreign investment Laws, if any, shall have been obtained or occurred.

        (d) The Marketing Period shall have expired.

        (e) There shall be no material Governmental Order in existence that precludes the consummation of the Closing.

        (f) Each of Seller and, if applicable, any of its wholly owned Subsidiaries shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.

        (g) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

ARTICLE X

TERMINATION

SECTION 10.01. Termination Prior to Closing. This Agreement may be terminated at any time prior to the Closing (except as limited as to time in the case of paragraph (b) below):

        (a) by the mutual written consent of Seller and Purchaser;

        (b) by Seller or Purchaser, upon prior written notice to the other party, if the Closing shall not have occurred prior to the date that is 240 days after the date of this Agreement (the “Termination Date”); provided, however, that if on the Termination Date at least one of the conditions set forth in Section 9.01(c) or Section 9.01(e) (as a result of an Governmental Order under the antitrust Laws) shall not have been satisfied, then, at the written election of Seller, the Termination Date may be extended up to six (6) times in the aggregate, each time by a period of one (1) month (and in the case of such extension, any reference to the Termination Date in any other provision of this Agreement shall be a reference to the Termination Date, as extended) and during any such extension period, without limiting its obligations under Section 6.11, Purchaser shall use its reasonable best efforts to extend or replace the Debt Financing; provided, further that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill in any material respect any covenants or agreements of such party set forth in this Agreement was the principal cause of, or directly resulted in, the failure of the Closing to occur on or before the Termination Date;

        (c) by Seller or Purchaser, upon prior written notice to the other party, if any applicable Governmental Authority shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise precludes the consummation of the Closing and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 10.01(c) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action and shall not be in violation of Section 6.04;

        (d) by Purchaser, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform has not been waived in writing by Purchaser and (i) would result in a failure of a condition set forth in Section 9.02 and (ii) (A) cannot be cured by the Termination Date or (B) if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Purchaser’s intention to terminate this Agreement if such breach or failure is not cured) from Purchaser of such breach or failure; provided that Purchaser shall not have a right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 9.01;

        (e) by Seller, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform has not been waived in writing by Seller and (i) would result in a failure of a condition set forth in Section 9.01 and (ii) (A) cannot be cured by the Termination Date or (B) if capable of being cured, shall not have been cured within thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Seller’s intention to terminate this Agreement if such breach or failure is not cured) from Seller of such breach; provided that Seller shall not have a right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 9.02;

        (f) by Seller, if (i) all of the conditions set forth in Section 9.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and (ii) Purchaser fails to complete the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 3.03 and Seller confirmed in writing that (A) all of the conditions set forth in Section 9.01 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at Closing) or will be waived by Seller and (B) it is prepared to consummate the Closing; or

        (g) by Seller, upon (i) the withdrawal, termination or repudiation of the Debt Financing Commitment or (ii) the amendment of the Debt Financing Commitment by a Restricted Financing Commitment Amendment, and such withdrawal, termination or repudiation or amendment has not been cured by Purchaser within the earlier of (x) five (5) Business Days after the date on which such withdrawal, termination, repudiation or amendment occurs and (y) four (4) Business Days prior to the Termination Date.

SECTION 10.02. Effect of Termination Prior to Closing.

        (a) In the event of termination of this Agreement in accordance with Section 10.01, (a) this Agreement shall be null and void and of no further force and effect, except as set forth in this Section 10.02, Section 6.03, Section 6.11(d), Article XII and the Confidentiality Agreement, and (b) such termination shall relieve each party to this Agreement from liability for all violations of this Agreement that occurred prior to such termination other than liability for willful (in the sense that such action was both intentional and known to be a violation of this Agreement) and material breaches of this Agreement prior to such termination.

        (b) If this Agreement is terminated by Seller pursuant to (A) Section 10.01(f) or 10.01(g), and at such time the conditions set forth in Section 9.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and other than those conditions that Purchaser’s breach of this Agreement have caused not to be satisfied), or (B) Section 10.01(e), then Purchaser will pay Seller an amount equal to $117,500,000 (the “Purchaser Termination Fee”).

        (c) If this Agreement is terminated by either Purchaser or Seller (A) pursuant to Section 10.01(c), only in connection with any Governmental Order or action by a Governmental Authority with respect to antitrust Laws or (B) pursuant to Section 10.01(b) and, in the case of this clause (B), (i) at the time of such termination, the conditions set forth in at least one of Section 9.02(c) or Section 9.02(e) (as a result of a Governmental Order with respect to antitrust Laws) shall not have been satisfied and (ii) all other conditions to the obligations of Purchaser to consummate the Closing set forth in Section 9.02 have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur), then Purchaser will pay Seller an amount equal to $117,500,000 (the “Regulatory Termination Fee”).

        (d) In the event the Purchaser Termination Fee or the Regulatory Termination Fee is payable such fee will be paid to Seller by Purchaser in immediately available funds within two (2) Business Days after the date on which this Agreement is terminated pursuant to Section 10.01.

        (e) Purchaser acknowledges and agrees that the agreements contained in Section 10.02(b), Section 10.02(c) and Section 10.02(d) are an integral part of the transactions contemplated hereby, and that without these agreements, Seller would not enter into this Agreement; accordingly, if Purchaser fails to promptly pay the Purchaser Termination Fee or Regulatory Termination Fee, as applicable, when due and, in order to obtain such payment, Seller commences an Action that results in a judgment against Purchaser for the Purchaser Termination Fee or Regulatory Termination Fee or any portion thereof, Purchaser shall pay to Seller the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Seller in connection with such Action, together with interest on the amount of such Purchaser Termination Fee or Regulatory Termination Fee, as applicable, or portion thereof at the prime rate as published by the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment.

        (f) Notwithstanding anything to the contrary in this Agreement, if Purchaser fails to effect the Closing when required by Section 3.03 for any or no reason or otherwise breaches this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then, (i) except for the right of Seller to an injunction, specific performance or other equitable relief pursuant to, and only to the extent expressly permitted by, Section 12.13, the sole and exclusive remedy of Seller and its Affiliates (whether at law, in equity, in contract, in tort or otherwise) against Purchaser and any of its respective former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, Financing Sources or assignees (each, a “Related Party”, and collectively, the “Related Parties”) or any Related Party of any Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Purchaser Termination Fee or the Regulatory Termination Fee, in each case, only to the extent provided by Section 10.02(b), Section 10.01(c) and Section 10.02(d) and the costs and expenses as provided in Section 6.11(d), and (ii) except as provided in the immediately foregoing subclause (i), none of the Related Parties or any Related Party of a Related Party shall have any liability to Seller or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing Commitments or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Purchaser and Seller acknowledge and agree that in no event will Purchaser be required to pay the Purchaser Termination Fee or the Regulatory Termination Fee on more than one occasion and that only one of the Purchaser Termination Fee or the Regulatory Termination Fee shall be payable by Purchaser. Following termination of this Agreement and the payment of the Purchaser Termination Fee or the Regulatory Termination Fee, to the extent required by Section 10.02(b), Section 10.02(c) and Section 10.02(d) and the costs and expenses provided in Section 6.11(d), none of the Related Parties or any Related Party of any Related Party shall have any further liability to Seller or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing Commitments or in respect of any other document or theory of law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Related Parties or any Related Party of any Related Party shall have any further liability to Seller or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE XI

INDEMNIFICATION

SECTION 11.01. Indemnification; Remedies.

        (a) From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates (collectively, the “Purchaser Indemnified Persons”) from and against any and all losses actually suffered, incurred or sustained by any of them (without duplication for any indemnification that may be sought under more than one clause of this Section 11.01(a)) that result from, relate to or arise out of:

(i) any breach of Seller’s representations and warranties contained in this Agreement;

(ii) any breach of Seller’s covenants contained in this Agreement or any Ancillary Agreement;

(iii) any payments made by the Company for royalties that are at least 60 days past due as of the Closing Date (provided that the indemnity obligation under this Section 11.01(a)(iii) shall be limited to reimbursement of the actual amount paid by the Company and shall, in no event, exceed, in the aggregate, the amount accrued on the balance sheet of the Company, as of the Closing Date, prepared in a manner consistent with the Unaudited Financial Statements; or

(iv) any Retained Liabilities (other than the Specified Retained Litigation) or Excluded Assets;

provided that all matters relating to Taxes shall be governed exclusively by Section 11.07.

        (b) From and after the Closing, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against (1) any and all losses actually suffered by the Business as a result of any court order or settlement agreement finally resolving the Specified Retained Litigation, including damages actually suffered as a result of injunctive relief awarded by any such court order, (2) any legal fees and out-of-pocket costs incurred by the Business in connection with the defense of the Specified Retained Litigation, including any redesigns implemented at the request of Seller in accordance with this Section 11.01(b), and (3) out-of-pocket costs associated with reimbursement for direct damages, legal fees, and other out-of-pocket costs that the Business is required to pay pursuant to any obligation to indemnify its customers as a result of any Specified Retained Litigation against such customers (collectively, “Specified Retained Litigation Damages”), subject to each of the following:

(i) The obligation to indemnify under this Section 11.01(b) shall apply only to the extent the Specified Retained Litigation Damages arise from either past Products or current Products as of the Closing Date (“Current Products”) of the Business or redesigned, modified or new versions of Current Products that are alleged to infringe the Specified Retained Litigation Patents but only to the extent that such redesigned, modified or new versions have the same accused functionality as the past Products or Current Products that is presently at issue in the Specified Retained Litigation (together, the “Specified Products”).

(ii) Purchaser shall implement in a timely manner all redesigns with respect to the Business intended to avoid infringement of the Redesign Patents that Seller reasonably requests Purchaser to implement. Purchaser and Seller shall cooperate, from and after the Closing, in good faith in the design and implementation of any such redesigns. The Purchaser Indemnified Persons shall not implement any redesigns in respect of the Business that are intended to avoid infringement of the Redesign Patents without the prior written consent of Seller, not to be unreasonably withheld, and Seller’s indemnification obligation under this Section 11.01(b) shall be reduced to the extent any Specified Retained Litigation Damages are caused by any failure by the Purchaser Indemnified Parties to comply with this Section 11.01(b)(ii).

(iii) Seller’s indemnification obligations with respect to Specified Retained Litigation Damages payable under this Section 11.01(b) in respect of the Cost Share Litigation shall be subject to the following:

(A) Purchaser and Seller shall each be responsible for 50% of the first $50,000,000 of Specified Retained Litigation Damages in respect of any past infringement by Current Products of the Business, and Seller shall be responsible for 100% of any such Specified Retained Litigation Damages thereafter.

(B) Purchaser and Seller shall each be responsible for 50% of the first $50,000,000 of Specified Retained Litigation Damages in respect of future royalty payments to the Cost Share Patent Holders or the cost of devising and implementing redesigns intended to avoid infringement, and Seller shall be responsible for 100% of any such Specified Retained Litigation Damages thereafter.

(C) If and to the extent Seller or any of its Affiliates from the date hereof until the Closing (or, from and after the Closing, Seller or any of its Affiliates) makes payments to the plaintiffs in the Cost Share Litigation in circumstances where such payments would have been Specified Retained Litigation Damages had such payments been made by the Business after the Closing, then Purchaser shall reimburse Seller and such Affiliates promptly for such payments, without set off, to the extent that Purchaser would have had to bear responsibility (without indemnification) for such payments pursuant to clause (A) or (B) above had such payments been made by the Business after the Closing (it being understood that any such reimbursement that relates to payments made before the Closing shall not be made until the Closing and shall not be owing at all if this Agreement terminates without the Closing having occurred).

(D) Notwithstanding anything in this Agreement to the contrary (including the provisions of Section 6.01), it is understood that, between the date of this Agreement and the Closing Date, (1) Seller shall be permitted to implement or commit to implement reasonable redesigns with respect to the Business intended to avoid infringement of the Redesign Patents and (2) the conduct of the defense and the settlement of the Actions referenced in the Specified Retained Litigation shall be treated in accordance with Section 11.02(c).

(c) Seller’s indemnification obligation under Section 11.01(a) and Section 11.01(b) shall be subject to each of the following:

(i) With respect to indemnification under Section 11.01(a) (other than clauses (ii) (with respect to any covenant for indemnification payment of cash or delivery of shares), (iii) and (iv) thereof), such obligation to indemnify shall terminate (A) with respect to the representations and warranties in Section 4.01 (Organization) (first sentence only), Section 4.02 (Authorization; Due Execution; Validity), Section 4.04 (Ownership and Possession of Shares), Section 4.05 (Capitalization) and Section 4.17 (Brokers or Finders) (the “Seller Fundamental Representations”), upon the expiration of the applicable statute of limitations, (B) with respect to the representations and warranties in Section 4.15 (Environmental) and Section 4.18 (Intellectual Property), upon the third anniversary of the Closing, and (C) with respect to all other representations and warranties and covenants, upon the eighteen month anniversary of the Closing, in each case unless before such date a Purchaser Indemnified Person has provided Seller with an applicable Claim Notice;

(ii) There shall be no obligation to indemnify under Section 11.01(a) (other than clauses (ii) (with respect to any covenant for indemnification payment of cash or delivery of shares), (iii) and (iv) thereof or for losses arising under the Seller Fundamental Representations) unless the aggregate of all losses for which Seller, but for this clause (ii), would be liable under Section 11.01(a) (other than clause (iii) thereof or for losses arising under the Seller Fundamental Representations) exceeds on a cumulative basis an amount equal to $23,500,000 (the “Deductible”), and then only to the extent of such excess;

(iii) There shall be no obligation to indemnify under Section 11.01(a) (other than clauses (ii) (with respect to any covenant for indemnification payment of cash or delivery of shares), (iii) and (iv) thereof or for losses arising under the Seller Fundamental Representations) for any claim or series of related claims where the losses relating thereto are less than $1,762,500 (it being understood that any such claim or series of related claims for which the losses relating thereto are less than $1,762,500 shall not be aggregated for purposes of the immediately preceding clause (ii));

(iv) There shall be no obligation to indemnify under Section 11.01(a) (other than clauses (ii) (with respect to any covenant for indemnification payment of cash or delivery of shares), (iii) and (iv) thereof or for losses arising under the Seller Fundamental Representations) for any amount that when aggregated with all other amounts payable as a result of indemnification under Section 11.01(a) (other than clauses (ii) (with respect to any covenant for indemnification payment of cash or delivery of shares) and (iii) thereof or for losses arising under the Seller Fundamental Representations) would be in excess of $235,000,000 (the “Cap”);

(v) Other than in respect of the Settled Matter, there shall be no obligation to indemnify under Section 11.01(a) or Section 11.01(b) to the extent that any claim for indemnification relates to an amount of any reserve or accrual reflected or included in the Financial Statements, taking into account any reduction in such reserve or accrual reflected in the Closing Statement;

(vi) For purposes of Section 11.01(a) and Section 11.01(b), all losses shall be reduced by (A) the amount of any insurance proceeds actually received by Purchaser or any Purchaser Indemnified Person with respect to such loss, including proceeds received by Purchaser pursuant to Section 6.05(c) (calculated net of any out-of-pocket costs incurred by such Purchaser Indemnified Person in collecting such amount and net of the present value of any increase in applicable insurance premiums incurred directly as a result of the claim or claims that resulted in such recovery), (B) any indemnity, contribution or other similar payment actually received by Purchaser or any Purchaser Indemnified Person by any third party with respect to such loss (it being understood that Purchaser shall, or shall cause the applicable Purchaser Indemnified Party to, use its reasonable best efforts to collect any such indemnity, contribution or other similar payment), and (C) if, in Purchaser’s good faith determination, such losses give rise to any net reduction of income Taxes of Purchaser or any Purchaser Indemnified Person, an amount equal to 37% multiplied by the deductible portion of such loss, as determined by Purchaser;

(vii) The obligation to indemnify under Section 11.01(a)(i) with respect to any breach of the representations and warranties contained in Section 4.15 (Environmental) (each, an “Environmental Claim”) shall be limited to the lowest cost, reasonable, alternative on the basis of the minimum necessary to comply with applicable Environmental Laws as enforced in relation to the relevant Environmental Claim. Taking no action shall constitute an acceptable lowest cost alternative if, after investigation, taking no action is determined to be consistent or otherwise allowed under applicable Environmental Laws and such inaction is not prohibited by relevant Governmental Authorities. Notwithstanding anything herein to the contrary, the Purchaser Indemnified Persons shall not be entitled to claim or seek indemnity with respect to any Environmental Claim under this Agreement to the extent that such Environmental Claim arises out of, is triggered by or relates to (1) any development, modification or change of use of any of the assets or properties of the Business after the Closing to a use other than the continued operation of the Business or the continuation of the activities necessary to support the Business as it was conducted prior to the Closing; or (2) any temporary or permanent cessation of any operations or any closure by Purchaser Indemnified Persons of any of the facilities, structures, plants or equipment after the Closing; and

(viii) There shall be no obligation to indemnify under Section 11.01(a)(i) with respect to any breach of the representations and warranties contained in Section 4.15 (Environmental) for any losses to the extent such losses are triggered by any invasive activity by or on behalf of Purchaser or its Affiliates unless such activity is both (A) in compliance with all applicable lease agreements and (B) conducted for purposes of (1) legitimate business activities separate from uncovering a breach of a representation or warranty or (2) complying with, or preventing a violation of, a requirement of applicable Environmental Law that would be violated if such invasive investigation did not occur at such time.

        (d) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Persons”) from and against any and all losses actually suffered, incurred or sustained by any of them (without duplication for any indemnification that may be sought under more than one clause of this Section 11.01(d)) that result from, relate to or arise out of:

(i) any breach of Purchaser’s representations and warranties contained in this Agreement;

(ii) any breach of Purchaser’s covenants contained in this Agreement or any Ancillary Agreement; or

(iii) the operation of the Business from and after the Closing (including, for the avoidance of doubt, the Included Assets and their related Liabilities) except to the extent a Purchaser Indemnified Person is entitled to indemnification under Section 11.01(a) or Section 11.01(b) for such matter.

provided that all matters relating to Taxes shall be governed exclusively by Section 11.07.

(e) Purchaser’s indemnification obligation under Section 11.01(d) shall be subject to each of the following:

(i) With respect to indemnification under Section 11.01(d) (other than clauses (ii) and (with respect to any covenant for indemnification payment of cash or delivery of shares) and (iii) thereof), such obligation to indemnify shall terminate (A) with respect to the representations and warranties in Section 5.01 (Organization and Good Standing) (first sentence only), Section 5.02 (Authorization; Due Execution; Validity), Section 5.06 (Brokers or Finders) and Section 5.10 (Capitalization; Stock Consideration) (the “Purchaser Fundamental Representations”), upon the expiration of the applicable statute of limitations and (B) with respect to all other representations and warranties and covenants, upon the eighteen month anniversary of the Closing, in each case unless before such date a Seller Indemnified Person has provided Purchaser with an applicable Claim Notice;

(ii) There shall be no obligation to indemnify under Section 11.01(d) (other than clauses (ii) (with respect to any covenant for indemnification payment of cash or delivery of shares) and (iii) thereof or for losses arising under the Purchaser Fundamental Representations) unless the aggregate of all losses for which Purchaser, but for this clause (ii), would be liable under Section 11.01(d) (other than clauses (ii) and (iii) thereof or for losses arising under the Purchaser Fundamental Representations) exceeds on a cumulative basis an amount equal to the Deductible, and then only to the extent of such excess;

(iii) There shall be no obligation to indemnify under Section 11.01(d) (other than clauses (ii) (with respect to any covenant for indemnification payment of cash or delivery of shares) and (iii) thereof or for losses arising under the Purchaser Fundamental Representations) for any claim or series of related claims where the losses relating thereto are less than $1,762,500 (it being understood that any such claim or series of related claims for which the losses relating thereto are less than $1,762,500 shall not be aggregated for purposes of the immediately preceding clause (ii)); and

(iv) There shall be no obligation to indemnify under Section 11.01(d) (other than clauses (ii) (with respect to any covenant for indemnification payment of cash or delivery of shares) and (iii) thereof or for losses arising under the Purchaser Fundamental Representations) for any amount that when aggregated with all other amounts payable as a result of indemnification under Section 11.01(d) (other than clauses (ii) (with respect to any covenant for indemnification payment of cash or delivery of shares) and (iii) thereof or for losses arising under the Purchaser Fundamental Representations) would be in excess of the Cap.

        (f) Solely for purposes of determining the amount of losses resulting from, relating to or arising out of a breach of the representations and warranties of Seller and Purchaser under this Article XI (and not for determining whether a breach of such representations and warranties has occurred), the representations and warranties of Seller and Purchaser shall not be deemed qualified by any reference to materiality or Material Adverse Effect.

SECTION 11.02. Notice of Claim; Defense.

        (a) If (i) any third party or Governmental Authority institutes, threatens or asserts any action that may give rise to losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article XI (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim (a “Direct Claim”), then, in case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying (to the extent known) the nature of such claim and the amount, or a good faith estimate of the amount, of all related losses (a “Claim Notice”); provided, however, that any failure to give such Claim Notice or to provide any such facts or amounts shall not affect the rights of the indemnified parties except to the extent that such failure actually prejudices the Indemnifying Party.

        (b) In the event of a Third-Party Claim (excluding any Third-Party Claim arising under Section 11.01(b)), the Indemnifying Party may elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Action and shall pay the fees, charges and disbursements of such counsel. Should the Indemnifying Party so elect to assume the defense of such Third-Party Claim, the Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Action, provided that (i) the Indemnifying Party may elect to control the defense of the Indemnified Parties in connection with such Action, and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party’s counsel in connection with such Action. The Indemnifying Party shall have the right to settle, compromise or discharge such Third-Party Claim either (A) with the prior written consent of the applicable Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) or (B) without any Indemnified Party’s consent if such settlement, compromise or discharge (x) provides for no relief relating to the Indemnified Parties other than the payment of monetary damages and such monetary damages are paid in full by the Indemnifying Party, (y) involves no finding or admission of any breach or violation by any Indemnified Party and (z) includes an express release of the Indemnified Party from all liability arising from such Third-Party Claim or Action. Notwithstanding the foregoing, if (1) the Indemnifying Party elects not to retain counsel reasonably satisfactory to the relevant Indemnified Parties and assume control of such defense within a reasonable period of time or (2) both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Action and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Action and assume control of the defense of the Indemnified Parties in connection with such Action, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party. Whether the Indemnifying Party or the Indemnified Party controls the defense of such Third-Party Claim, the parties hereto shall reasonably cooperate in the defense thereof in accordance with Section 11.02(d). Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Action that is entered into without its prior written consent. This Section 11.02(b) shall not apply in the case of any Tax Controversy or Actions referenced in the Specified Retained Litigation.

        (c) Seller shall control the defense of the Actions referenced in the Specified Retained Litigation (and any related customer indemnification claims) in all respects, including any decision whether to appeal. Notwithstanding the foregoing sentence, Seller shall have the right to settle, compromise or discharge the Actions referenced in the Specified Retained Litigation (and any related customer indemnification claims) only (A) with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and shall be subject to Purchaser’s obligations under Section 11.01(b), provided, that Purchaser’s withholding, conditioning or delaying of consent shall be deemed unreasonable if based on the settlement, compromise or discharge (i) not providing a license or other grant of rights under Intellectual Property (including by means of covenants not to sue) for any operations, businesses, products, product lines or services other than the Specified Products or (ii) including a non-exclusive license or other grant of rights under Patents included in Company Intellectual Property (including by means of covenants not to sue) so long as the Business receives the benefit of a license or other grant of rights under the Specified Retained Litigation Patents (including by means of covenants not to sue) asserted in the Specified Retained Litigation that is the subject of such settlement, compromise or discharge, or (B) without Purchaser’s consent if such settlement, compromise or discharge (x) provides for no relief relating to any Purchaser Indemnified Person other than the payment of monetary damages, including royalty payments, and (y) involves no finding or admission of any breach or violation by any Purchaser Indemnified Person. Purchaser shall fully cooperate with Seller in the defense of the Actions referenced in the Specified Retained Litigation (and any related customer indemnification claims), including, without limitation, as provided in Section 6.06 and Section 11.02(d).

        (d) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its employees, counsel, experts and representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties); provided that the Indemnifying Party shall take reasonable precautions so as not to jeopardize any privilege reasonably available to an Indemnified Party in respect of any of its records.

        (e) In the event of a Direct Claim, within thirty (30) calendar days of delivery of a Claim Notice to the Indemnifying Party, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within such 30-day period, such dispute shall be resolved by litigation in a court of competent jurisdiction pursuant to Section 12.10.

SECTION 11.03. No Duplication; Exclusive Remedy.

        (a) Any liability for indemnification hereunder shall be determined without duplication of recovery (i) by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement (and for purposes of clarity there shall be no liability for a breach of any covenant that has the effect of maintaining the truth or correctness of any representation or warranty or of notifying a party about any untruth or incorrectness of any representation or warranty other than what may available for the breach of such underlying representation or warranty) or (ii) to the extent such liability was already taken into account under Section 3.05.

        (b) From and after the Closing and except as expressly provided in Section 3.05 and except for the remedy of specific performance, the exclusive remedy of Purchaser and the other Purchaser Indemnified Parties and Seller and the other Seller Indemnified Persons in connection with this Agreement and the transactions contemplated hereby (except with regard to any remedies set forth in the Ancillary Agreements) (whether under this Agreement or arising under common law or any other Law) shall be as provided in this Article XI, including any claim or right of contribution that is premised on the ownership or use of assets of the Company or any Company Subsidiary by Seller or any of its Subsidiaries before the Closing.

SECTION 11.04. Limitation on Set-Off.

        (a) Purchaser shall not have any right to set off any unresolved indemnification claim pursuant to this Article XI against, and there shall not otherwise be any right to set off or counterclaim in the event of the non-performance of any obligation to make, (a) any payment due pursuant to Article III, (b) any payment due under the Transition Services Agreement or any other Ancillary Agreement, or (c) any payment due pursuant to Section 6.10, Section 6.11(d) or Section 6.12.

        (b) Seller shall not have any right to set off any unresolved indemnification claim pursuant to this Article XI against, and there shall not otherwise be any right to set off or counterclaim in the event of the non-performance of any obligation to make, any payment due pursuant to Article III.

SECTION 11.05. Mitigation.

        (a) Purchaser and Seller shall (and shall cause their respective Affiliates to) cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party under this Article XI, including, in the case of the Indemnified Party, by making commercially reasonable efforts to mitigate such claim or liability, whether by seeking claims against a third party, an insurer or otherwise.

        (b) For the avoidance of doubt, no party shall be liable under Section 11.01(a), Section 11.01(c)-(f) or Sections 11.02-11.07 of this Article XI for exemplary, special, indirect, consequential, remote, speculative, punitive or treble damages, lost profits or internal costs, except, in the case of a Third-Party Claim, to the extent actually recovered by such third party.

SECTION 11.06. Potential Contributors. If an Indemnified Party receives any payment from an Indemnifying Party in respect of losses and the Indemnified Party could have recovered all or a part of such losses from a third party based on the underlying claim or demand asserted against such Indemnifying Party, then such Indemnified Party shall transfer such of its rights to proceed against such third party as are necessary to permit such Indemnifying Party to recover from such third party the amount of such payment.

SECTION 11.07. Tax Indemnification.

        (a) From and after the Closing Date, Seller shall indemnify the Purchaser Indemnified Persons against and hold them harmless from any losses arising from, relating to or otherwise in respect of, except as provided in Section 11.07(b), (x) any Taxes (i) imposed on the Company or any Company Subsidiary for a Pre-Closing Tax Period, (ii) imposed on the Company or any Company Subsidiary as a result of its inclusion with any Person, prior to the Closing Date in a consolidated, combined, affiliated or unitary Tax group, or an integrated fiscal unit, by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, (iii) of any Person for the Pre-Closing Tax Period imposed on the Company or any Company Subsidiary arising under the principles of transferee or successor liability, relating to an event or transaction occurring on or before the Closing Date, and (iv) for the Pre-Closing Tax Period for which the Company or a Company Subsidiary is liable as a result of any tax sharing, tax indemnity or tax allocation agreement, and (v) imposed on the Company or a Company Subsidiary on the transactions comprising the Internal Restructuring; (y) any Transfer Taxes for which Seller is liable under Section 8.01, and (z) any Taxes for a Post-Closing Tax Period of the Company or any Company Subsidiary resulting from a failure of the sum of the total Cash Consideration, the value of the Stock Consideration and the assumed liabilities to exceed the aggregate of the Company’s and each Company Subsidiary’s Inside Tax Basis immediately prior to the Seller Contribution (in each case, except to the extent such Taxes are reflected in the calculation of the Closing Net Indebtedness or Closing Working Capital, or were previously paid by Seller to Purchaser pursuant to Section 8.03).

        (b) From and after the Closing Date, Purchaser, the Company and the Company Subsidiaries shall, jointly and severally, indemnify the Seller Indemnified Persons and hold them harmless from any losses arising from, relating to or otherwise in respect of (i) any Taxes imposed on, the Company or any Company Subsidiary with respect to a Post-Closing Tax Period, (ii) any Taxes that may be imposed on the Business as a result of being a member of a consolidated, combined, unitary or similar group of corporations or other taxpayers at any time after the Closing (other than by reason of a failure to complete the Internal Restructuring prior to the Closing), or (iii) any Transfer Taxes for which Purchaser is liable under Section 8.01

        (c) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes or Taxes that are based on or related to income or receipts), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

        (d) To the extent that any indemnification provided for in this Section 11.07 may overlap or conflict with any indemnification contained in Section 11.01(a), the provisions of this Section 11.07 shall govern.

        (e) Procedures Relating to Indemnification of Tax Claims.

(i) Promptly after a party (the “Tax Indemnified Party”) becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under Section 11.07 (a “Tax Controversy”) by it against the other party (the “Tax Indemnifying Party”), the Tax Indemnified Party shall notify the Tax Indemnifying Party of the Tax issue and thereafter shall promptly forward to the Tax Indemnifying Party copies of the relevant portion of any notice or other document received from any Taxing Authority and communications with any Taxing Authority relating to such Tax Controversy; provided, however, that a failure to give such notice will not affect the Tax Indemnified Party’s rights to indemnification under this Article XI, except to the extent that the Tax Indemnifying Party is prejudiced thereby. In the event that after the Closing Date, any Tax Indemnified Party pays any Tax that is the responsibility of the Tax Indemnifying Party pursuant to Sections 11.07(a), 11.07(b), or 11.07(c), such Tax Indemnifying Party shall within five (5) Business Days reimburse the Tax Indemnified Party; provided that the Tax Indemnified Party has complied with the provisions of this Section 11.07(e) and has given documentation to the Tax Indemnifying Party establishing the fact and the amount of payment.

(ii) Except as otherwise provided in this Section 11.07(e)(ii), after the Closing Date, Purchaser shall control the conduct, through counsel of its own choosing, of any Tax Controversy with respect to the Company or any of the Company Subsidiaries relating to a Post-Closing Tax Period. In the case of a Tax Controversy after the Closing Date that relates to Taxes of the Company or a Company Subsidiary for which Seller would be required to indemnify Purchaser pursuant to Section 11.07(a), Seller shall control the handling, settling or contesting of any such Tax Controversy. Seller shall notify Purchaser of any impending settlement, compromise and/or concession of any Tax Controversy (or portion thereof) controlled by Seller pursuant to this Article XI). In the case of a Tax Controversy with respect to a Straddle Period and for which Seller would be required to indemnify Purchaser pursuant to Section 11.07(a), Purchaser and Seller shall jointly represent their interests in such Tax Controversy, shall employ counsel of their mutual choice and shall cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any such Tax Controversy. Purchaser and Seller shall mutually agree on any settlement or other disposition of the Tax Controversy with respect to a Straddle Period. In the event Purchaser and Seller are unable to agree regarding any aspect of the conduct of any such Tax Controversy, the decision shall be made by counsel employed (and agreed by both parties) to pursue such Tax Controversy on the basis of counsel’s good faith judgment regarding the course of action that would produce the overall lowest present value of Tax and litigation cost to the parties. Any such Tax Controversy expenses with respect to a Straddle Period shall be borne by Purchaser and Seller in the same proportion as such related Taxes are borne by Purchaser and Seller in accordance with Section 11.07(c). The Tax Indemnifying Party shall keep the Tax Indemnified Party reasonably informed as to the progress of any Tax proceeding with respect to a Tax Controversy to the extent such Tax proceeding relates to Taxes payable by or with respect to the Company and the Company Subsidiaries and shall consider in good faith any written comments or suggestions regarding such Tax proceeding from the Tax Indemnified Party.

        (f) For purposes of this Section 11.07, all losses in respect of Taxes shall be reduced by (i) any indemnity, contribution or other similar payment payable to Purchaser or any Purchaser Indemnified Person by any third party with respect to such loss, and (ii) if, in Purchaser’s good faith determination, such losses give rise to any net reduction of income Taxes of Purchaser or any Purchaser Indemnified Person, an amount equal to 37% multiplied by the deductible portion of such loss, as determined by Purchaser.

        (g) Seller’s indemnity obligations under this Section 11.07 shall survive until the expiration of the applicable statute of limitation, and such indemnity obligations shall not be subject to any of the limitations set forth in Section 11.01(b).

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.01. Waiver. Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

SECTION 12.02. Expenses.

        (a) Except as otherwise provided in this Agreement or the Ancillary Agreements, the parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

        (b) Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.

SECTION 12.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

        (a) if to Seller or Guarantor:

  General Instrument Holdings, Inc. or Motorola Mobility LLC (as applicable)

  c/o Google Inc.

  1600 Amphitheatre Parkway

  Mountain View, CA 94043

  Facsimile: (650) 887-1790

  Attention:     Christine Flores

                         Jeremiah Gordon

  with a copy, which does not constitute notice, to:

  Cleary Gottlieb Steen & Hamilton LLP

  One Liberty Plaza

  New York, NY 10006

  Facsimile:     (212) 225-3999

  Attention:     Ethan A. Klingsberg, Esq.

                         Glenn P. McGrory, Esq.

        (b) if to Purchaser:

  ARRIS Group, Inc.

  3871 Lakefield Drive

  Suwanee, GA 30024

  Facsimile:     (678) 473-8470

  Attention:       Lawrence A. Margolis

  with a copy, which does not constitute notice, to:

  Troutman Sanders LLP

  600 Peachtree Street, NE, Suite 5200

  Atlanta, GA 30308

  Facsimile:     (404) 962-6743

  Attention:       W. Brinkley Dickerson, Jr., Esq.

                           Patrick W. Macken, Esq.

SECTION 12.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 12.06. Entire Agreement. This Agreement (including the Seller Disclosure Schedule in final form), together with the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

SECTION 12.07. Assignment. Neither party may transfer any of its rights or obligations hereunder, without the prior written consent of the other party; provided, however, that Purchaser may (a) assign any or all of its rights and interests hereunder to one or more of its Subsidiaries or (b) designate one or more of its Subsidiaries to perform its obligations hereunder, in each case, if Purchaser nonetheless remains fully responsible for the performance of their respective obligations hereunder. Any transfer in violation of this Section 12.07 shall be null and void. Purchaser may assign its rights hereunder to Financing Sources for collateral purposes, provided that Purchaser nonetheless remains fully responsible for the performance of their respective obligations hereunder.

SECTION 12.08. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the Persons specified in Section 6.06(c), Section 6.10(c), Section 6.11(c) and Section 6.12 shall be beneficiaries of Purchaser’s obligations specified therein and the Persons specified in Section 6.10(d) shall be beneficiaries of Seller’s obligations specified therein and that the Purchaser Indemnified Persons and Seller Indemnified Persons shall be beneficiaries of Seller’s or Purchaser’s obligations specified in Article XI, respectively and that the Financing Sources shall be beneficiaries of Section 10.02(f), Section 12.10 and Section 12.12.

SECTION 12.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Purchaser, Seller and Guarantor.

SECTION 12.10. Governing Law; Submission to Jurisdiction.

        (a) This Agreement and any dispute arising out of or relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

        (b) To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or in any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided for notices in Section 12.03 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The preceding sentence shall not limit the jurisdiction of the Accounting Arbitrator set forth in Section 3.05, although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction and judgments of the Accounting Arbitrator.

SECTION 12.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.12. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation, directly or indirectly, arising out of or relating to this Agreement or any transaction contemplated by this Agreement. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 12.12.

SECTION 12.13. Enforcement.

        (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Except as otherwise set forth in this Section 12.13, Purchaser and Seller acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 10.01, Purchaser and Seller shall be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 12.10, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that Seller shall not be entitled to obtain specific performance of Purchaser’s obligation to consummate the Closing pursuant to Section 3.03 unless each of the following conditions are satisfied: (i) all of the conditions set forth in Section 9.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing, (iii) Purchaser has failed or indicated that it will fail to complete the Closing in accordance with Section 3.03 and (iv) Seller has confirmed to Purchaser in writing that if specific performance is granted and the Debt Financing is funded, and Purchaser otherwise complies with its obligations hereunder, then the Closing will occur.

        (b) Nothing set forth in this Section 12.13 shall require Seller to institute any proceeding for (or limit Seller’s right to institute any proceeding for) specific performance under this Section 12.13 prior or as a condition to exercising any termination right under Section 10.01 or receiving the Purchaser Termination Fee following such termination, nor shall the commencement of any legal proceeding pursuant to this Section 12.13 or anything set forth in this Section 12.13 restrict or limit Seller’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

        (c) To the extent any party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 10.02 hereof) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action (it being understood that this Section 12.13(c) shall not be deemed to alter, amend, supplement or otherwise modify the terms of the Debt Financing Commitment (including the expiration or termination provisions thereof)).

SECTION 12.14. Performance Guaranty. Guarantor hereby guarantees the performance and discharge by Seller of, and compliance by Seller with, all of the obligations, covenants, representations, warranties, and undertakings of Seller under this Agreement and any other Transaction Documents to which Seller is a party in accordance with the terms hereof and thereof.

SECTION 12.15. No Presumption. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL INSTRUMENT HOLDINGS, INC.

By:	/s/ Vanessa Wittman
Name: Vanessa Wittman
Title: Chief Financial Officer and Treasurer

MOTOROLA MOBILITY LLC

By:	/s/ Dennis Woodside
Name: Dennis Woodside
Title: President, Chief Executive Officer and Secretary

ARRIS GROUP, INC.

By:	/s/ Robert J. Stanzione
Name: Robert J. Stanzione
Title: Chairman & CEO

ARRIS ENTERPRISES I, INC.

By:	/s/ Robert J. Stanzione
Name: Robert J. Stanzione
Title: Chairman & CEO

ARRIS ENTERPRISES II, INC.

By:	/s/ Robert J. Stanzione
Name: Robert J. Stanzione
Title: Chairman & CEO

Acquisition Agreement Signature Page